                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]Preliminary Proxy Statement
                                          [_]CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
[_]Definitive Proxy Statement                RULE 14A-6(E)(2))

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       COLE TAYLOR FINANCIAL GROUP, INC.
               (Name of Registrant as Specified in Its Charter)


   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[_]$125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
   Item 22(a)(2) of Schedule 14A.

[_]$500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[X]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share, of Cole Taylor Financial Group, Inc. and Common Stock, par value $0.01 per share, of Cole Taylor Bank

  (2) Aggregate number of securities to which transaction applies: Not less than 4,000,000 nor more than 4,500,000 shares of common stock of Cole Taylor Financial Group, Inc. and 1,500,000 shares of common stock of Cole Taylor Bank

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Pursuant to Rule 0-11(c)(2), the underlying value of the transaction is determined based upon the value of cash and property to be received by Registrant as follows: $81,750,000 in cash and used automobile receivables; $1,052,905 for the Mortgage Company; and $147,233 for the interest in Alpha Capital Fund

  (4) Proposed maximum aggregate value of transaction: $82,950,138

  (5) Fee paid: $16,591

[X]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                                                   (Bulletin No. 164, 08-11-95)

                     [LOGO OF COLE TAYLOR FINANCIAL GROUP]

Dear Stockholder:

  You are cordially invited to the Annual Meeting of Stockholders (the "Annual Meeting"), of Cole Taylor Financial Group, Inc. (the "Company"). The Annual Meeting will be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois, on November 12, 1996, at 9:00 a.m., Chicago time.

  At the Annual Meeting, you will be asked to consider and vote upon a proposal to approve (1) the Share Exchange Agreement, dated as of June 12, 1996 and amended and restated as of June 12, 1996 (as amended and restated, the "Share Exchange Agreement"), by and among the Company and Jeffrey W. Taylor, Sidney J Taylor, Bruce W. Taylor and certain other members of the Taylor family (collectively, the "Taylor Family"), and (2) the transactions contemplated by the Share Exchange Agreement. These transactions, which are collectively referred to as the "Split-Off Transactions," include the Company's exchange (the "Split-Off") of (A) all of the capital stock of a newly formed subsidiary of the Company (the "New Holding Company") holding, among other things, all of the capital stock of Cole Taylor Bank (the "Bank") for (B) the shares of common stock, par value $.01 per share, of the Company (the "Common Stock") owned by the Taylor Family and, possibly, certain other parties. The Bank is an Illinois state-chartered bank and is a wholly owned subsidiary of the Company. Additionally, as part of the Split-Off Transactions, the Bank will contribute its used automobile receivables business, including agreements with automobile dealers to purchase sales finance contracts and used automobile receivables, and cash in amounts determined as described in the attached Proxy Statement, to a newly formed wholly owned subsidiary of the Bank ("New Reliance"). Immediately prior to the Split-Off, the Bank will distribute the capital stock of New Reliance to the Company, and Reliance Acceptance Corporation (f/k/a Cole Taylor Finance Co.), a Delaware corporation and wholly owned subsidiary of the Company (the "Finance Company"), will merge into New Reliance. In addition, prior to the Split-Off, the Company will form the New Holding Company and will transfer to the New Holding Company all of the capital stock of the Bank, all of the capital stock of the Mortgage Company and all of the Company's investment in Alpha Capital Fund in exchange for all of the capital stock of the New Holding Company. If the Share Exchange Agreement and Split-Off Transactions are approved by the stockholders of the Company and are consummated, New Reliance will be the only remaining directly owned subsidiary of the Company.

  The closing of the Split-Off Transactions is dependent upon the satisfaction of a number of conditions, including the approval of the Share Exchange Agreement and the Split-Off Transactions by the Company's stockholders at the Annual Meeting and the receipt of all necessary regulatory approvals. The Company currently anticipates that all such conditions will have been satisfied, and that consequently the Split-Off Transactions will be consummated, no later than the first quarter of 1997. However, there is no assurance that these conditions will be satisfied or that they will be satisfied by any particular date.

  The Split-Off Transactions, if approved and consummated, will effect a fundamental change in the nature of the Company's business. They will remove from the Company its traditional commercial and consumer banking business, which has historically provided the substantial majority of the Company's revenues and income. The Company will retain the consumer finance business of the Finance Company, which commenced operations in January 1993, and certain related used automobile finance operations of the Bank. After the Split-Off, the Company's business will focus almost entirely on the automobile finance market.

  AFTER CAREFUL CONSIDERATION, THE BOARD HAS UNANIMOUSLY APPROVED THE SHARE EXCHANGE AGREEMENT AND THE SPLIT-OFF TRANSACTIONS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR THE SHARE EXCHANGE AGREEMENT AND THE SPLIT-OFF TRANSACTIONS.

  At the Annual Meeting, you will also be asked to consider and vote upon two other proposals: (i) to approve an amendment to the Company's Certificate of Incorporation to change the name of the Company from "Cole Taylor Financial Group, Inc." to "Reliance Acceptance Group, Inc." (the "Name Change"), to take effect upon consummation of the Split-Off Transactions, and (ii) to elect five Class II directors to serve for a term of three years or until their successors have been elected and qualified.

  THE BOARD UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY AND FOR ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS AT THE ANNUAL MEETING.

  Pursuant to the Share Exchange Agreement, the members of the Taylor Family have agreed to vote all of the shares of Common Stock owned or controlled by them in favor of the Share Exchange Agreement and the Split-Off Transactions, and they have advised the Company that they intend to vote in favor of the amendment to the Company's Certificate of Incorporation to effect the Name Change. The members of the Cole Family, represented by Lori Cole, have indicated their intent to vote or direct the vote of all shares of Common Stock over which they have voting control, for approval of (i) the Share Exchange Agreement and the Split-Off Transactions and (ii) the amendment to the Company's Certificate of Incorporation to effect the Name Change. Additionally, each of the other executive officers and directors of the Company (excluding members of the Taylor Family and the Cole Family) has advised the Company that he or she intends to vote or direct the vote of all shares of Common Stock over which he or she has voting control, subject to and consistent with any fiduciary obligations in the case of shares held as a fiduciary, for approval of (i) the Share Exchange Agreement and the Split-Off Transactions and (ii) the amendment to the Company's Certificate of Incorporation to effect the Name Change. The affirmative votes of the Taylor Family, the Cole Family and the other executive officers and directors of the Company will, collectively, be sufficient to approve the Share Exchange Agreement and the Split-Off Transactions and the amendment to the Company's Certificate of Incorporation to effect the Name Change, regardless of the votes of any other stockholders.

  In the materials accompanying this letter, you will find a Notice of Annual Meeting of Stockholders, a Proxy Statement relating to the actions to be taken at the Annual Meeting and a proxy. The Proxy Statement more fully describes the Share Exchange Agreement and the Split-Off Transactions and includes certain information about the Company and additional matters for consideration at the Annual Meeting. Also included, along with the proxy materials, are copies of the Company's Quarterly Report on Form 10-Q for the quarter ended
June 30, 1996 and the Company's Current Report on Form 8-K dated October   ,
1996 and, if not previously mailed to you, the Company's 1995 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 1995.

  All stockholders are invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the Annual Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the Annual Meeting.

                                          Sincerely,


                                          Jeffrey W. Taylor
                                          Chairman and Chief Executive Officer

                     [LOGO OF COLE TAYLOR FINANCIAL GROUP]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON NOVEMBER 12, 1996

                               ----------------

To the Stockholders of
Cole Taylor Financial Group, Inc.

  The Annual Meeting of the Stockholders of Cole Taylor Financial Group, Inc., a Delaware corporation (the "Company"), will be held at 9:00 a.m., Chicago time on November 12, 1996, at The Standard Club, 320 South Plymouth Court, Chicago, Illinois, for the following purposes:

  1. To consider and vote upon a proposal to approve (1) the Share Exchange Agreement, dated as of June 12, 1996 and amended and restated as of June 12, 1996 (as amended and restated, the "Share Exchange Agreement"), by and among the Company and Jeffrey W. Taylor, Sidney J Taylor, Bruce W. Taylor and certain other members of the Taylor family (collectively, the "Taylor Family"), and (2) the transactions contemplated by the Share Exchange Agreement. These transactions include (i) the Company's exchange of (A) all of the stock of a newly formed subsidiary of the Company holding all of the capital stock of Cole Taylor Bank and certain other assets for (B) shares of the Company's common stock held by the Taylor Family and, possibly, certain other parties, and (ii) the transfer by Cole Taylor Bank of certain assets to the Company, all as more fully disclosed in the attached Proxy Statement.

  2. To consider and vote upon a proposal to approve an amendment to the Company's Certificate of Incorporation to change the name of the Company from "Cole Taylor Financial Group, Inc." to "Reliance Acceptance Group, Inc.," to take effect upon consummation of the Split-Off Transactions.

  3. To elect five Class II directors to serve for a term of three years or until their successors have been elected and qualified.

  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  The Board of Directors of the Company (the "Board of Directors") has fixed the close of business on September 20, 1996 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          James I. Kaplan
                                          Secretary

October   , 1996

  ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE FURNISHED FOR THAT PURPOSE. YOUR PROXY CAN BE WITHDRAWN AT ANY TIME BEFORE IT IS VOTED.

                       COLE TAYLOR FINANCIAL GROUP, INC.
                             350 EAST DUNDEE ROAD
                           WHEELING, ILLINOIS 60090
                                (708) 459-1111

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 12, 1996

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cole Taylor Financial Group, Inc. (the "Company") to be used at the Annual Meeting of Stockholders and any adjournment or postponement thereof (the "Annual Meeting"), to be held at 9:00 a.m., Chicago time, on November 12, 1996 at The Standard Club, 320 South Plymouth Court, Chicago, Illinois. Cole Taylor Financial Group, Inc. is the parent company of Cole Taylor Bank, Reliance Acceptance Corporation (f/k/a Cole Taylor Finance Co.) and CT Mortgage Company, Inc. This Proxy Statement, the foregoing Notice of Annual Meeting and the accompanying form of proxy are
first being mailed to stockholders on or about October   , 1996.

  At the Annual Meeting, stockholders of the Company will be asked to consider and vote upon a proposal to approve (1) the Share Exchange Agreement, dated as of June 12, 1996 and amended and restated as of June 12, 1996 (as amended and restated, the "Share Exchange Agreement"), by and among the Company and Jeffrey W. Taylor, Sidney J Taylor, Bruce W. Taylor and certain other members of the Taylor family (collectively, the "Taylor Family"), and (2) the transactions contemplated by the Share Exchange Agreement. These transactions, which are collectively referred to as the "Split-Off Transactions," include the Company's exchange (the "Split-Off") of (A) all of the stock of a newly formed subsidiary of the Company (the "New Holding Company") holding all of the capital stock of Cole Taylor Bank (the "Bank") for (B) shares of the common stock, par value $.01 per share, of the Company (the "Common Stock") owned by the Taylor Family and, possibly, certain other parties. The Company will receive not less than 4,000,000 nor more than 4,500,000 shares of Common Stock in the Split-Off (such number of shares being referred to as the "Stock Amount"). As part of the Split-Off Transactions, the Bank will form a new wholly owned subsidiary ("New Reliance") to which the Bank will contribute (i) its used automobile receivables business, consisting of (A) substantially all of the assets used in its used automobile receivables business, including agreements with automobile dealers to purchase sales finance contracts and (B) the Bank's rights and obligations pursuant to automobile loans, notes or the Bank's securities which are collateralized primarily with used automobiles (the "Automobile Receivables"), (ii) an amount in cash which is dependent upon the Stock Amount and the fair value of the Automobile Receivables (the "First Cash Component") and (iii) an amount in cash based on the Company's investments in Alpha Capital Fund II, L.P., a small business investment company ("Alpha Capital Fund") and CT Mortgage Company, Inc. a wholly owned subsidiary of the Company (the "Mortgage Company") (the "Second Cash Component"). The Automobile Receivables must have a fair market value of not less than $30,000,000 and not more than $31,000,000. If the Automobile Receivables have a fair market value of $30,000,000 and the Stock Amount is 4,250,000 shares, the First Cash Component will be $60,000,000. If the Stock Amount is more or less than 4,250,000 shares of Common Stock, the First Cash Component will be decreased or increased, respectively, by $33.00 for each share more or less than 4,250,000. Similarly, the First Cash Component will be decreased by the amount (if any) by which the fair market value of the Automobile Receivables exceeds $30,000,000. Immediately prior to the Split-Off, the Bank will distribute the capital stock of New Reliance to the Company, and Reliance Acceptance Corporation (f/k/a Cole Taylor Finance Co.), a Delaware corporation and wholly owned subsidiary of the Company, will merge into New Reliance. In addition, prior to the Split-Off, the Company will form the New Holding Company and will transfer to the New Holding Company all of the capital stock of the Bank, all of the capital stock of the Mortgage Company and all of the Company's investment in Alpha Capital Fund in exchange for all of the capital stock of the New Holding Company.


                      (cover continued on following page)

  The closing of the Split-Off Transactions (the "Closing") is dependent upon the satisfaction of a number of conditions, including the approval by stockholders of the proposal to approve the Share Exchange Agreement and the Split-Off Transactions and the receipt of all necessary regulatory approvals, including the approval of the Board of Governors of the Federal Reserve System. The Share Exchange Agreement may be terminated at any time prior to the closing of the Split-Off Transactions by the mutual written consent of the Taylor Family and the Company and by either the Taylor Family or the Company under certain circumstances described in this Proxy Statement; provided, however, that only in the circumstances discussed below shall either the Company or the Taylor Family be entitled to any liquidated damages as a result of such termination. If the Share Exchange Agreement is terminated (i) by the Company, prior to the Annual Meeting, after the Company's receipt of another offer or proposal for the acquisition of the capital stock or assets of, or a merger or combination with, the Company, the Bank or the Finance Company or for a similar transaction (in any case, an "Acquisition Proposal"), and the determination by the Company's Board of Directors that such termination is required for its discharge of its fiduciary duties, or (ii) by the Taylor Family after the Board withdraws or adversely modifies its approval of, or its recommendation that stockholders approve, the Share Exchange Agreement and the Split-Off Transactions or the Company enters or resolves to enter into an agreement providing for an Acquisition Proposal, then the Company will be obligated to pay the Taylor Family an amount equal to (a) the Taylor Family's out-of-pocket expenses paid to lawyers, accountants, investment bankers or other experts, plus (b) three percent of the fair market value of the Acquisition Proposal. If the Share Exchange Agreement is terminated by the Taylor Family due to a material, uncured breach by the Company of the Share Exchange Agreement, the Company will be obligated to pay $15,000,000 to the Taylor Family. If the Share Exchange Agreement is terminated by the Company due to a Triggering Termination (as defined below), the Taylor Family will be obligated to pay $15,000,000 to the Company, which amount will be subject to reduction as described in this Proxy Statement. A "Triggering Termination" means termination of the Share Exchange Agreement due to any of the following reasons: (i) the approval of any applicable governmental authority has been denied (other than because of a failure to comply with the Community Reinvestment Act or fair lending statutes) or contains terms or conditions that are materially burdensome; or (ii) the Closing has not occurred prior to June 30, 1997 due to (A) the failure to obtain new financing for the Bank, or
(B) the failure to obtain the approval of any applicable governmental authority (other than because of a failure to comply with the Community Reinvestment Act or fair lending statutes). Neither the Taylor Family nor the Company will be entitled to any liquidated damages if the Share Exchange Agreement is terminated solely because the stockholders do not approve the Share Exchange Agreement and the Split-Off Transactions at the Annual Meeting.

  At the Annual Meeting, stockholders will also be asked to consider and vote upon the following additional proposals: (i) to approve an amendment to the Company's Certificate of Incorporation to change the name of the Company from "Cole Taylor Financial Group, Inc." to "Reliance Acceptance Group, Inc.," to take effect upon consummation of the Split-Off Transactions (the "Name Change"), and (ii) to elect five Class II directors to serve for a term of three years or until their successors have been elected and qualified.

 THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT. THE  SHARE
  EXCHANGE AGREEMENT AND THE SPLIT-OFF  TRANSACTIONS ARE COMPLEX AND  REQUIRE
   CAREFUL REVIEW AND  EVALUATION. STOCKHOLDERS ARE  STRONGLY URGED TO  READ
    AND  CONSIDER  CAREFULLY   THIS  PROXY  STATEMENT   IN  ITS   ENTIRETY,
     PARTICULARLY THE MATTERS REFERRED TO UNDER "RISK FACTORS"  COMMENCING
      ON PAGE 17.

           The date of this Proxy Statement is October   , 1996

                                    SUMMARY

  The following is a Summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this Summary is qualified in its entirety by reference to, the more detailed information (including the appendices hereto and financial information and notes thereto) set forth elsewhere or incorporated by reference in this Proxy Statement, which should be read in its entirety.

GENERAL

  Cole Taylor Financial Group, Inc. (the "Company") is a holding company engaged in the banking and consumer loan acceptance business through its three wholly owned subsidiaries: Cole Taylor Bank (the "Bank"), Reliance Acceptance Corporation (f/k/a Cole Taylor Finance Co.) (the "Finance Company") and CT Mortgage Company, Inc. (the "Mortgage Company"). The Company was formed in 1981 and in 1984 became the holding company for what was then the Main State Bank (which had been acquired by the Company's founders, Irwin H. Cole and Sidney J Taylor, in 1969) and Drovers National Bank (which had been acquired by Messrs. Cole and Taylor in 1978). Until 1994, the Company was a private company, owned primarily by members of the families of Irwin H. Cole and Sidney J Taylor, the Company's two founders. In 1994, the Company made an initial public offering of its common stock, par value $.01 per share (the "Common Stock"). As of September 30, 1996, the family of Irwin H. Cole (the "Cole Family") and the family of Sidney J Taylor (the "Taylor Family") each owned approximately 25% of the Common Stock.

  To maximize stockholder value and to resolve substantial disagreements between the Cole Family and certain other members of the Board of Directors of the Company (the "Board of Directors" or "Board") and the Taylor Family regarding the strategic direction of the Company (as more fully described under "--Reasons for the Split-Off Transactions" and "--Background of the Split-Off Transactions") and after careful consideration of alternatives, the Company and the Taylor Family entered into the Share Exchange Agreement dated as of June 12, 1996 and amended and restated as of June 12, 1996 (as amended and restated, the "Share Exchange Agreement"). Pursuant to the Share Exchange Agreement, the Company will exchange (A) all of the capital stock of a newly formed subsidiary of the Company (the "New Holding Company") holding, among other things, all of the capital stock of the Bank (the "Bank Stock") for (B) the shares of Common Stock owned by the Taylor Family and, possibly, certain other parties (together with the Taylor Family, the "Taylor Group"). In this transaction, which is referred to as the "Split-Off," the Company will receive not less than 4,000,000 nor more than 4,500,000 shares of Common Stock (such number of shares being referred to as the "Stock Amount"). In addition, pursuant to the Share Exchange Agreement, prior to the Split-Off, the Bank will organize a new wholly owned subsidiary ("New Reliance") to which the Bank will contribute (i) its used automobile receivables business, consisting of (A) substantially all of the assets used in its used automobile receivables business, including agreements with automobile dealers to purchase sales finance contracts (the "Dealer Agreements") and (B) the Bank's rights and obligations pursuant to automobile loans, notes or the Bank's securities which are collateralized primarily with used automobiles (the "Automobile Receivables"); (ii) an amount in cash which is dependent upon the Stock Amount and the fair value of the Automobile Receivables (the "First Cash Component"); and (iii) an amount in cash based on the Company's investments in Alpha Capital Fund II, L.P., a small business investment company ("Alpha Capital Fund") and CT Mortgage Company, Inc. a wholly owned subsidiary of the Company (the "Mortgage Company") (the "Second Cash Component" and, together with the First Cash Component, the "Cash Component"). The Automobile Receivables must have a fair market value of not less than $30,000,000 and not more than $31,000,000. If the Automobile Receivables have a fair market value of $30,000,000 and the Stock Amount is equal to 4,250,000 shares, the First Cash Component will be $60,000,000. If the Stock Amount is more or less than 4,250,000 shares, the First Cash Component will be decreased or increased, respectively, by $33.00 for each share more or less than 4,250,000. Similarly, the First Cash Component will be decreased by the amount (if any) by which the fair market value of the Automobile Receivables exceeds $30,000,000. Also pursuant to the Share Exchange Agreement, prior to the Split-Off: (i) the Bank will form New Reliance, a new wholly owned subsidiary, to which the Bank will contribute its used automobile business; (ii) the Bank will distribute the capital stock of New Reliance to the Company, and the Finance Company will merge into New Reliance, which will be renamed Reliance Acceptance Corporation; and (iii) the Company will form the New Holding Company and transfer to it all of the Bank Stock, all of the capital stock of the Mortgage Company and all of the Company's rights, obligations and interest in Alpha Capital Fund II, L.P., a small business investment company ("Alpha Capital Fund"), in exchange for all of the capital stock of the New Holding Company. Transactions (i)-(iii) referred to in the immediately preceding sentence, along with the organization of New Reliance and the Bank's contribution of its used automobile receivables business and the Cash Component to New Reliance, are collectively referred to as the "Pre-Closing Transactions." The Split-Off and the Pre-Closing Transactions are together referred to as the "Split-Off Transactions." A copy of the Share Exchange Agreement, as amended and restated, is attached as Appendix A to this Proxy Statement.

  The Taylor Family has the ability, in its discretion, to expand the Taylor Group to include other stockholders of the Company who are not members of the Taylor Family ("Other Taylor Group Members"). Any Other Taylor Group Members would be given the opportunity to exchange their Common Stock for capital stock of the New Holding Company on the same basis as the Taylor Family, subject to the limitation that the Taylor Group as a whole may exchange no more than 4,500,000 shares of Common Stock.

  Although the number and identities of the Other Taylor Group Members (if any) have not been determined, it is expected that the opportunity to exchange may be offered to certain persons who have a pre-existing relationship with the Taylor Family, the Company or the Bank, to the Company's Employee Stock Ownership Plan (the "ESOP") and to participants in the Company's 401(k) Plan (the "401(k) Plan"). The members of the Taylor Family who are directors of the Company (the "Taylor Directors") anticipate that the New Holding Company will file a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and with the applicable state securities authorities with respect to the exchange offer to the potential Other Taylor Group Members. It is expected that the registration statement also will cover the exchange offer to the members of the Taylor Family.

  In connection with the Split-Off Transactions, the Company will change its name to Reliance Acceptance Group, Inc., subject to approval of the amendment to the Company's Certificate of Incorporation by the stockholders of the Company at the Annual Meeting. See "Proposal No. 2--Approval of the Amendment to the Company's Certificate of Incorporation to Change the Name of the Company."

THE BANK

  The Bank commenced operations over sixty years ago in Chicago as Main State Bank, which was acquired by Irwin Cole and Sidney Taylor in 1969. In 1978, Drovers National Bank was purchased and in 1984 the Company became the holding company owning and operating these two banks. Subsequently, four additional suburban Illinois banks were acquired, and by 1992, these banks had all been merged into the Bank. Currently operating through ten branch offices, the Bank provides a full range of commercial and consumer banking services, primarily to individuals and small and mid-size companies with sales of up to $50,000,000 located in the Chicago metropolitan area.

  Since 1982, the Bank has also been in the business of purchasing sales finance contracts collateralized by new and used automobiles. The sales finance contracts are purchased from large automobile dealerships, primarily in the Chicago metropolitan area. These contracts generally provide yields ranging from 7-10% and are typically purchased from dealerships at premiums ranging from 3% to 5% because they bear a higher rate of interest than the Bank's required yield for profitability. The Bank operates this automobile finance contract business through its branch office in Burbank, Illinois, which employs eight employees whose functions, in addition to their Bank responsibilities, include underwriting, collecting and processing the contracts. As of August 31, 1996, the Bank held approximately $115,000,000 face amount of sales finance contracts, of which approximately 31% was collateralized by used automobiles and the remainder by new automobiles.

THE FINANCE COMPANY

  The Finance Company is engaged in the acquisition and servicing of sales finance contracts, primarily in connection with the sale of used automobiles. The vast majority of the sales finance contracts acquired by the Finance Company are classified as subprime, because the borrowers have some derogatory credit history, although such borrowers generally have performed satisfactorily in previous automobile financing transactions. As protection against possible credit losses, the Finance Company purchases these sales finance contracts at an average discount of 8% and credits a nonrefundable dealer discount account in the amount of such discount for the purpose of absorbing credit losses. The Finance Company purchases sales finance contracts at a discount, whereas the Bank typically purchases sales finance contracts at a premium, because of the significantly greater credit risk generally associated with the sales finance contracts acquired by the Finance Company.

  The Finance Company was incorporated as a wholly owned subsidiary of the Company in November 1992 and commenced operations in January 1993. As of September 30, 1996, the Finance Company, through its subsidiaries, operated a network of 47 branch offices in 16 states under the name "Reliance Acceptance Corp." In the remainder of 1996, the Finance Company plans to open approximately two additional offices in these and other states. The Finance Company is headquartered in San Antonio, Texas and has approximately 450 employees.

  The Finance Company's purchases of sales finance contracts are primarily financed with funds drawn from three sources: (1) a $200,000,000 commercial paper facility which is guaranteed by the Company and supported by a $275,000,000 secured debt revolving credit agreement (the "Credit Agreement"),
(2) the Credit Agreement, which is due to be reduced to $250,000,000 by November 15, 1996, expires on July 12, 1997 and is secured by the finance receivables of the Finance Company, and (3) borrowings from the Company, as needed, at market interest rates.

  There are certain material risks associated with the automobile finance business conducted by the Finance Company. There is an inherent risk that a portion of the sales finance contracts purchased by the Finance Company will become defaulted contracts or be subject to certain claims or defenses which automobile buyers may assert against automobile dealers or the Finance Company as the holder of the contracts. Additionally, the business of financing automobiles is highly competitive and is substantially dependent upon sales of automobiles and related demand by consumers for financing. Moreover, the Finance Company's automobile finance operations are of relatively recent origin, particularly as compared to the Bank's traditional consumer and commercial banking business, which commenced over 60 years ago. The growth and success of these automobile finance operations are dependent upon a number of factors, including the Company's continued ability: (a) to obtain new sources of funds, through securitizations of automobile loans, public or private offerings of debt securities or otherwise; (b) to establish and maintain relationships with automobile dealers; (c) to purchase an increased number of loans meeting the Company's underwriting standards; and (d) to find expansion opportunities and to successfully implement the Finance Company's expansion strategy.

  After the Split-Off, the Company will focus almost entirely on, and will depend almost entirely upon the financial performance and growth of, this automobile finance business. Consequently, the Company will be affected to a much greater extent by the risks described above. Furthermore, the loss of the earnings strength and assets of the Bank in the Split-Off could increase the Company's or the Finance Company's cost of capital, which could adversely impact the Company's operating results and ability to grow. Additionally, after the Split-Off, there may be an increase in volatility of the Company's stock price due, at least in part, to the Company's dependence on a single business segment. See "Risk Factors--Loss of Banking Operations which have Historically Accounted for the Substantial Majority of the Company's Earnings and Comprise over 80% of the Company's Assets," "--Need for Funds; Possible Downgrade of Debt Ratings; Potential Increase in Cost of Capital," "-- Uncertainty and Volatility of Stock Price," "--No Assurance of Acquisitions or Expansion," "--Concentration in Automobile Loans," "--Limited Operating History," "--Risk of Default on Sales Finance Contracts," "--Ability of the Company to Continue its Growth Strategy," "--Relationships with Dealers," and "--Competition."

THE MORTGAGE COMPANY

  The Mortgage Company, a wholly owned subsidiary of the Company, was formed in late 1995 to enter the subprime market for residential loans on a brokered basis. These wholesale originated loans are funded with the underwriting criteria for selected institutional lenders and placed with these lenders after a pooling occurs for price maximization. The operations of the Mortgage Company commenced in the first quarter of 1996.

THE ANNUAL MEETING

 Date, Time and Place.

  The Annual Meeting will be held on November 12, 1996, at 9:00 a.m., Chicago time, at The Standard Club, 320 South Plymouth Court, Chicago, Illinois. Only holders of record of the Common Stock at the close of business on September 20, 1996 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were outstanding and entitled to vote 14,758,569 shares of Common Stock. Each issued and outstanding share of Common Stock is entitled to one vote on each matter to be considered at the Annual Meeting.

 Votes Required.

  Approval of (i) the Share Exchange Agreement and the Split-Off Transactions and (ii) the amendment to the Company's Certificate of Incorporation to effect a change in the Company's name from Cole Taylor Financial Group, Inc. to Reliance Acceptance Group, Inc. (the "Name Change") will require the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon. The vote of a plurality of the shares voted in person or by proxy will be required to elect the nominees for directors. Stockholders will not be allowed to cumulate their votes in the election of directors.

  As of the Record Date, members of the Taylor Family beneficially owned an aggregate of 3,647,582 shares (not including shares which may be acquired pursuant to the exercise of stock options) of Common Stock (approximately 25% of the shares of Common Stock then outstanding). Pursuant to the Share Exchange Agreement, the members of the Taylor Family have agreed to vote all of the shares of Common Stock owned or controlled by them in favor of the Share Exchange Agreement and the Split-Off Transactions, and they have advised the Company that they intend to vote in favor of the amendment to the Company's Certificate of Incorporation to effect the Name Change. As of the Record Date, the members of the Cole Family beneficially owned an aggregate of 3,651,936 shares of Common Stock (approximately 25% of the shares of Common Stock then outstanding). The members of the Cole Family, represented by Lori Cole, have indicated their intent to vote or direct the vote of all shares of Common Stock over which they have voting control for approval of (i) the Share Exchange Agreement and the Split-Off Transactions and (ii) the amendment to the Company's Certificate of Incorporation to effect the Name Change. As of the Record Date, the other executive officers and directors of the Company (excluding members of the Taylor Family and the Cole Family) as a group beneficially owned

700,197 shares (not including shares which may be acquired pursuant to the exercise of stock options) of Common Stock (approximately 4.7% of the shares of Common Stock then outstanding). Each of such executive officers and directors of the Company has advised the Company that he or she intends to vote or direct the vote of all shares of Common Stock over which he or she has voting control, subject to and consistent with any fiduciary obligations in the case of shares held as a fiduciary, for approval of (i) the Share Exchange Agreement and the Split-Off Transactions and (ii) the amendment to the Company's Certificate of Incorporation to effect the Name Change. The affirmative votes of the Taylor Family, the Cole Family and the other executive officers and directors of the Company will, collectively, be sufficient to approve the Share Exchange Agreement and the Split-Off Transactions and the amendment to the Company's Certificate of Incorporation to effect the Name Change, regardless of the votes of any other stockholders.

 Quorum; Abstentions and Broker Non-Votes.

  The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum. Abstentions and broker non-votes will be included in determining the presence of a quorum. Abstentions and broker non-votes will have the same effect as votes cast against the proposals to approve the Share Exchange Agreement and the Split-Off Transactions and to approve the amendment to the Company's Certificate of Incorporation to effect the Name Change. Neither abstentions nor broker non-votes will have any effect on the proposal to elect directors.

THE SPLIT-OFF TRANSACTIONS

 Pre-Closing Transactions

  Formation of New Reliance. Prior to the Split-Off, the Bank will form New Reliance, a new wholly owned subsidiary, to which the Bank will contribute (i) its used automobile receivables business, consisting of (A) substantially all of the assets used in its used automobile receivables business, including the Dealer Agreements and (B) the Automobile Receivables, which will have a fair market value of between $30,000,000 and $31,000,000; (ii) the First Cash Component; and (iii) the Second Cash Component. The First Cash Component will be equal to: (1) if the Stock Amount (i.e., the number of shares of Common Stock to be exchanged by the Taylor Group for the Bank Stock) is less than 4,250,000, cash in an amount equal to (A) $60,000,000 minus (B) the amount, if any, by which the fair market value of the Automobile Receivables exceeds $30,000,000 plus (C) the product of $33.00 and the difference between 4,250,000 and the Stock Amount; (2) if the Stock Amount is equal to 4,250,000, cash in an amount equal to (A) $60,000,000 minus (B) the amount, if any, by which the fair market value of the Automobile Receivables exceeds $30,000,000; or (3) if the Stock Amount is greater than 4,250,000, cash in an amount equal to (A) $60,000,000 minus (B) the amount, if any, by which the fair market value of the Automobile Receivables exceeds $30,000,000 minus (C) the product of $33.00 and the difference between the Stock Amount and 4,250,000. The Second Cash Component will be equal to (i) the amount of the Company's cash investment in Alpha Capital Fund, net of all partner distributions, return of capital and like payments, made from time to time prior to June 12, 1996 plus any additional cash investment made by the Company in Alpha Capital Fund thereafter if made with the Taylor Family's consent (which investment totalled $139,832 as of August 31, 1996), plus interest on the total amount invested beginning, as to each portion of such amount invested at different times, on the date of such investment, at the rate of 9% per annum, compounded annually (which interest was $9,533 as of August 31, 1996); plus (ii) the amount of the Company's aggregate cash investments in the Mortgage Company, net of all distributions to stockholders, return of capital and like payments, made from time to time prior to June 12, 1996 plus any additional cash investment made by the Company in the Mortgage Company thereafter if made with the Taylor Family's consent (which investments totalled $1,007,000 as of August 31, 1996), plus interest on the total amount invested at different times, on the date of such investment, at the rate of 9% per annum, compounded annually (which interest was $61,258 as of

August 31, 1996). The following diagram illustrates the structure of the Company after the formation of New Reliance:

  Transfer of New Reliance to the Company and Merger of the Finance Company into New Reliance. Immediately prior to the Split-Off, the Bank will distribute all of the capital stock of New Reliance to the Company, following which the Company will cause the Finance Company to be merged with and into New Reliance. The surviving corporation in that merger will retain the name "Reliance Acceptance Corporation." The distribution of the stock of New Reliance to the Company (followed by the merger of the Finance Company into New Reliance) is intended to qualify as a tax-free "pro rata" spin-off. Thereafter, New Reliance will conduct directly the used automobile receivables business acquired from the Bank and will own all of the subsidiaries previously owned by the Finance Company. The following diagram illustrates the structure of the Company after the transfer of New Reliance to the Company and the merger of the Finance Company into New Reliance:

 Formation of the New Holding Company.

  Immediately prior to the Split-Off, the Company will form the New Holding Company and transfer to it all of the Bank Stock, all of the capital stock of the Mortgage Company and all of the Company's rights, obligations and interests in Alpha Capital Fund, in exchange for all of the capital stock of the New Holding Company. The following diagram illustrates the structure of the Company after the formation of the New Holding Company:

 Split-Off of the Bank to the Taylor Family.

  On the Closing Date, the Company will transfer all of the Bank Stock to the Taylor Group in exchange for the transfer by the Taylor Group to the Company of the Stock Amount; provided, however, that the Stock Amount, which will not consist of more than 4,500,000 shares or less than the greater of (i) 4,000,000 shares and (ii) all of the shares of Common Stock held by the Taylor Family immediately prior to the Split-Off (including any shares of Common Stock owned after the exercise of any options and shares in the Company's Employee Stock Ownership Plan and 401(k) Plan allocated to members of the Taylor Family), will be transferred to the Company. The Company will change its name to Reliance Acceptance Group, Inc., to take effect upon consummation of the Split-Off Transactions, subject to approval by the stockholders of the amendment to the Company's Certificate of Incorporation at the Annual Meeting. The following diagram illustrates the structure of the Company and the Bank immediately after the Split-Off (assuming the Stock Amount equals 4,250,000 shares of Common Stock and such shares are retired by the Company):

THE SHARE EXCHANGE AGREEMENT

  On June 12, 1996, the Company and the Taylor Family entered into the Share Exchange Agreement, which sets forth the terms and conditions of the Split-Off Transactions. The Share Exchange Agreement was amended and restated as of June 12, 1996. A copy of the Share Exchange Agreement, as amended and restated, is attached hereto as Appendix A. See "Proposal No. 1--Approval of the Share Exchange Agreement and the Split-Off Transactions--The Share Exchange Agreement" for a summary of certain provisions of the Share Exchange Agreement, including the following: (a) representations and covenants of the parties, (b) conduct of business prior to the consummation of the Split-Off Transactions,
(c) conditions to closing and (d) termination.

  Under the Share Exchange Agreement, the obligations of the Taylor Family to effect the Split-Off Transactions are subject to the fulfillment or waiver of the following conditions: (i) the representations and warranties of the Company set forth in the Share Exchange Agreement are true in all material respects and the Company has performed and satisfied in all material respects all covenants and agreements required by the Share Exchange Agreement, and (ii) all action required to be taken by or on the part of the Company or the Bank to authorize the execution, delivery and performance of the Share Exchange Agreement and the consummation of the Split-Off Transactions has been duly and validly taken by the Boards of Directors of the Company and the Bank. The obligations of the Company to effect the Split-Off Transactions are subject to the fulfillment or waiver of the following conditions: (i) the representations and warranties of the Taylor Family set forth in the Share Exchange Agreement are true in all material respects and the Taylor Family has performed and satisfied all covenants and agreements required by the Share Exchange Agreement, and (ii) all action required to be taken by or on the part of the Taylor Family to authorize the execution, delivery and performance of the Share Exchange Agreement and the consummation of the Split-Off Transactions has been duly and validly taken by the Taylor Family.

  In addition, under the Share Exchange Agreement, the obligations of the Company and the Taylor Family to effect the Split-Off Transactions are subject to the fulfillment or waiver of additional conditions, including the following:
(i) the expiration or termination of any applicable waiting periods and the approval of the transactions by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), (ii) the issuance of the Tax Ruling (as defined under "--Certain Federal Income Tax Consequences") by the Internal Revenue Service (the "IRS"), (iii) the absence of any order, injunction or decree by any court, governmental agency, department or regulatory board prohibiting the consummation of the Split-Off Transactions, (iv) the absence of any statute, rule, regulation or policy which prevents or restricts the consummation of the Split-Off Transactions, (v) the consummation of the Pre-Closing Transactions and (vi) the approval of the Split-Off Transactions by the holders of at least a majority of the shares of Common Stock. On September 3, 1996, the IRS issued the Tax Ruling. See "--Certain Federal Income Tax Consequences." The Taylor Directors have applied to the Federal Reserve Board for approval of the acquisition of the Bank and the Mortgage Company, and this application is still pending. The approval of the Federal Reserve Board is substantially dependent upon the Taylor Family's demonstration that it will be able to raise additional Bank capital to allow the Bank to continue as a "well capitalized institution" for the purposes of the relevant regulatory capital guidelines. It is likely that, if the Federal Reserve Board approves the application, it will do so only on the condition that the additional required capital be raised. Accordingly, if the additional capital were not raised, the approval of the Federal Reserve Board would be withdrawn, and the Taylor Family would be unable to consummate the Split-Off Transactions. See "--Regulatory Requirements."

  The Company currently anticipates that all of the conditions described above will have been satisfied, and that the Split-Off Transactions will be consummated, no later than the first quarter of 1997. However, there can be no assurance that these conditions will be satisfied or that they will be satisfied by any particular date.

  The Share Exchange Agreement may be terminated at any time prior to the closing of the Split-Off Transactions by the mutual written consent of the Taylor Family and the Company and by either the Taylor

Family or the Company under certain circumstances described in this Proxy Statement; provided, however, that only in the circumstances discussed below shall either the Company or the Taylor Family be entitled to any liquidated damages as a result of such termination. If the Share Exchange Agreement is terminated (i) by the Company, prior to the Annual Meeting, after the Company's receipt of another offer or proposal for the acquisition of the capital stock or assets of, or a merger or combination with, the Company, the Bank or the Finance Company or for a similar transaction (in any case, an "Acquisition Proposal"), and the determination by the Company's Board of Directors that such termination is required for its discharge of its fiduciary duties, or (ii) by the Taylor Family after the Board withdraws or adversely modifies its approval of, or its recommendation that stockholders approve, the Share Exchange Agreement and the Split-Off Transactions or the Company enters or resolves to enter into an agreement providing for an Acquisition Proposal, then the Company will be obligated to pay the Taylor Family an amount equal to (a) the Taylor Family's out-of-pocket expenses paid to lawyers, accountants, investment bankers or other experts, plus (b) three percent of the fair market value of the Acquisition Proposal. If the Share Exchange Agreement is terminated by the Taylor Family due to a material, uncured breach by the Company of the Share Exchange Agreement, the Company will be obligated to pay $15,000,000 to the Taylor Family. If the Share Exchange Agreement is terminated by the Company due to a Triggering Termination (as defined below), the Taylor Family will be obligated to pay $15,000,000 to the Company, which amount will be subject to reduction as described in this Proxy Statement. A "Triggering Termination" means termination of the Share Exchange Agreement due to any of the following reasons: (i) the approval of any applicable governmental authority has been denied or contains terms or conditions that are materially burdensome; (ii) the Closing has not occurred prior to June 30, 1997 due to (A) the failure to obtain new financing for the Bank, or (B) the failure to obtain the approval of any applicable governmental authority (other than because of a failure to comply with the Community Reinvestment Act or fair lending statutes). Neither the Taylor Family nor the Company will be entitled to any liquidated damages if the Share Exchange Agreement is terminated solely because the stockholders do not approve the Share Exchange Agreement and the Split-Off Transactions at the Annual Meeting.

  ALL STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE SHARE EXCHANGE AGREEMENT, AS AMENDED AND RESTATED, IN ITS ENTIRETY.

THE STOCK REPURCHASE

  Although no decision has been made, after consummation of the Split-Off Transactions, the Company may repurchase from its then existing stockholders outstanding shares of Common Stock (the "Stock Repurchase"). The Company would fund the Stock Repurchase with some or all of the Cash Component that it receives from the Bank in the Split-Off Transactions, provided that the Company does not expect to expend more than $60,000,000 for the Stock Repurchase, if the Stock Repurchase is effected. If commenced, it is possible that the Stock Repurchase may be effected through one or more tender offers, open market purchases, private purchases or otherwise. Alternatively, the Company may utilize some of the Cash Component to reduce existing debt, buy out compensatory stock options or pay dividends. To the extent cash is utilized to reduce existing debt, buy out compensatory stock options or pay dividends, the amount of cash available for the Stock Repurchase would be reduced.

  The Stock Repurchase would only be effected, if at all, after consummation of the Split-Off Transactions. After consummation of the Split-Off Transactions, the Company may determine not to effect the Stock Repurchase or any of the other transactions described in the preceding paragraph. Consequently, regardless of whether the Split-Off Transactions are consummated, there can be no assurance as to when, if ever, the Stock Repurchase or any of such other transactions will be consummated or, if effected, the size, manner or duration of such Stock Repurchase or other transactions. Due to its contingent nature, the Stock Repurchase is not reflected in the pro forma financial statements included herein.

THE COMPANY AFTER THE SPLIT-OFF TRANSACTIONS

 Business of the Company After the Split-Off Transactions.

  The Split-Off Transactions, if approved and consummated, will effect a fundamental change in the nature of the Company's business. The Company will cease its traditional commercial and consumer banking business, which has historically provided the substantial majority of the Company's revenues and income. The Company will retain the consumer finance business of the Finance Company, which commenced operations in January 1993, and the Bank's used automobile receivables business, which commenced operations in 1982. After the Split-Off, the Company's business will focus almost entirely on the automobile finance market. See "Risk Factors--Loss of Banking Operations which have Historically Accounted for the Substantial Majority of the Company's Earnings and Comprise Over 80% of the Company's Assets."

 Management of the Company After the Split-Off Transactions.

  Two of the directors nominated for election at the Annual Meeting, Bruce W. Taylor and Richard W. Tinberg, will resign from the Board upon consummation of the Split-Off Transactions. At such time, Jeffrey W. Taylor, Sidney J Taylor, Melvin E. Pearl and Adelyn Dougherty will also resign from the Board and Sidney J Taylor and Jeffrey W. Taylor will resign from the Board of Directors of the Finance Company. Furthermore, Jeffrey W. Taylor will resign as Chairman and Chief Executive Officer of the Company, Bruce W. Taylor will resign as President of the Company and John Christopher Alstrin will resign as Chief Financial Officer of the Company.

  After the Split-Off, Thomas L. Barlow, President and Chief Executive Officer of the Finance Company, Howard B. Silverman, Chairman of the Finance Company, and Michael Bernick, Chief Financial Officer of the Finance Company, are expected to become the principal executive officers of the Company. The Company has entered into employment agreements with Messrs. Barlow and Silverman providing that, on the Closing Date of the Share Exchange Agreement, Mr. Barlow will become President and Chief Executive Officer of the Company and Mr. Silverman will become Chairman of the Board of Directors of the Company. In addition, the following directors are expected to continue to serve as directors of the Company after the Split-Off: Irwin Cole, Dean Griffith, Solway
F. Firestone, Lori Cole and (if elected at the Annual Meeting) Howard B. Silverman, William S. Race and Ross J. Mangano. It is also expected that Thomas
L. Barlow will be elected by the Board to serve as a director of the Company following the consummation of the Split-Off Transactions. See "Proposal No. 1-- Approval of the Share Exchange Agreement and the Split-Off Transactions-- Interests of Certain Persons in the Share Exchange Agreement" and "Resignations of Directors and Executive Officers."

ELECTION OF DIRECTORS

  At the Annual Meeting, stockholders will be asked to consider and vote upon a proposal to elect the following five Class II directors to serve for a term of three years or until their successors have been elected or qualified: Bruce W. Taylor, Howard B. Silverman, William S. Race, Ross J. Mangano and Richard W. Tinberg. Two of the nominees, Bruce W. Taylor and Richard W. Tinberg, if elected, will resign from the Board upon consummation of the Split-Off Transactions.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

  The Board of Directors has unanimously approved the Share Exchange Agreement and the Split-Off Transactions pursuant thereto and unanimously recommends that the stockholders of the Company vote FOR the Share Exchange Agreement and the Split-Off Transactions. The Board of Directors also unanimously recommends that stockholders vote FOR the amendment to the Company's Certificate of Incorporation to effect the Name Change and FOR the election of the five nominees named in this Proxy Statement to serve as Class II directors of the Company.

OPINIONS OF FINANCIAL ADVISORS

  The Board of Directors has received opinions from The Chicago Corporation ("Chicago Corp.") and Sandler O'Neill Corporate Strategies, a division of Sandler O'Neill & Partners, L.P. ("Sandler O'Neill" and, together with Chicago Corp., the "Financial Advisors"), each dated June 12, 1996, and each stating that, as of that date and on the basis of and subject to the assumptions, limitations and other matters set forth therein, the consideration to be received by the Company pursuant to the Share Exchange Agreement is fair, from a financial point of view, to the non-Taylor Family stockholders of the Company. The opinion of Chicago Corp. (the "Chicago Opinion"), which sets forth the assumptions made, the matters considered and the limits on the review undertaken by Chicago Corp., is attached as Appendix C to this Proxy Statement. The opinion of Sandler O'Neill (the "Sandler Opinion"), which sets forth the assumptions made, the matters considered and the limits on the review undertaken by Sandler O'Neill, is attached as Appendix D to this Proxy Statement. The Chicago Opinion and the Sandler Opinion should be read in their entirety.

ACCOUNTING TREATMENT

  The Split-Off represents a non-reciprocal transfer of non-monetary assets of the Company and will be accounted for based upon the fair value of the non-monetary assets distributed. An accounting gain or loss will be recognized by the Company at the date of the Split-Off to the extent the fair value of the Bank exceeds or is less than the Company's basis in the Bank. The Company currently estimates that it will recognize a gain of $78,800,000.

   As of June 12, 1996, the Company's banking segment, consisting of the Bank and the Mortgage Company, qualifies as discontinued operations as defined in Accounting Principles Board Opinion No. 30 ("APB 30"), and financial statements for all subsequent periods prior to the Split-Off the Company will reflect the banking segment as discontinued operations. Financial statements for prior periods that include results of operations prior to June 12, 1996 have been reclassified to disclose the results of operations of the disposed segment, less applicable income taxes, as a separate component of income.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  There will be no direct U.S. federal income tax consequences to non-Taylor Group stockholders of the Company as a result of the Split-Off Transactions.

  On September 3, 1996, the Company received from the IRS a tax ruling (the "Tax Ruling") to the effect that the Split-Off will be treated as a tax-free transaction under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"). Pursuant to the Tax Ruling, for U.S. federal income tax purposes:
(i) no gain or loss will be recognized by the Company upon the exchange of the capital stock of the New Holding Company for Common Stock held by the Taylor Group, and (ii) no gain or loss will be recognized by (and no amount will be included in the income of) the Taylor Group upon their receipt of the capital stock of the New Holding Company in exchange for the Common Stock owned by them. The Tax Ruling was issued based upon certain factual representations and assumptions which if incorrect or untrue in any material respect may invalidate the Tax Ruling.

  There will be no material U.S. federal income tax consequences to the Company as a result of the Pre-Closing Transactions.

APPRAISAL RIGHTS

  Stockholders of the Company who dissent from the Split-Off Transactions will not be entitled to rights of appraisal under Section 262 of the Delaware General Corporation Law (the "DGCL").

REGULATORY REQUIREMENTS

  The Split-Off Transactions are subject to approval by the Federal Reserve Board under the Bank Holding Company Act ("BHCA"). On August 30, 1996, the Taylor Directors submitted an application to the Federal Reserve Board for approval of the transaction and, on September 13, 1996, the Federal Reserve Board requested additional information. The Taylor Directors filed the additional information in response to this request and on September 26, 1996 were informed by letter that the application had been accepted as informationally complete and was being processed by the Federal Reserve Bank of Chicago under delegated authority. The Taylor Directors were also informed that, in accordance with regulations, the application was forwarded to the State of Illinois Office of Banks and Real Estate and the Federal Deposit Insurance Corporation for comment, and that the U.S. Department of Justice had also been notified.

  Regulations under the BHCA provide that actions processed under delegated authority normally will be acted upon within a 30-calendar day period after acceptance, although the applicable Federal Reserve Bank may at any time during that period determine to refer the application to the Federal Reserve Board, in which case the processing of the application could be extended an additional 30 days or longer. Assuming the application is to be acted upon under delegated authority, the Federal Reserve Bank of Chicago should act upon the Taylor Director's application by October 26, 1996. If the application is approved, the Federal Reserve Board is required to immediately notify the U.S. Department of Justice. In accordance with BHCA requirements, the Split-Off Transactions may not be consummated until 15 calendar days after receipt of this approval, assuming no objection is raised by the U.S. Department of Justice.

  The Taylor Family intends to raise additional Bank capital to adequately capitalize the Bank to allow it to continue as a "well capitalized institution" for the purpose of the relevant regulatory capital guidelines. It is likely that, if the Federal Reserve Board approves the application, it will do so only on the condition that the additional required capital will be raised. Accordingly, if the additional capital were not raised, the approval of the Federal Reserve Board would be withdrawn and the Taylor Family would be unable to consummate the Split-Off Transactions. Although the Taylor Directors have agreed to use reasonable best efforts to obtain financing sufficient to satisfy these requirements, there can be no assurance that such financing will be obtained.

MARKET PRICE AND DIVIDEND DATA

  The following table sets forth the high and low sales prices of the Common Stock, as reported on the Nasdaq National Market, and the dividends paid per share for the fiscal periods indicated. The Company completed its initial public offering in May 1994.

                                                                  1994
                                                         -----------------------
                                                         STOCK PRICES
                                                         ------------- DIVIDENDS
                                                          HIGH   LOW     PAID
                                                         ------ ------ ---------
      QUARTER
      First.............................................    --     --   $.03125
      Second*........................................... 14 1/4 13 1/4  $.03125
      Third............................................. 19 1/4 13 1/4  $.05
      Fourth............................................ 22 7/8 17 1/2  $.05

                                                                  1995
                                                         -----------------------
                                                         STOCK PRICES
                                                         ------------- DIVIDENDS
                                                          HIGH   LOW     PAID
                                                         ------ ------ ---------
      QUARTER
      First............................................. 21     16 1/2    $.07
      Second............................................ 20 3/4 16 1/2    $.07
      Third............................................. 24 1/4 17        $.07
      Fourth............................................ 31 1/4 23 1/4    $.07
                                                                  1996
                                                         -----------------------
                                                         STOCK PRICES
                                                         ------------- DIVIDENDS
                                                          HIGH   LOW     PAID
                                                         ------ ------ ---------
      QUARTER
      First............................................. 29 7/8 22       $0.09
      Second............................................ 31 1/4 23       $0.09
      Third............................................. 30 3/4 26 1/4      **

-------
 *Trading of the Common Stock on the Nasdaq National Market commenced on May
   28, 1994.
** The Company has not yet paid dividends for the third quarter of 1996.

  On June 12, 1996, the last trading day before the public announcement of the proposed Split-Off Transactions, and on September 30, 1996, the closing sales prices of the Common Stock, as reported on the Nasdaq National Market, were $25.25 and $30.00, respectively.

SELECTED FINANCIAL DATA

  The historical selected financial data for and as of the end of each of the fiscal years 1991 through 1995 and the six months ended June 30, 1996 were derived from the consolidated financial statements of the Company restated to reflect the banking segment, consisting of the Bank and the Mortgage Company, as discontinued operations. The pro forma selected financial data as of June 30, 1996 and December 31, 1995, and for the periods then ended, present the restated historical results of the Company, adjusted to reflect the exchange of cash and shares to effect the Split-Off, and are based on the pro forma consolidated financial statements included in this Proxy Statement. This data should be read in conjunction with the related consolidated financial statements, and the notes thereto, included in the Company's Current Report on
Form 8-K dated October   , 1996 and the Company's Quarterly Report on Form 10-Q
for the quarter ended June 30, 1996.

                       COLE TAYLOR FINANCIAL GROUP, INC.

                            SELECTED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                         AS OF AND FOR THE SIX            AS OF AND FOR THE YEARS ENDED DECEMBER, 31
                          MONTH PERIOD ENDED   -------------------------------------------------------------------
                             JUNE 30, 1996     PRO FORMA                      HISTORICAL(1)
                         --------------------- ---------- --------------------------------------------------------
                         PRO FORMA  HISTORICAL    1995       1995       1994      1993(2)       1992       1991
                         ---------- ---------- ---------- ---------- ----------  ----------  ---------- ----------
OPERATING RESULTS
 Interest and fee
  income................ $   34,348 $   32,937 $   39,230 $   36,419 $   14,199  $    2,109         --         --
 Interest expense.......      6,038      9,020      5,759     11,594      3,314       1,892         --         --
                         ---------- ---------- ---------- ---------- ----------  ----------  ---------- ----------
 Net interest income....     28,310     23,917     33,471     24,825     10,885         217         --         --
 Provision for credit
  losses................        181        --         298        --        (363)        375         --         --
                         ---------- ---------- ---------- ---------- ----------  ----------  ---------- ----------
 Net interest income
  after provision for
  credit losses.........     28,129     23,917     33,173     24,825     11,248        (158)        --         --
 Other income...........        707        707      1,250      1,250        509         110         --         --
 Operating expenses.....     14,019     13,672     15,315     14,574      6,352       1,625         --         --
 Income tax provision...      5,702      4,233      7,330      4,439      2,133        (551)        --         --
                         ---------- ---------- ---------- ---------- ----------  ----------  ---------- ----------
 Net income from
  continuing operations.      9,115      6,719     11,778      7,062      3,272      (1,122)        --         --
 Income from
  discontinued
  operations............        --       8,219        --      16,610     14,487      12,355       8,245      6,462
                         ---------- ---------- ---------- ---------- ----------  ----------  ---------- ----------
 Net Income............. $    9,115 $   14,938 $   11,778 $   23,672 $   17,759  $   11,233  $    8,245 $    6,462
                         ========== ========== ========== ========== ==========  ==========  ========== ==========
 Earnings per share from
  continuing operations. $     0.81 $     0.44 $     1.06 $     0.47 $     0.23  $    (0.09)        --         --
 Earnings per share from
  discontinued
  operations............        --  $     0.53        --  $     1.09 $     1.03  $     1.00  $     0.67 $     0.61
 Earnings per share..... $     0.81 $     0.97 $     1.06 $     1.56 $     1.26  $     0.91  $     0.67 $     0.61
 Weighted average number
  of shares outstanding. 11,195,707 15,342,155 11,070,700 15,222,426 14,077,776  12,360,560  12,217,680 10,627,480
 Cash dividends declared
  per common share(3)...            $     0.18            $     0.28 $     0.18  $     0.13  $     0.13        --
 Cash dividends declared
  per Class A common
  share.................                   --                    --  $     0.13  $     0.13  $     0.13 $     0.13
BALANCE SHEET DATA
 Cash and cash
  equivalents........... $    1,453 $    1,453 $    4,829 $    4,829 $    5,630  $      406         --         --
 Finance receivables,
  net(4)................    348,547    318,547    261,726    231,726     93,653      18,723         --         --
 Nonrefundable dealer
  discounts and
  allowance for credit
  losses................     12,255     12,255     12,655     12,655      5,351       1,532         --         --
 Net assets of
  discontinued
  operations............        --     143,520        --     138,653    125,838     104,743      80,191     73,430
 Total assets...........    351,463    465,533    263,359    372,562    222,435     122,930      80,191     73,430
 Commercial paper
  borrowings............    184,129    184,129    117,871    127,268        --          --          --         --
 Long-term debt.........     33,467    103,668     25,000     82,657     83,343      31,679         --         --
 Stockholders' equity...    122,532    169,088    109,787    154,617    134,317      90,102      80,191     73,430
 Book value per
  share(5).............. $    11.38 $    11.50 $    10.36 $    10.61 $     9.26  $     7.48  $     6.62 $     6.06
 Net tangible book value
  per share(5).......... $    11.38 $    11.13 $    10.36 $    10.23 $     8.87  $     6.98  $     6.17 $     5.56

--------
(1) The historical financial data has been restated to reflect the banking segment as a discontinued operation effective as of June 12, 1996.
(2) The Finance Company commenced operations January 1, 1993.

(3) Cash dividends presented are historical dividends declared per common share. Based on the reduced number of shares outstanding on a pro forma basis, assuming the surrender of 4,250,000 shares by the Taylor Group, the Company would have saved approximately $700,000 in dividends paid out for the first six months of 1996 and $1,100,000 for 1995.
(4) Net of unearned finance charges, insurance commissions and processing fees.
(5) Computed based upon the pro forma number of outstanding shares of Common Stock, Class A Common Stock and other series of common stock outstanding at the end of each period.

                                 RISK FACTORS

  In addition to the other information set forth in this Proxy Statement, stockholders should carefully consider the following factors before acting on the proposal to approve the Share Exchange Agreement and the Split-Off Transactions.

LOSS OF BANKING OPERATIONS WHICH HAVE HISTORICALLY ACCOUNTED FOR THE SUBSTANTIAL MAJORITY OF THE COMPANY'S EARNINGS AND COMPRISE OVER 80% OF THE COMPANY'S ASSETS

  The Split-Off Transactions, if approved and consummated, will effect a fundamental change in the nature of the Company's business. The Bank, with its commercial and consumer banking business, will no longer be part of the Company, and New Reliance will be the sole directly owned operating subsidiary of the Company. The business of New Reliance will consist primarily of the consumer finance business of the Finance Company and also of certain related used automobile finance operations of the Bank. Consequently, after the Split-Off, the Company's business will focus almost entirely on the automobile finance market. As a result, the success of the Company for the foreseeable future will depend almost entirely upon the financial performance and growth of this automobile finance business. See "The Company After the Split-Off Transactions--Business of the Company after the Split-Off Transactions."

  Historically, the substantial majority of the Company's earnings have been derived from operations of the Bank. In 1993, 1994, 1995 and the first six months of 1996, earnings of the Bank were $12.7 million, $15.9 million, $18.2 million and $9.3 million, respectively, compared to earnings of the Finance Company of $198,000, $4.3 million, $9.6 million and $8.0 million, respectively. Additionally, the Bank had total assets of approximately $1.77 billion and $1.85 billion as of December 31, 1995 and June 30, 1996, respectively, compared to total assets of $230 million and $318 million for the Finance Company. Dividends paid by the Bank to the Company have been used by the Company to fund the growth of the Finance Company, and the earnings strength and assets of the Bank have supported the Company's ability to provide credit support to the Finance Company. See "--Need for Funds; Possible Downgrade of Debt Rating; Potential Increase in Cost of Capital."

MANAGEMENT OF THE COMPANY

  The Company's future success and achievement of its growth plans will depend in large part upon the efforts of Thomas L. Barlow, currently President and Chief Executive Officer of the Finance Company, Howard B. Silverman, currently Chairman of the Finance Company, and Michael Bernick, currently Chief Financial Officer of the Finance Company, who are expected to become the principal executive officers of the Company following the Split-Off. Each of Messrs. Barlow and Silverman has an employment agreement with the Company, and the Company has issued stock options to Messrs. Barlow, Silverman and Bernick which vest only upon their continued employment with the Company. The Company maintains "key man" life insurance on Mr. Barlow in the amount of $5,000,000, but does not maintain "key man" life insurance on any other officers. The Company's continued growth and profitability will also depend upon its ability to attract and retain other skilled managerial personnel. See "The Company after the Split-Off Transactions--Management of the Company after the Split-Off Transactions" and "Resignations of Directors and Executive Officers."

CERTAIN RELATIONSHIPS

  The Taylor Family has played a very important role on the Board and in the management of the Company. Members of the Taylor Family collectively beneficially own approximately 25% of the outstanding Common Stock. In addition, Jeffrey W. Taylor is the Chairman of the Board and Chief Executive Officer of the Company, Bruce W. Taylor is the President of the Company and the Chief Executive Officer of the Bank and Sidney J Taylor is the Chairman of the Company's Executive Committee. Sidney J Taylor is one of the co-founders of the Bank. Jeffrey W. Taylor and Bruce W. Taylor are members of the Executive Committee and both were members of the Second Special Committee which, among other things, initiated the Company's exploration of its strategic options.

  The interests of the Taylor Family are different from the interests of the Company and the remaining stockholders with respect to the Split-Off Transactions. Consequently, the Board retained independent financial and legal advisors and negotiated with the Taylor Family at arm's length. The Board considered and approved the Share Exchange Agreement without the participation of members of the Taylor Family.

CERTAIN TAX CONSIDERATIONS

  The Tax Ruling to the effect that the Split-Off will be treated as a tax-free transaction under Section 355 of the Code was issued on September 3, 1996. Although the Tax Ruling will generally be binding upon the IRS, the Tax Ruling was based upon certain factual representations and assumptions. If any such factual representations or assumptions are incorrect or untrue in any material respect, the Tax Ruling may be invalidated. If the Split-Off were not to qualify under Section 355 of the Code, then the Company would be required to recognize a gain for U.S. federal income tax purposes, which could have a material adverse effect on the results of operations of the Company. In addition, members of the Taylor Group could be required to recognize substantial gain. See "Proposal No. 1--Approval of the Share Exchange Agreement and the Split-Off Transactions--Certain U.S. Federal Income Tax Considerations."

NEED FOR FUNDS; POSSIBLE DOWNGRADE OF DEBT RATINGS; POTENTIAL INCREASE IN COST OF CAPITAL

  The Finance Company's success and growth depends upon its continued ability to obtain new funds to finance purchases of automobile loans. The Finance Company has financed its operations to date primarily through intercompany loans, bank loans and commercial paper sources. After the Split-Off, the Company's current sources of funds may not be adequate to fully support the Company's growth plans. Consequently, the Company is actively pursuing new sources of funds, such as securitizations of automobile loans or public or private offerings of debt securities.

  As a subsidiary of a bank holding company, the Finance Company is subject to many regulatory restrictions that hinder the ability of the Finance Company to compete with non-bank holding company-owned and independent finance companies and that management believes reduce the Finance Company's profitability. As a result of these regulatory restrictions, among other things, the Finance Company currently lacks the flexibility to pursue the most appropriate funding strategies to support its operations. In particular, current regulations limit the ability of bank holding company-owned finance companies to maximize the use of commercial paper to fund their operations, the principal method of funding for non-bank holding company-owned and independent finance companies. The rate of interest charged on commercial paper is significantly lower than the cost of financing through other sources currently available to the Finance Company. The Split-Off will free the Company's consumer finance operations from these regulatory burdens. There can be no assurance, however, that the Finance Company will be able to realize the potential benefits of greater funding flexibility resulting from relief from Federal Reserve Board regulations. Citing its wish to evaluate the effect of the Split-Off Transactions, Duff & Phelps Credit Rating Co. has placed the Company's subordinated debt rating and the Finance Company's commercial paper rating on watch for a possible downgrade. In addition, Fitch Investor Services has placed the Finance Company's commercial paper rating on FitchAlert with an evolving status. Any downgrading of the Company's credit rating could have the effect of increasing the Company's borrowing rates and the interest rates on the Finance Company's commercial paper and could negatively impact the marketability of the Finance Company's commercial paper. Additionally, the Company's relatively short-term operating history and relatively smaller size, after the Split-Off, as compared to prior thereto, may negatively affect the Company's ability to access the capital markets. Any increase in the Company's or the Finance Company's cost of capital would have a negative impact upon the Company's results of operations and could detrimentally affect the Company's ability to pursue its growth plans.

  The Company is actively pursuing securitizations of pools of its subprime automobile loans to fund operations,with an initial securitization targeted for the fourth quarter of 1996. The Finance Company has not securitized subprime automobile loans to date, and there is no assurance that it will attempt to do so or be able to do so on favorable terms. The Company's access to the asset backed securities markets will be dependent in part upon its financial condition and results of operations, which could be affected negatively by cyclical swings or other adverse developments in the demand for or collectibility of subprime automobile receivables. Market and other considerations, including the conformity of automobile receivables contracts to rating agency requirements, could also affect the Company's ability to successfully access the securitization market.

UNCERTAINTY AND VOLATILITY OF STOCK PRICE

  There can be no certainty as to the market price of Common Stock immediately after the Split-Off or as to the price at which the Common Stock will trade in the future. The trading value of each share of Common Stock after the Split-Off could be influenced by many factors, including, without limitation, the terms and conditions of the Split-Off Transactions, the growth and expansion of the Company's subprime automobile finance business, market expectations for the prospects of the Company, competition in the subprime automobile finance industry, and general business and economic conditions. There can be no assurance as to the impact of the separation of the Bank from the Finance Company on the price of the Common Stock.

  The Company believes factors such as quarterly variations in operating results, major public announcements by the Company or its competitors, changes in earnings estimates by analysts, changes in accounting principles or other factors may cause the market price of the Common Stock to fluctuate, perhaps substantially. The market price for the Common Stock may also be affected by the Company's ability to meet analysts' expectations, and any failure to meet such expectations, even if minor, could have a material adverse effect on the market price of the Common Stock. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many companies and that have often been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Common Stock. After the Split-Off, there may be an increase in volatility in the Company's stock price, because of, among other things, the dependence of the Company on a single business segment.

REGULATORY MATTERS; ADDITIONAL CAPITAL REQUIREMENTS OF THE BANK

  The consummation of the Split-Off Transactions is dependent upon the approval of the Federal Reserve Board. There can be no assurance as to when, or if, such approval will be granted, particularly because the Bank will require additional capital upon the consummation of the Split-Off Transactions in order to continue as a "well capitalized institution" for the purposes of the relevant regulatory capital guidelines. It is likely that, if the Federal Reserve Board approves the application, it will do so only on the condition that the additional required capital be raised. Accordingly, if the additional capital were not raised, the approval of the Federal Reserve Board would be withdrawn and the Taylor Family would be unable to consummate the Split-Off Transactions. Although under the Share Exchange Agreement the Taylor Directors have agreed to use reasonable best efforts to obtain financing sufficient to satisfy these requirements, there can be no assurance that such financing will be obtained. See "Proposal No. 1--Approval of the Share Exchange Agreement and the Split-Off Transactions--Regulatory Requirements."

RISKS REGARDING NON-CONSUMMATION OF THE SPLIT-OFF TRANSACTIONS

  The Split-Off Transactions are intended to maximize stockholder value and to resolve substantial disagreements between members of the Taylor Family and members of the Cole Family and certain other directors regarding the strategic direction of the Company and maximization of stockholder value. If the Split-Off Transactions are not consummated, the Board will need to consider alternative means of addressing these conflicts. There can be no assurance that the Board will be able to address these conflicts in a manner that will not have an adverse effect on the business, results of operations or financial condition of the Company or on the market price of the Common Stock. See "Proposal No. 1--Approval of the Share Exchange Agreement and the Split-Off Transactions--Background of the Split-Off Transactions" and "--Reasons for the Split-Off Transactions."

NO ASSURANCE OF ACQUISITIONS OR EXPANSION

  The Company intends to continue the Finance Company's strategy of expanding its operations in existing markets and in new markets within the United States as a means of increasing its volume of finance receivables and related finance income. There can be no assurance, however, that the Company will continue to be able to find expansion opportunities and to continue to successfully implement its expansion strategy. See "--Need for Funds; Possible Downgrade of Debt Rating; Potential Increase in Cost of Capital."

CONCENTRATION IN AUTOMOBILE LOANS

  The Finance Company's gross finance receivables portfolio at September 30, 1996 consisted of automobile sales finance contracts, most of which were collateralized by used automobiles ranging in age from current year models to those that are five years old. After the Split-Off, the Company's business will also include the Bank's used automobile receivables business: purchasing sales finance contracts collateralized by used automobiles. The Company's success and ability to expand after the Split-Off will be substantially dependent upon sales of used and, to a much lesser extent, new automobiles in those areas in which the Company operates and into which the Company intends to expand and upon the demand by consumers for financing in connection with their purchases of such automobiles.

LIMITED OPERATING HISTORY

  The operations of the Finance Company, which will constitute the core of the Company's business after the Split-Off, commenced in January 1993. The Bank commenced its used automobile receivables business, which will be transferred to New Reliance, in 1982. In contrast, the Bank, which will be separated from the Company pursuant to the Split-Off, commenced operations over 60 years ago in Chicago as Main State Bank. After the Split-Off, the entire business of the Company will be of relatively recent origin, and the Company's automobile finance business will lose the benefits of being associated with the much more established, traditional banking business of the Bank. Although the results of operations for the Finance Company have met or exceeded management's expectations to date, management has relatively limited operating results on which to base any expectations regarding future performance.

RISK OF DEFAULT ON SALES FINANCE CONTRACTS

  While the Finance Company has attempted to employ prudent credit standards in purchasing sales finance contracts, there is an inherent risk that a portion of such sales finance contracts will become defaulted contracts or be subject to certain claims or defenses which automobile buyers may assert against automobile dealers or the Finance Company as the holder of the contracts. The Finance Company now faces, and after the Split-Off New Reliance will face, the risk that if high unemployment or adverse economic developments occur in one or more of the areas serviced by the Finance Company or New Reliance, a large number of sales finance contracts may become defaulted.

  In addition, the Finance Company's business has focused primarily on the subprime automobile finance market. The subprime automobile finance market is comprised of customers who are deemed to be relatively high credit risks due to various factors, including, among other things, the manner in which they have handled previous credit, the absence or limited extent of their prior credit history or their limited financial resources. Consequently, the automobile loans acquired by the Finance Company, relative to prime consumer credit contracts, bear finance charges at a higher rate but also involve a higher probability of default and greater servicing costs. There can be no assurance that the credit performance of its customers will be maintained, that the Finance Company's systems and controls will continue to be adequate or that the rate of future defaults and/or losses will be consistent with prior experience or at levels that will maintain the Company's profitability.

  In light of these risks, the Finance Company currently maintains a reserve that is established by purchasing sales finance contracts from the dealers at a discount and setting aside a portion of such discounts against which losses are charged. Because the Finance Company has limited operating results on which to base any expectations regarding future credit losses, there can be no assurance that the dealer reserves will prove sufficient to cover the actual losses experienced by the Finance Company.

ABILITY OF THE COMPANY TO CONTINUE ITS GROWTH STRATEGY

  The Finance Company's growth strategy is principally dependent upon its ability to purchase an increased number of automobile loans meeting its underwriting standards. The Finance Company's ability to increase its purchases of loans will depend in large part upon: (i) the attractiveness of its financing program to automobile dealers; (ii) its ability to attract and retain qualified employees; and (iii) its ability to successfully establish and maintain relationships with automobile dealers, both in states where the Finance Company is currently active and in additional states. After the consummation of the Split-Off Transactions, the Company's ability to maintain or improve its profitability will be dependent upon, among other things, its ability to (i) maintain appropriate procedures, policies and systems to ensure that it purchases loans with an acceptable level of credit risk; (ii) locate sufficient financing, with acceptable terms, to fund the purchase of automobile loans; (iii) manage the costs associated with hiring additional personnel and opening additional branch offices; and (iv) continue operating in competitive, economic, regulatory and judicial environments which are conducive to the Company's business activities. Changes in the Company's ability to obtain, maintain or enhance any or all of these factors or to successfully implement its growth strategy for the Finance Company could have a material adverse effect on the Company's operations and profitability.

RELATIONSHIPS WITH DEALERS

  The success and growth of the Company's business depends, in large part, upon its ability to establish and maintain relationships with automobile dealers. While the Company believes that the Finance Company has been successful in developing and maintaining relationships with automobile dealers, these relationships are non-exclusive and there can be no assurance that (i) the Company will be successful in maintaining such relationships or increasing the number of automobile dealers with which it does business or
(ii) that its existing automobile dealer base will continue to generate a volume of automobile loans comparable to the volume of such loans historically generated by such dealers.

COMPETITION

  The business of financing automobiles is highly competitive. Principal competitors in the subprime automobile finance business include similar finance companies which purchase sales finance contracts relating to used automobiles. Other potential competitors include well-established financial institutions, such as banks, savings and loans, small loan companies, credit unions, leasing companies and captive finance companies owned by automobile manufacturers. Many of these competitors have greater financial, technical and marketing resources than the Company has now or will have after the Split-Off. The Company does not possess any internal or external studies regarding its competitors or the Company's competitive position in the subprime automobile finance market. However, according to publicly available information from financial analysts, the subprime automobile finance market is believed to be a $70 billion market, with no one company having more than a 2% market share.

CONTROL BY CURRENT STOCKHOLDERS

  As of September 30, 1996, the Cole Family and the Taylor Family each beneficially owned approximately 25% of the shares of Common Stock then outstanding. After giving effect to the Split-Off Transactions, the Cole Family will beneficially own or control approximately 35% of the outstanding shares of Common Stock (assuming the Stock Amount equals 4,250,000 shares of Common Stock and such shares are retired by the Company). As a result, the Cole Family may be able effectively to control virtually all matters requiring approval by the stockholders of the Company, including the amendment of the Company's Certificate of Incorporation and Bylaws, the approval of mergers or similar transactions and the election of all directors. See "Security

Ownership of Management and Certain Beneficial Owners." In addition, certain provisions of the Company's Certificate of Incorporation and Bylaws could have the effect of delaying or preventing any change in control of the Company. Conversely, a decision by the Cole Family to sell or liquidate their position in the Company, for whatever reason, would have the effect of altering the balance of effective stockholder control of the Company, and could have the effect of altering the composition of the Board of Directors.

NO ASSURANCE OF DIVIDENDS

  Since 1994, the Company has paid quarterly cash dividends to its stockholders in the amounts shown in the table under "Summary--Market Price Data." Although the Company currently anticipates continuing the Company's policy of paying regular cash dividends, there can be no assurance that after the Split-Off is consummated, the Company will continue to pay dividends or, if dividends are paid by the Company, that the amounts of such dividends will be comparable to the dividends historically paid by the Company.

VESTING OF OPTIONS

  As a result of the Split-Off Transactions, all outstanding options to purchase Common Stock under the Company's 1991 Stock Option Plan (the "1991 Plan") will automatically become vested and, therefore, will be exercisable in full after the closing of the Split-Off Transactions. The Compensation Committee of the Board is considering proposals to accelerate the date for vesting of options under the 1991 Plan in order to facilitate more orderly sales of the shares of Common Stock issuable upon exercise of such options. Options held by persons who will no longer be employees of the Company as a result of the Split-Off Transactions (i.e., employees who will be remaining with the Bank) will expire unless exercised within 60 days after the consummation of the Split-Off. As of September 30, 1996, options to purchase 1,418,738 shares of Common Stock were outstanding under the 1991 Plan, including options to purchase 1,030,527 shares of Common Stock held by employees who are expected to remain with the Bank after the Split-Off. The shares issuable upon exercise of these options have been registered by the Company under the Securities Act of 1933, as amended (the "Act"), and, after issuance, will be freely tradeable in the public markets without restriction (except, in the case of affiliates of the Company, subject to the volume and other restrictions, but not the holding period requirement, imposed by Rule 144 under the Act). The sale of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. See "Proposal No. 1--Approval of The Share Exchange Agreement and the Split-Off Transactions--Interests of Certain Persons in the Split-Off Transactions."

                          FORWARD-LOOKING INFORMATION

  This Proxy Statement contains, and incorporates by reference, certain forward-looking statements that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1996. When used in this document and in the documents incorporated herein by reference, the words "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company, the Finance Company, the Bank, New Reliance or the New Holding Company or their respective management, are intended to identify such forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including the factors described above under "Risk Factors." Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's, the Finance Company's, New Reliance's, the Bank's or the New Holding Company's results in 1996, 1997 and beyond could differ materially from those expressed in any such forward-looking statements.

                              THE ANNUAL MEETING

RECORD DATE AND OUTSTANDING SHARES

  The Board of Directors has fixed the close of business on September 20, 1996 as the record date (the "Record Date") for determining stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, there were 14,758,569 shares of Common Stock outstanding and entitled to vote, held of record by 648 stockholders (although the Company has been informed that there are in excess of 5,000 beneficial owners). The outstanding shares of Common Stock constitute the only outstanding voting securities of the Company entitled to vote at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held by such person with respect to each matter (including election of directors) to be voted on at the Annual Meeting.

VOTING OF PROXIES

  The Proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting. Stockholders are requested to complete, sign and date the accompanying proxy and promptly return it in the accompanying postage paid envelope or otherwise mail it to the Company. Howard B. Silverman, James I. Kaplan and Solway F. Firestone, the persons named as proxies on the proxy accompanying this Proxy Statement, were selected by the Board of Directors to serve in such capacity. The shares represented by a proxy which is properly signed, dated, returned and not revoked will be voted in accordance with the instructions contained therein, or, if no direction is indicated, will be voted to approve all of the proposals recommended by the Board as indicated herein. Unless authority to vote for the election of directors (or for any one or more nominees) is withheld, proxies will be voted for the slate of five directors proposed by the Board of Directors. The Board of Directors presently does not intend to bring any matter before the Annual Meeting except those referred to in this Proxy Statement and specified in the Notice of Annual Meeting, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment and discretion; provided, however, that proxies directing a vote against a proposal may not be voted, pursuant to such discretionary authority, for a proposal to adjourn the Annual Meeting in order to permit further solicitation with respect to such proposal.

  Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company, at 350 East Dundee Road, Wheeling, Illinois 60090, of either (i) a written notice, duly executed by the stockholder, stating that the proxy is revoked or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may revoke a previously executed proxy by voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

VOTES REQUIRED

  The approval of (i) the Share Exchange Agreement and the Split-Off Transactions and (ii) the amendment to the Company's Certificate of Incorporation to effect the Name Change will require the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon. The vote of a plurality of the shares voted in person or by proxy will be required to elect the nominees for directors. Stockholders will not be allowed to cumulate their votes in the election of directors.

  As of the Record Date, members of the Taylor Family beneficially owned an aggregate of 3,647,582 shares (not including shares which may be acquired pursuant to the exercise of stock options) of Common Stock (approximately 25% of the shares of Common Stock then outstanding). Pursuant to the Share Exchange Agreement, the members of the Taylor Family have agreed to vote all of the shares of Common Stock owned or controlled by them in favor of the Share Exchange Agreement and the Split-Off Transactions, and they have advised the Company that they intend to vote in favor of the amendment to the Company's Certificate of Incorporation to effect the Name Change. As of the Record Date, members of the Cole Family beneficially owned an aggregate of 3,651,936 shares of Common Stock (approximately 25% of the shares of Common Stock then outstanding). The members of the Cole Family, represented by Lori Cole, have indicated their intent to vote or direct the vote of all shares of Common Stock over which they have voting control, for approval of (i) the Share Exchange Agreement and the Split-Off Transactions and (ii) the amendment to the Company's Certificate of Incorporation to effect the Name Change. As of the Record Date, the other executive officers and directors of the Company (excluding members of the Taylor Family and the Cole Family) as a group beneficially owned 700,197 shares (not including shares which may be acquired pursuant to the exercise of stock options) of Common Stock (approximately 4.7% of the shares of Common Stock then outstanding). Each of such executive officers and directors of the Company has advised the Company that he or she intends to vote or direct the vote of all shares of Common Stock over which he or she has voting control, subject to and consistent with any fiduciary obligations in the case of shares held as a fiduciary, for approval of (i) the Share Exchange Agreement and the Split-Off Transactions and (ii) the amendment to the Company's Certificate of Incorporation to effect the Name Change. The affirmative votes of the Taylor Family, the Cole Family and the other executive officers and directors of the Company will, collectively, be sufficient to approve the Share Exchange Agreement and the Split-Off Transactions and the amendment to the Company's Certificate of Incorporation to effect the Name Change, regardless of the votes of any other stockholders.

QUORUM; ABSTENTIONS AND BROKER NON VOTES

  The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum. Abstentions and broker non-votes will be included in determining the presence of a quorum. Abstentions and broker non-votes will have the same effect as votes cast against the proposals to approve
(i) the Share Exchange Agreement and the Split-Off Transactions and (ii) the amendment to the Company's Certificate of Incorporation to effect the Name Change. Neither abstentions nor broker non-votes will have any effect on the proposal to elect directors.

           PROPOSAL NO. 1--APPROVAL OF THE SHARE EXCHANGE AGREEMENT
                        AND THE SPLIT-OFF TRANSACTIONS

GENERAL

  The stockholders of the Company are being asked to approve the Split-Off Transactions and the Share Exchange Agreement pursuant to which the Split-Off Transactions will be accomplished. Pursuant to the Share Exchange Agreement, the Company will exchange all of the capital stock of the New Holding Company for the Stock Amount, which is to consist of not more than 4,500,000 shares of Common Stock and not less than the greater of (i) 4,000,000 shares of Common Stock and (ii) all of the shares of Common Stock owned by the Taylor Family immediately prior to the Split-Off. In addition, pursuant to the Share Exchange Agreement, prior to the Split-Off, the following Pre-Closing Transactions will occur: (i) the Bank will organize New Reliance as its wholly owned subsidiary to which the Bank will contribute its automobile receivables business, primarily consisting of the Dealer Agreements (as defined below) and the Automobile Receivables (as defined below), and the Cash Component (as defined below); (ii) the Bank will distribute the capital stock of New Reliance to the Company and the Finance Company will merge into New Reliance; and (iii) the Company will form the New Holding Company and transfer to it all of the Bank Stock, all of the Company's interest in Alpha Capital Fund and all of the capital stock of the Mortgage Company in exchange for all of the capital stock of the New Holding Company. THE DESCRIPTION OF THE SHARE EXCHANGE AGREEMENT AND THE SPLIT-OFF TRANSACTIONS SET FORTH HEREIN DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE SHARE EXCHANGE AGREEMENT, AS AMENDED AND RESTATED, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT AND INCORPORATED HEREIN BY REFERENCE.

THE SPLIT-OFF TRANSACTIONS

 Pre-Closing Transactions

  Formation of New Reliance. Prior to the Split-Off, the Bank will form New Reliance, a new wholly owned subsidiary, to which the Bank will contribute (i) its used automobile receivables business, consisting of (A) substantially all of the assets used in the Bank's automobile receivables business, including agreements with automobile dealers to purchase sales finance contracts (the "Dealer Agreements") and (B) the Automobile Receivables (as defined below) having a fair market value of between $30,000,000 and $31,000,000; (ii) the First Cash Component (as defined below); and (iii) the Second Cash Component (as defined below). The term "Automobile Receivables" means all of the Bank's rights and obligations pursuant to automobile loans, notes or the Bank's securities which as of the Closing Date are collateralized primarily with used automobiles. The term "First Cash Component" means: (1) if the Stock Amount is less than 4,250,000, cash in an amount equal to (A) $60,000,000 minus (B) the amount, if any, by which the fair market value of the Automobile Receivables exceeds $30,000,000 plus (C) the product of $33.00 and the difference between 4,250,000 and the Stock Amount; (2) if the Stock Amount is equal to 4,250,000, cash in an amount equal to (A) $60,000,000 minus (B) the amount, if any, by which the fair market value of the Automobile Receivables exceeds $30,000,000; or (3) if the Stock Amount is greater than 4,250,000, cash in an amount equal to (A) $60,000,000 minus (B) the amount, if any, by which the fair market value of the Automobile Receivables exceeds $30,000,000 minus (C) the product of $33.00 and the difference between the Stock Amount and 4,250,000. The term "Second Cash Component" means cash in an amount equal to (i) the amount of the Company's cash investment in Alpha Capital Fund, net of all partner distributions, return of capital and like payments, made from time to time prior to June 12, 1996, plus any additional cash investment made by the Company in Alpha Capital Fund thereafter if made with the Taylor Family's consent (which investment totalled $139,832 as of August 31, 1996), plus interest on the total amount invested beginning, as to each portion of such amount invested at different times, on the date of such investment, at the rate of 9% per annum, compounded annually (which interest was $9,533 as of August 31, 1996); plus (ii) the amount of the Company's aggregate cash investments in the Mortgage Company, net of all distributions to stockholders, return of capital and like payments, made from time to time prior to June 12, 1996, plus any additional cash investment made by the Company in the Mortgage Company thereafter if made with the Taylor Family's consent (which investment totalled $1,007,000 as of August 31, 1996), plus interest on the total amount invested at different times, on the date of such investment, at the rate of 9% per annum, compounded annually

(which interest was $61,258 as of August 31, 1996). The First Cash Component and the Second Cash Component are together referred to as the "Cash Component." The diagram on page 8 illustrates the structure of the Company after the formation of New Reliance.

  Transfer of New Reliance to the Company and the Merger of the Finance Company into New Reliance. Immediately prior to the Split-Off, the Bank will distribute all of the capital stock of New Reliance to the Company, following which the Company will cause the Finance Company to be merged with and into New Reliance. The surviving corporation in that merger will retain the name "Reliance Acceptance Corporation." The distribution of the New Reliance stock to the Company (followed by the merger of the Finance Company into New Reliance) is intended to qualify as a tax-free "pro rata" spin-off. Thereafter, New Reliance will conduct directly the used automobile receivables business acquired from the Bank and will own all of the subsidiaries previously owned by the Finance Company. The diagram on page 9 illustrates the structure of the Company after the transfer of New Reliance to the Company and the merger of the Finance Company into New Reliance.

  Formation of the New Holding Company. Prior to the Split-Off, the Company, subject to certain conditions, will form the New Holding Company and will transfer to the New Holding Company all of the capital stock of the Bank, all of the capital stock of the Mortgage Company and all of the Company's rights, obligations and interest in Alpha Capital Fund in exchange for all of the capital stock of the New Holding Company.

  All intercompany indebtedness between the Company and the Mortgage Company will have been repaid on the Closing Date. The parties have agreed that no intercompany indebtedness will be incurred after the date of the Share Exchange Agreement except in accordance with the Share Exchange Agreement. The diagram on page 10 illustrates the structure of the Company after the formation of the New Holding Company.

 The Split-Off

  At the Closing, the Company will transfer all of the capital stock of the New Holding Company to the Taylor Group in exchange for the transfer by the Taylor Group to the Company of the shares of Common Stock owned by the Taylor Group; provided, however, that the Stock Amount will not consist of more than 4,500,000 shares of Company Common Stock or less than the greater of (i) 4,000,000 shares or (ii) all of the shares of Common Stock owned by the Taylor Family immediately prior to the Split-Off (including any shares of Common Stock owned after the exercise of any options and shares in the Company's Employee Stock Ownership Plan and 401(k) Plan allocated to the Taylor Family). If, prior to Closing, the Company subdivides its Common Stock into a greater number of shares, combines its Common Stock into a smaller number of shares, effects a reclassification of its Common Stock or pays a dividend in shares of its Common Stock, the Stock Amount will be adjusted such that the aggregate value received is not increased or decreased as a result of such subdivision, combination, reclassification or dividend. The diagram on page 11 illustrates the structure of the Company and the New Holding Company immediately after the Split-Off (assuming the Stock Amount equals 4,250,000 shares of Common Stock and such shares are retired by the Company). In connection with the Split-Off Transactions, the Company will change its name to Reliance Acceptance Group, Inc., subject to approval of the amendment to the Company's Certificate of Incorporation by the stockholders of the Company at the Annual Meeting. See "Proposal No. 2--Approval of an Amendment to the Company's Certificate of Incorporation to Change the Name of the Company."

  The Taylor Family has the ability, in its discretion, to expand the Taylor Group to include other stockholders of the Company who are not members of the Taylor Family ("Other Taylor Group Members"). Any Other Taylor Group Members would be given the opportunity to exchange their Common Stock for capital stock of the New Holding Company on the same basis as the Taylor Family, subject to the limitation that the Taylor Group as a whole may exchange no more than 4,500,000 shares of Common Stock.

  Although the number and identities of the Other Taylor Group Members (if any) have not been determined, it is expected that the opportunity to exchange may be offered to certain persons who have a pre-existing relationship with the Taylor Family, the Company or the Bank, to the Company's Employee Stock Ownership Plan (the "ESOP") and to participants in the Company's 401(k) Plan (the "401(k) Plan"). The members of the

Taylor Family who are directors of the Company (the "Taylor Directors") anticipate that the New Holding Company will file a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and with the applicable state securities authorities with respect to the exchange offer to the potential Other Taylor Group Members. It is expected that the registration statement also will cover the exchange offer to the members of the Taylor Family.

REASONS FOR THE SPLIT-OFF TRANSACTIONS

  The Split-Off Transactions are intended to maximize stockholder value and to resolve substantial disagreements that have arisen among members of the Taylor Family and the Cole Family and certain other directors regarding the strategic direction of the Company. In particular, members of the Cole Family and certain other directors had expressed a desire to explore a possible strategic transaction involving the Bank, the Finance Company or the Company as a whole, while members of the Taylor Family and certain other directors had expressed their opposition to any such strategic proposals. The Split-Off Transactions are intended to address these issues in a manner that is beneficial for all stockholders of the Company. In addition, the Split-Off Transactions will allow a greater management focus on the automobile finance business.

  If the Split-Off Transactions are not consummated, the Board will need to consider alternative means of addressing the conflicts regarding the strategic direction of the Company. There can be no assurance that the Board will be able to address these conflicts in a manner that will not have an adverse effect on the business, results of operations or financial condition of the Company or on the market price of the Common Stock. See
"--Background of the Split-Off Transactions."

  As a subsidiary of a bank holding company, the Finance Company is subject to many regulatory restrictions that hinder the ability of the Finance Company to compete with non-bank holding company-owned and independent finance companies and that management believes reduce the Finance Company's profitability. As a result of these regulatory restrictions, among other things, the Finance Company currently lacks the flexibility to pursue the most appropriate funding strategies to support its operations. In particular, current regulations limit the ability of bank holding company-owned finance companies to maximize the use of commercial paper to fund their operations, the principal method of funding for non-bank holding company-owned and independent finance companies. While the Finance Company's operations are currently funded in part by commercial paper borrowings, the bank regulatory restrictions under which the Company operates at the present time prevent the Finance Company from funding its operations through commercial paper borrowings to the fullest extent that otherwise would be possible. The rate of interest charged on commercial paper is significantly lower than the cost of financing through other sources currently available to the Finance Company. The Split-Off will free the Company's consumer finance operations from these regulatory burdens. There can be no assurance, however, that the Finance Company will be able to realize the potential benefits of greater funding flexibility resulting from relief from Federal Reserve Board regulations. In this regard, Duff & Phelps Credit Rating Co. has placed the Company's subordinated debt rating and the Finance Company's commercial paper rating on watch for a possible downgrade. In addition, Fitch Investor Services has placed the Finance Company's commercial paper rating on FitchAlert with an evolving status. Any downgrading of the Company's or the Finance Company's credit ratings could adversely affect their respective cost of capital or ability to borrow funds. See "Risk Factors--Need for Funds; Possible Downgrade of Debt Rating; Potential Increase in Cost of Capital."

  There has been significant consolidation in the banking industry in general and in the Chicago market in particular. The Bank competes in what is perceived by some as a mature market against many competitors with substantially greater resources and market share. As a result of these and other factors, future growth opportunities for the Bank may be limited. The Finance Company has realized substantial and rapid growth since it was established as a separate subsidiary in 1992 and may have greater potential for growth than the Bank. The Bank's revenues and earnings have not grown as rapidly as the Finance Company's over the same period. The Split-Off Transactions will allow the Company's stockholders to hold a direct investment in the Finance Company without also having an investment in the Bank.

  The Split-Off Transactions also involve certain risks, including the risks associated with the automobile finance business of the Finance Company, the limited operating history of the Finance Company, the risk that the Split-Off Transactions will not be consummated and the other risks described under "Risk Factors." The Board of Directors considered these risks but determined that they were substantially outweighed by the benefits of the Split-Off Transactions. Consequently, the Board unanimously approved the Share Exchange Agreement and the Split-Off Transactions pursuant thereto and unanimously recommends that the stockholders of the Company vote FOR the Share Exchange Agreement and the Split-Off Transactions. Nevertheless, stockholders are urged to carefully read the discussion above under the heading "Risk Factors" before returning any proxy or voting at the Annual Meeting.

BACKGROUND OF THE SPLIT-OFF TRANSACTIONS

  During the first half of 1995, substantial disagreements between the Cole Family and certain other directors, on the one hand, and the Taylor Family and certain other directors, on the other hand, regarding the strategic direction of the Company and other matters began to develop. At a regular meeting of the Board of Directors of the Company (the "Board") on May 2, 1995, Irwin H. Cole, a director of the Company and one of the Company's two principal co-founders, expressed concerns about the Company's management and policies, including his views regarding the need to involve the Board in important business decisions at the Bank. Members of the Taylor Family disagreed with many of Mr. Cole's views and had their own concerns regarding the manner in which Mr. Cole's concerns would be addressed by the Board. Members of the Taylor Family and the Cole Family and certain other directors disagreed as to the Company's best future course for the maximization of stockholder value. In particular, members of the Cole Family and certain other directors had expressed a desire to explore a possible strategic transaction involving the Bank, the Finance Company or the Company as a whole, while members of the Taylor Family and certain other directors had expressed their opposition to any such strategic proposals. In addition, there were differences of opinion regarding the selection and nomination of persons to stand for election as directors and, among members of the Board, regarding the performance of the Company's and the Bank's top management. In order to address all of these concerns, the Board designated Solway F. Firestone and Ross J. Mangano to discuss these matters with Mr. Cole, Sidney J Taylor, a director of the Company and the Company's other principal co-founder, and the Company's senior managers in an effort to resolve the disagreements. These efforts were not successful.

  At a regular meeting of the Board on July 18, 1995, the Board was increased from 10 to 11 members and Lori Cole, the daughter of Mr. Cole, was elected to the Board. The Board of Directors took this action in part because Mr. Cole, as a result of illness, could no longer travel to attend Board meetings and the Board believed that the Cole Family, in light of its significant share ownership, should have active representation at meetings of the Board of Directors. At that meeting, Ms. Cole informed the Board that the Cole Family had, at its own expense, engaged the investment banking firm of Sandler O'Neill to evaluate the Company and to advise the Cole Family on the options available to the Company to maximize value for all stockholders. The Board unanimously voted to provide certain non-public information about the Company to Sandler O'Neill in order to allow it to do its evaluation, subject to Sandler O'Neill executing a satisfactory confidentiality agreement.

  At a special meeting of the Board on August 16, 1995, the Board was increased to 13 members and, in a substantially divided vote, Adelyn Dougherty and Richard Tinberg were elected to fill the two newly created vacancies. The directors who supported Mr. Tinberg's and Ms. Dougherty's election believed the increase in the Board was necessary to realize the Company's long-standing desire to increase the number of independent directors on the Board. Although there was no substantial disagreement as to the qualifications of Ms. Dougherty and Mr. Tinberg, several members of the Board objected to their selection because they believed that the addition of new members at that time would alter the Board's closely divided balance of viewpoints regarding maximization of stockholder value. The voting on these actions and the discussions among the directors at that meeting continued to reflect substantial disagreements concerning the Company's direction and management. In light of these disagreements and continuing disputes concerning these issues, the Board created a special committee (the "First Special Committee") consisting of Ms. Dougherty, Mr. Firestone, Dean L. Griffith and Mr. Mangano. Mr. Firestone was designated as the Chairman of the First Special Committee. The First Special Committee determined that it should investigate and report to the Board on questions which had been raised concerning executive management. This investigation by the First Special Committee included discussions with members of the Company's management, in addition to Jeffrey W. Taylor, the Company's Chairman and Chief Executive Officer and the son of Sidney J Taylor, and Bruce W. Taylor, the Company's President and Chief Operating Officer and the son of Sidney J Taylor.

  In August 1995, the First Special Committee retained independent legal counsel and began interviewing members of the Company's management. At a regular meeting of the Board on September 19, 1995, the First Special Committee presented to the Board its findings that the dispute between the Coles and the Taylors was affecting the Company's management and the performance of the Company, that a strong effort should be made by the Board to attempt to reconcile the dispute, that, in light of the serious and continuing nature of the dispute and its possible consequences, it appeared desirable to discreetly test the market for a possible sale of the Company and that another special committee should be formed to pursue the process of testing the market.

  An assistant vice president of the Federal Reserve Bank of Chicago made a presentation to the Board at the September 19, 1995 Board meeting in connection with a recent examination of the Company and the Bank. In his presentation, the assistant vice president noted that he was aware of the difference of opinion between the Coles and the Taylors and certain members of the Board, expressed his concern that the dispute could affect the Company's operations and urged the Board to take action to resolve the problem.

  At the September 19, 1995 Board meeting, the Board formed a second special committee (the "Second Special Committee") consisting of Mr. Firestone as Chairman, Ms. Cole, Mr. Mangano, Mr. Silverman and Mr. Jeffrey Taylor. The Second Special Committee was formed for the initial purpose of exploring and reporting to the Board on possible methods for determining the market value of the Company. The Second Special Committee retained the same independent counsel that the First Special Committee had retained.

  At a meeting of the Second Special Committee on September 28, 1995, the Second Special Committee, selected Chicago Corp. and Sandler O'Neill to be financial advisors to the Second Special Committee. Chicago Corp. was chosen because of its long-standing relationship with the Company. Sandler O'Neill was chosen because it previously had been retained by the Cole Family to provide advice regarding the Company's strategic options. The Second Special Committee believed that the services of both Financial Advisors would be valuable to the Second Special Committee. At that meeting, Jeffrey Taylor expressed various reasons for his opposition to that action and his concerns regarding testing the market for a possible disposition of all or part of the Company including the following: (i) the Company could be damaged by rumors of sale, (ii) customers and employees could be lost because of the uncertainty of the future ownership of the Company, (iii) instability could significantly damage the Bank and stockholder value of the Company, (iv) the Taylor Family did not want to sell, (v) the Taylor Family believed that stockholder value would best be enhanced by a strategy to stay independent and pursue its business plan, (vi) the Taylor Family believed that a forced sale would be unfair to them and other stockholders who did not want to sell their interest in the Company, and (vii) Jeffrey Taylor had been advised that there was no legal obligation of the Board to seek a purchaser of the Company.

  At a meeting of the Second Special Committee on October 18, 1995, the Financial Advisors made a presentation in which they recommended that the Company test the market for a possible disposition of all or part of the Company. The Second Special Committee adopted a resolution to recommend to the Board that it (i) retain the Financial Advisors to explore further the Company's strategic alternatives, including a merger or sale of the Company, and that in furtherance of this goal the Board instruct the Financial Advisors to contact a select number of prospective purchasers and (ii) delegate to the Second Special Committee the power and authority of the Board to manage the foregoing process, provided that the Company would not enter into a binding arrangement to merge or sell the Company without a presentation of that arrangement to the full Board and the Board's prior approval of that arrangement (collectively, the "Committee Recommendations"). Although Jeffrey Taylor voted against this resolution of the Second Committee, after explaining his reasons and concerns, Mr. Taylor stated that he and Bruce Taylor would cooperate if the Board's decision was to test the market.

  At the regular Board meeting on October 24, 1995, the Second Special Committee presented the Board with the Committee Recommendations. Jeffrey Taylor presented his alternative view as to why the Committee Recommendations were not in the best interests of the Company. Representatives of the Financial Advisors made presentations to the Board regarding various alternatives available to the Board, including maintaining the status quo, selling the entire Company, selling the Bank or the Finance Company, spinning off either the Bank or the Finance Company to the Company's stockholders, effecting an initial public offering of Finance Company stock, acquiring another financial institution, and pursuing an underwritten public offering of shares on behalf of stockholders who might wish to sell their shares. Following these presentations, the Board, in a substantially divided vote, adopted the Committee Recommendations. The divided vote reflected the fact that the Taylor Family and certain other directors continued to be opposed to a strategic transaction and to the delegation of the consideration of a possible strategic transaction to a committee, as opposed to the Board as a whole, while a majority of the directors were in favor of exploring the Company's strategic options. The Board also appointed Bruce Taylor as an additional member of the Second Special Committee.

  The Financial Advisors were retained by the Company by engagement letters dated October 31, 1995 for Chicago Corp. and November 3, 1995 for Sandler O'Neill. The Company publicly announced their retention on November 3, 1995. Following their retention, the Financial Advisors began contacting candidates that the Financial Advisors believed might be interested in acquiring all or part of the Company.

  On January 31, 1996, the Second Special Committee held a meeting at which the Taylor Family proposed a split-off transaction in which, immediately after the transfer of certain automobile loan assets and cash from the Bank to another subsidiary of the Company, the Taylor Family would exchange its existing shares of Common Stock, as well as certain additional shares of Common Stock, for all of the outstanding common stock of the Bank. After the members of the Taylor Family had left the meeting, the Second Special Committee received a progress report from the Financial Advisors regarding potential bidders for all or part of the Company and conducted a discussion of these potential bids and the Taylor Family's proposal.

  Between January 31 and February 19, 1996, Jeffrey Taylor and Bruce Taylor agreed that they would not participate in future deliberations of the Second Special Committee as long as the Taylor Family's proposal was still under consideration. During that same period, Lori Cole agreed that she also would not participate in those deliberations.

  On February 19, 1996, the Second Special Committee held a meeting at which the Financial Advisors presented an analysis of the Taylor Family proposal as well as an assessment of the Company's other possible alternatives.

  On February 20, 1996, the Board conducted a meeting at which Mr. Firestone presented a report on the Second Special Committee's work on strategic alternatives. The Board also discussed whether Mr. Silverman's status as Chairman of the Finance Company made it unwise for him to continue on the Second Special Committee and concluded that he should continue to serve on the Second Special Committee.

  On March 8, 1996, the Second Special Committee held a meeting at which it discussed the possibility of (1) the sale of the entire Company; (2) the sale of the Bank, combined with the use of cash proceeds to reduce the number of outstanding shares of the Company; (3) the Taylor Family proposal; and (4) the sale of the Finance Company, either alone or in connection with the sale of the Bank. The Second Special Committee also received a report from the Financial Advisors on discussions with third parties.

  On March 15, 1996, the Second Special Committee held a meeting at which it discussed a planned presentation of the Taylor Family's proposal to be made to the Board the following week. The Financial Advisors reviewed the leading strategic alternatives, including a sale of the entire Company for the stock of the acquiror, a cash sale of the Bank only, a split-off of the Bank and a cash sale of the Finance Company only. The Financial Advisors noted that maintaining the status quo did not appear to be acceptable to the Board. The Second Special Committee expressed the preliminary view that the sale of the entire Company for stock of the acquiror and a cash sale of the Bank only were acceptable, while the split-off proposal needed development by the Second Special Committee's advisors and by the Taylor Family and the sale of the Finance Company alone was not acceptable at that time.

  On March 25, 1996, the Second Special Committee conducted a meeting in preparation for the Board meeting to be held later that day. The Second Special Committee discussed whether Mr. Silverman, because of his status as Chairman of the Finance Company, and Melvin Pearl, because of his close relationship with the Taylor Family, had conflicts of interest that should preclude them from participating in Board discussions about strategic alternatives for the Company. The Second Special Committee concluded that neither Mr. Silverman nor Mr. Pearl had disqualifying conflicts of interest.

  On March 25, 1996, the Board conducted a special meeting. Because the purpose of the meeting was to discuss strategic alternatives, Sidney Taylor, Jeffrey Taylor and Bruce Taylor did not attend the meeting, which was chaired by Mr. Firestone. The Board concluded that it would hold a series of special meetings until the issues surrounding the Company's strategic alternatives had been decided, that the Board would be advised by the Financial Advisors and counsel to the Special Committee at these meetings and that these special Board meetings would replace future meetings of the Second Special Committee. The Board also discussed, but reached no conclusions regarding, whether it should request that Sidney Taylor, Jeffrey Taylor and Bruce Taylor not participate in those meetings (except as the Board deemed appropriate) until their proposal was either decided upon by the Board or withdrawn.

  At the meeting, the Board heard a presentation from the Financial Advisors describing their efforts to attract potential bidders for all or part of the Company since November 1995. The Financial Advisors noted that they had contacted 41 potential third party candidates and had received five proposals, all of which were subject to further review by the bidders. One of these proposals (the "Stock Merger Proposal") was to acquire all of the outstanding Common Stock for stock of the acquiror at a fixed exchange ratio; the value on the New York Stock Exchange as of March 25, 1996 of the acquiror's stock that the Company's stockholders would receive under such a transaction was approximately $416 million (or approximately $28.55 per share of Common Stock based on the number of shares of Common Stock outstanding on December 31,
1995). Two of these proposals were from third parties interested in acquiring only the Bank; one proposed a cash price of $240 million (although, based on discussions with that party, the Financial Advisors believed the party making that proposal might be willing to pay $250 million), while the other proposed a cash price in the range of $230 million to $250 million. The fourth and fifth proposals were to acquire the Finance Company; one proposed a cash price of $100 million to $125 million, while the other proposed a cash price of $200 million to $225 million with warrants and management stock options. The Board received a presentation from Mr. Silverman evaluating these proposals and held a general discussion of the available alternatives. The Taylors, along with their advisors, then joined the meeting and answered questions about the Taylor Family proposal.

  At a special meeting on March 27, 1996, the Board, with the Taylors present, heard a presentation from the party making the Stock Merger Proposal. Following that presentation, the Board discussed generally that party's proposal. The Taylors then left the meeting and the Financial Advisors reported on their valuation of the strategic alternatives in front of the Board. The Financial Advisors told the Board that, in their judgment, the Stock Merger Proposal was best for the Company's stockholders, with either of the third party proposals to acquire the Bank and the Taylor Family proposal being approximately equivalent in value if each were consummated but that the Taylor Family proposal was not as likely as the third party proposals to be consummated. Mr. Silverman agreed that the two proposals to acquire the Bank and the Taylor Family proposal were approximately equivalent in value if each were consummated, but believed that all three would provide greater value to the Company's stockholders than the Stock Merger Proposal if each were consummated. Both the Financial Advisors and Mr. Silverman agreed that the proposals to acquire only the Finance Company were too low or too uncertain to be worth pursuing.

  The Board and the Financial Advisors agreed that factors other than the consideration offered by each bidder were very important. One of these factors was whether the transaction could be consummated; since the Taylor Family proposal required a private letter ruling from the IRS that the transaction was tax-free, the raising of additional capital and regulatory approval of the transactions contemplated, it was the view of the Financial Advisors that the probability that the Taylor Family proposal might not be consummated was significantly higher than that probability for the competing transactions. However, it was noted that, unlike the other proposals, the

Taylor proposal was not subject to due diligence review. Another of these factors was whether the proposed transaction resolved the disagreements that had driven the Board to examine strategic alternatives in the first place; the Taylor Family proposal would accomplish this goal by creating two separate companies, while the proposals to acquire the Bank would leave each of the Cole Family and the Taylor Family owning approximately one-quarter of the remaining Company, with a significant potential for future disagreements. The Stock Merger Proposal was very likely to be consummated and would resolve the Board's internal disagreements because the entire Company would be acquired, but a number of directors believed the consideration offered was less valuable than the consideration offered in the competing transactions.

  At a special meeting of the Board held on April 1, 1996, the Taylor Family made a revised proposal in which they increased the number of Company shares to be exchanged for the shares of the Bank, increased the amount of cash to be transferred from the Bank, and agreed to a payment if the transaction did not close because of their failure to obtain financing. The Taylors then left the meeting, and the Board conducted a discussion of the revised Taylor Family proposal and the other proposals.

  On April 2, 1996, the Board held a special meeting at which, with the Taylors present, the Board's tax advisors discussed the likelihood of obtaining an IRS private letter ruling that the Taylor Family proposal would be tax-free. Those advisors told the Board that, while it was likely that such a private letter ruling could be obtained, there could be no assurance of doing so. The Taylors then left the meeting, and the Board discussed the various possible strategic alternatives with the Financial Advisors. Following those discussions, the Board decided to seek best and final proposals from third parties and to obtain more information about the probability of obtaining a private letter ruling through a prefiling conference with the IRS.

  On April 19, 1996, the Taylor Family submitted an improved written proposal for a "split-off" of the Bank from the Company. The improved proposal increased the number of shares of the Common Stock that would be exchanged for Bank Stock and changed the assets that would be transferred from the Bank to cash and accounts receivable.

  At a special Board meeting held on April 23, 1996, the Taylors made a presentation of a revised proposal and the Taylors then left the Board meeting. The Board was advised that the party making the Stock Merger Proposal had withdrawn that proposal because of technical difficulties related to the ability to use pooling of interests accounting treatment for the transaction. Nevertheless, the party making the Stock Merger Proposal requested additional time to prepare a possible new proposal. The Board discussed the remaining proposals, received a presentation from the Financial Advisors evaluating each of the proposals under consideration, decided to set a deadline of April 29, 1996 for receiving final written proposals for the purchase of the Company and/or the Bank and decided to make a choice between any proposals received at its May 1, 1996 meeting. The Financial Advisors were instructed to obtain the best possible proposals from third parties and the Taylor Family in advance of that meeting.

  Prior to the April 29, 1996 deadline, the party making the Stock Merger Proposal indicated that it would not make a new proposal and another party, which had previously indicated an interest in acquiring the Bank, decided not to pursue an acquisition of the Bank.

  After the remaining party that had previously made a proposal to acquire the Bank (the "Interested Third Party") had withdrawn that proposal, the Financial Advisors and the Second Special Committee attempted to solicit another proposal from the Interested Third Party. To that end, the Financial Advisors and Jeffrey and Bruce Taylor met with the chief executive of the Interested Third Party on April 25, 1996. At that meeting, the chief executive expressed a continuing interest in a potential acquisition of the Bank, but only if the transaction was supported by all of the directors of the Company and both the Cole and Taylor Families. He stated that until he was assured of such support, the Interested Third Party would not make another proposal to acquire the Bank. He went on to say that in a purchase of a Bank such as Cole Taylor, the goodwill associated with the relationships between the Bank's customers and management was a critical part of the purchase. Jeffrey Taylor stated in response that speaking as a stockholder only, he did not support a sale of the Bank to a third party.

  The Financial Advisors and special counsel had other conversations with the chief executive without the Taylors' participation. The chief executive also separately told members of the Taylor Family that he was not interested in purchasing the Bank without the support of the Taylor Family and that in light of the long-standing business and personal relationships among the Interested Third Party, the chief executive and the Taylor Family, the chief executive had no intention of bidding against the Taylor Family should it desire to purchase the Bank.

  In a special meeting conducted on May 1, 1996, the Board, without the Taylors present, was advised by special counsel that, on April 29, 1996, the chief executive of the Interested Third Party had stated that his company had a strong interest in acquiring the Bank and was prepared to submit a bid, subject to a due diligence condition, only if the Taylor Proposal was no longer under consideration. The executive stated that he had given his word to the Taylors that he would not submit a bid as long as the Taylors' bid was under consideration and explained that, because the Bank is a wholesale bank co-founded by the Taylor Family, and the Taylors' goodwill and relationships are very important for any purchaser, in his opinion, the support of the Taylors in the sale of the Bank would be essential. In response to a statement by special counsel that a winning bid would probably have to be at least $250 million or more, the chief executive indicated that he understood that and noted that his company's initial bid had been for $240 million with the statement that it could be increased.

  The Board was also advised by counsel that the Taylors were willing to include in their proposal a term by which they would make a $15 million payment (subject to reduction under some circumstances) if a transaction with them could not be consummated under certain circumstances. Those circumstances would include not only a failure to obtain the required new financing for the Bank or a failure to obtain regulatory approval for the transaction, each of which the Taylors had already proposed, but also because of a failure to obtain a favorable private letter ruling from the IRS.

  The Board then discussed what course it should take. It was noted that, as of the meeting, the Taylor Family proposal was the only proposal pending before the Board. While certain board members expressed concern that in their view the Taylors' pursuit of their own proposal had the effect of eliminating some competing bids for the Bank, it was also pointed out that the Taylors, as stockholders, had no obligations to support proposals they did not favor and that the efforts of the marketing process during the past several months had demonstrated that as a business matter it would be difficult to sell the Bank without the Taylors' support. It was also pointed out that the Taylor Family proposal would resolve the problem of disagreements among Board members while a sale of the Bank to a third party would not and that the Taylors' new willingness to make a payment if a favorable private letter ruling from the IRS could not be obtained ameliorated, to some extent, the risk to the Company that a transaction with the Taylors could not be consummated. The Financial Advisors reaffirmed to the Board that the value of the consideration to be received under the Taylor Family proposal was approximately equal to the consideration discussed by the two third parties who earlier had proposed acquiring the Bank. It was noted that the risk that the transaction with the Taylor Family would not be consummated was greater than the corresponding risk for the transactions which had been proposed by the two third parties, principally because of the need, before the Taylor Family proposal could be consummated, to obtain the Tax Ruling and for the Taylor Family to raise the additional financing for the Bank in order to comply with certain minimum capital requirements required by applicable banking laws and regulations. However, it was also noted that the Taylor proposal was not subject to due diligence and now included a provision requiring up to a $15 million payment if the transaction could not be consummated under certain circumstances and that those other transactions were no longer being proposed by the two third parties.

  Following the discussion, during a portion of the May 1 Board meeting at which the Taylors were present, and in response to an inquiry from the Board, the Taylors confirmed that, although it was their view that the Taylor Family proposal was in the best interest of all of the stockholders of the Company, if the Taylor Family proposal could not be effectuated, they, as directors and officers of the Company, would have an obligation to carry out any decision made by the Board.

  The Board decided to attempt to negotiate a definitive agreement with the Taylor Family. Between May 1, 1996 and June 12, 1996, representatives of the Board and legal counsel exchanged drafts and negotiated the terms of the Share Exchange Agreement with the Taylor Family and their legal counsel.

  On June 12, 1996, the Board held a special meeting for the purpose of considering the proposed transaction with the Taylor Family. Sidney Taylor, Jeffrey Taylor and Bruce Taylor were present at the meeting initially. After a brief statement by Jeffrey Taylor, Sidney Taylor, Jeffrey Taylor and Bruce Taylor excused themselves from the meeting. The Board received presentations from its financial and legal advisors about the proposed transaction. The Board also received a copy of a letter dated June 11, 1996 from Piper Jaffray Inc. ("Piper Jaffray"), financial advisor to the Taylor Family, to Jeffrey Taylor stating that Piper Jaffray was "highly confident" of its ability to raise the required new financing for the Bank.

  Chicago Corp. delivered to the Board its written opinion dated June 12, 1996 that, based upon and subject to various considerations set forth in the opinion and such other factors as it deemed relevant, as of the date of such opinion, the consideration to be received by the Company pursuant to the Share Exchange Agreement was fair from a financial point of view, to the non-Taylor Family stockholders of the Company.

  Sandler O'Neill delivered to the Board its written opinion dated June 12, 1996 that, based upon and subject to various considerations set forth in the opinion and such other factors as it deemed relevant, as of the date of such opinion, the consideration to be received by the Company pursuant to the Share Exchange Agreement was fair from a financial point of view, to the non-Taylor Family stockholders of the Company.

  The Board discussed the presentations and the advisability of entering into the proposed transaction. Following those presentations and discussions, the Board approved the terms of the Share Exchange Agreement and authorized its execution and delivery by a unanimous vote of the directors present. The Share Exchange Agreement was executed and delivered by the Company and the Taylor Family promptly after receipt of such approval.

  On June 19, 1996, an escrow account was established with The Northern Trust Company pursuant to the terms of the Share Exchange Agreement. The Taylor Family deposited 750,000 shares of Common Stock into the escrow account pursuant to an escrow agreement dated June 19, 1996 among the Company, the Taylor Family and The Northern Trust Company. The escrowed shares of Common Stock secure the payment by the Taylor Family of up to $15 million to the Company under certain circumstances pursuant to the Share Exchange Agreement.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE SHARE EXCHANGE AGREEMENT AND THE SPLIT-OFF TRANSACTIONS.

OPINION OF THE FINANCIAL ADVISOR TO COLE TAYLOR FINANCIAL GROUP, INC.

  Pursuant to the terms of an engagement letter with each of Sandler O'Neill and Chicago Corp. (collectively, the "Engagement Letters"), Sandler O'Neill and Chicago Corp. acted as financial advisors to the Company in connection with the Split-Off. In connection therewith, at the June 12, 1996 meeting at which the Board approved and adopted the Share Exchange Agreement, the Financial Advisors delivered written opinions (collectively, the "Fairness Opinions") to the Company's Board that, as of June 12, 1996, the consideration to the Company of (a) Common Stock of the Company in an amount equal to at least 4,000,000 shares and no more than 4,500,000 shares, and (b) the Cash Component and the Bank's automobile receivables business which will be spun-off from the Bank pursuant to the Share Exchange Agreement was fair, from a financial point of view, to the non-Taylor Family stockholders of the Company. THE FAIRNESS OPINIONS, WHICH SET FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN, ARE ATTACHED AS APPENDICES C AND D TO THIS PROXY STATEMENT AND ARE INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF SUCH OPINIONS SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDICES C AND D. HOLDERS OF THE COMPANY'S COMMON STOCK ARE URGED TO READ THE FAIRNESS OPINIONS IN THEIR ENTIRETY IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED SPLIT-OFF TRANSACTIONS. NEITHER OF THE FAIRNESS OPINIONS SHOULD BE CONSTRUED BY THE HOLDERS OF SHARES OF COMMON STOCK AS A RECOMMENDATION AS TO HOW THEY SHOULD VOTE AT THE ANNUAL MEETING.

  In connection with rendering the Fairness Opinions, the Financial Advisors performed a variety of financial analyses. The following is a summary of such analyses, but does not purport to be a complete description of the Financial Advisors' analyses. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to a partial analysis or summary description. Each of the analyses conducted by the Financial Advisors was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. The Financial Advisors did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching their conclusion, the Financial Advisors considered the results of the analyses in light of each other and ultimately reached their opinion based on the results of all analyses taken as a whole. The Financial Advisors did not place particular reliance or weight on any individual analysis, but instead concluded that their analyses, taken as a whole, supported their determination. Accordingly, each of the Financial Advisors believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying the Fairness Opinions.

  In performing its analyses, each of the Financial Advisors made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of the Company, the Taylor Group and the Financial Advisors. Any estimates contained in the Financial Advisors' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Because such estimates are inherently subject to uncertainty, neither the Company nor the Financial Advisors assume responsibility for their accuracy.

 Stock Trading History

  The Financial Advisors examined the history of the trading prices and the volume of the Common Stock, and the relationship of the movements in the prices of the Common Stock to movements in certain stock indices, including the Standard & Poor's 500 Index, the NASDAQ Banking Index and a composite group of publicly traded commercial banks in geographic proximity and of similar asset size.

 Analysis of Selected Publicly Traded Companies

  In preparing its presentation, the Financial Advisors used publicly available information to compare selected financial and market trading information, including book value, tangible book value, earnings, profitability and capital adequacy, for the Finance Company and certain other institutions. The 16 publicly traded automobile finance companies, each with a market capitalization below $250 million (the "Small Cap Group"), to which the Financial Advisors compared the Finance Company were ACC Consumer Finance Corporation, Aegis Consumer Funding Group, Asta Funding, Inc., AutoLend Group, Inc., Consumer Portfolio Services, Inc., Eagle Finance Corp., First Investors Financial Services, First Merchants Acceptance Corporation, Monaco Finance, Inc., MS Financial, NAL Financial Group, Inc., Onyx Acceptance Corporation, Search Capital Group, Inc., TFC Enterprises, Inc., Union Acceptance Corporation and Western Fidelity Funding, Inc. The Financial Advisors also compared the Finance Company to the following seven publicly traded automobile finance companies, each with a market capitalization over $250 million (the "Large Cap Group"): AmeriCredit Corporation, Credit Acceptance Corporation, Jayhawk Acceptance, Mercury Finance Company, National Auto Credit, Inc., Olympic Financial Ltd. and WFS Financial Inc. The analysis compared publicly available quarter-end financial information for the period ending March 31, 1996. The following comparisons are based upon the March 31, 1996 financial information. The data described below with respect to the Small Cap Group and the Large Cap Group consist of the mean (or average) data for such groups.

  The equity market capitalization for the Small Cap Group was approximately $72.7 million, and approximately $815.9 million for the Large Cap Group. The total equity to total assets ratio was 9.9% for the Company, compared to approximately 29.2% for the Small Cap Group and approximately 34.7% for the Large

Cap Group. The 5-year growth rate on assets was 24.1% for the Small Cap Group and 28.6% for the Large Cap Group. For the quarter ended March 31, 1996, the annualized return on average assets was 5.8% for the Company, compared to 6.8% for the Small Cap Group and 8.1% for the Large Cap Group. For the quarter ended March 31, 1996, the annualized return on average equity was 57.6% for the Company, compared to the latest 12 months' return on average equity of 23.4% for the Small Cap Group and 29.5% for the Large Cap Group. The latest 12 months' stock price to earnings multiples were 17.2 for the Small Cap Group and approximately 26.6 for the Large Cap Group. The stock price to earnings multiples based on calendar year 1996 estimates were approximately 11.8 for the Small Cap Group and approximately 18.1 for the Large Cap Group. The stock price to earnings multiples based on calendar year 1997 estimates were approximately 9.4 for the Small Cap Group, and approximately 13.8 for the Large Cap Group. The current stock price to book value for the Small Cap Group was approximately 2.7 and 4.7 for the Large Cap Group. The total capitalization to asset ratio was approximately 52.8% for the Small Cap Group and 54.6% for the Large Cap Group. The net debt to capital ratio was 47.6% for the Small Cap Group and 14.2% for the Large Cap Group. The calendar year 1996 price to earnings multiple to growth ratio was approximately 52.3% for the Small Cap Group and 62.4% for the Large Cap Group.

 Analysis of Selected Merger Transactions

  The Financial Advisors reviewed 30 transactions announced from January 1, 1990 to June 11, 1996 involving public commercial banks in the Chicago metropolitan area as targets with transaction values over $10 million ("Chicago Transactions") and 26 transactions completed from January 1, 1990 to June 11, 1996, involving midwestern commercial bank sellers with total assets between $1.0 and $3.0 billion and transaction values greater than $60 million ("Midwest Transactions"). The Financial Advisors reviewed the ratios of price to earnings, price to book value, price to tangible book value, deposit premium paid and type of consideration used in each such transaction and computed mean and median ratios and premiums for the respective groups of transactions. Based upon the median multiples for Chicago Transactions, the Financial Advisors derived an imputed range of values of the Bank of $228 million to $234 million. Based upon the median multiples for Midwest Transactions, the Financial Advisors derived an imputed range of values of the Bank of $224 million to $250 million.

 Discounted Dividend Stream and Terminal Value Analysis

  The Financial Advisors also performed an analysis which estimated the future stream of after-tax dividend flows of the Company through the year 2000 under various circumstances, assuming the Company performed in accordance with the earnings forecasts of its management and certain variations thereof (including variation with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expense and dividend payout ratio). To approximate the terminal value of the Common Stock at the end of the five-year period, the Financial Advisors applied price to earnings multiples ranging from 10 to 12. The dividend income streams and terminal values were then discounted to present values using a discount rate of 14%, chosen to reflect required rates of return of alternative investments. This analysis, assuming the current dividend payout ratio, indicated an imputed range of values of the Bank between $201 million and $230 million when applying different earnings multiples. In connection with their analysis, the Financial Advisors extensively used sensitivity analyses to illustrate the effects changes in the underlying assumptions would have on the resulting present value, and discussed these changes with the Company's Board of Directors.

  In addition, the Financial Advisors performed an analysis which estimated the future value of the Bank while varying annual asset growth rate. The asset growth assumptions ranged from 4.0% to 10.0%. The range of values arrived at using a 14% discount rate for the Bank were between $177 million and $188 million, assuming a return on assets ("ROA") of 1.0%. When varying the ROAs between 0.80% and 1.20%, keeping the asset growth rate constant at 8.0% and using a discount rate of 14%, the range of values was $142 million to $228 million.

  In connection with rendering the Fairness Opinions, the Financial Advisors reviewed, among other things: (i) the Share Exchange Agreement and exhibits thereto; (ii) the Company's audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its annual report to stockholders for the year ended December 31, 1995; (iii) certain financial analyses and forecasts of the Company prepared by and reviewed with management of the Company and the views of senior management of the Company regarding the Company's past and current business operations, results thereof, financial condition and future prospects; (iv) the impact of the Split-Off on the continuing operations of the Finance Company; (v) the historical reported price and trading activity for the Common Stock, including a comparison of certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; (vi) the financial terms of recent business combinations in the banking and finance company industries; (vii) the current market environment generally and the banking environment in particular; and (viii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as the Financial Advisors considered relevant.

  In performing their review, the Financial Advisors assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information reviewed by and discussed with them, and the Financial Advisors did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of the Company or any of its subsidiaries, or the collectibility of any such assets (relying, where relevant, on the analyses and estimates of the Company). With respect to the financial projections reviewed with the Company's management, the Financial Advisors assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management regarding the respective future financial performances of the Bank and the Company after the Split-Off and that such performances will be achieved. The Financial Advisors also assumed that there has been no material change in the Company's assets, financial condition, results of operations, business or prospects since the date of the last financial statements noted above. The Financial Advisors assumed that the Split-Off will qualify as a tax-free transaction, and have further assumed that the Finance Company will remain as a going concern for all periods relevant to their analyses and that the conditions precedent in the Share Exchange Agreement are not waived.

  Completion of the Split-Off is dependent on the successful resolution of a number of critical conditions (the "Conditions"), including the following: (1) the Taylor Group's ability to raise sufficient Tier 1 capital to adequately capitalize the restructured Bank; and (2) the receipt of all necessary regulatory approvals including, but not limited to, the approval of the Federal Reserve Board. Representatives of the Taylor Group have communicated to the Company and its representatives their high level of confidence that the Conditions can be satisfied in a manner which will ensure the successful completion of the Split-Off. Although the Financial Advisors have participated in such communications with representatives of the Taylor Group, the Financial Advisors have neither verified nor confirmed the representations of the Taylor Group's representatives as to the Taylor Group's ability to meet the Conditions. Although this opinion is based on the assumption that the Conditions can be met, and takes into account the establishment of an escrow arrangement with the Taylor Group which provides for certain payments to the Company under certain circumstances, this opinion in no way implies or should be interpreted to imply that the Conditions can, in fact, be met.

SELECTION AND COMPENSATION OF THE FINANCIAL ADVISORS

  The Company retained the Financial Advisors as independent financial advisors in connection with the Split-Off because Chicago Corp. had a long-standing relationship with the Company and Sandler O'Neill had been retained previously by the Cole Family to provide advice regarding the Company's strategic options. The Financial Advisors were also chosen because they are nationally recognized investment banking firms which are regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

  Pursuant to the Engagement Letters, the Company will pay the Financial Advisors a transaction fee in connection with the Split-Off, a substantial portion of which is contingent upon the consummation of the Split-Off. Under the terms of the Agreement, the Company will pay each of the Financial Advisors a transaction fee equal to 0.5% of the value of the transaction, or approximately $1.1 million, of which 70% is payable on the day of closing of the transaction. To date the Company has paid to each of the Financial Advisors $110,000. The sum of $220,000 will be payable to each of the Financial Advisors upon approval of the Share Exchange Agreement and the Split-Off Transactions by the stockholders of the Company. The Company has also agreed to reimburse each of the Financial Advisors for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify the Financial Advisors and their affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

THE SHARE EXCHANGE AGREEMENT

  On June 12, 1996, the Company and the Taylor Family entered into the Share Exchange Agreement, which sets forth the terms and conditions of the Split-Off Transactions. The Share Exchange Agreement was amended and restated as of June 12, 1996. The following is a brief summary of certain provisions of the Share Exchange Agreement, as amended and restated, a copy of which is attached hereto as Appendix A and is incorporated herein by reference. This summary does not purport to be complete and is qualified in its entirety by reference to the Share Exchange Agreement. ALL STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE SHARE EXCHANGE AGREEMENT, AS AMENDED AND RESTATED, IN ITS ENTIRETY.

 The Split-Off

  At the Closing, in exchange for the transfer of either the Bank Stock or the capital stock of the New Holding Company to the Taylor Family, the Taylor Family will assign and deliver or cause to be assigned and delivered to the Company a certain number of shares of Common Stock to be determined at the discretion of the Taylor Family (the "Stock Amount"); provided that, in no event will the Stock Amount consist of more than 4,500,000 shares of Common Stock or less than the greater of (i) 4,000,000 shares of Common Stock or (ii) all of the shares of Common Stock which are owned beneficially or of record by the Taylor Family (including any shares of Common Stock owned after the exercise of any options to purchase shares of Common Stock (the "Options") and any shares of Common Stock in the Company Employee Stock Ownership Plan and the Company 401(k) Plan allocated to members of the Taylor Family). All outstanding Options will become vested and exercisable prior to the Closing and each Taylor Family member holding any Options will exercise such Options at or prior to the Closing.

 Pre-Closing Transactions

  Formation of New Reliance. Prior to the Split-Off, the Bank will form New Reliance, a new wholly owned subsidiary, to which the Bank will contribute (i) its used automobile receivables business, consisting of (A) substantially all of the assets used in the Bank's automobile receivables business, including agreements with automobile dealers to purchase sales finance contracts (the "Dealer Agreements") and (B) the Automobile Receivables (as defined below) having a fair market value of between $30,000,000 and $31,000,000; (ii) the First Cash Component (as defined below); and (iii) the Second Cash Component (as defined below). The term "Automobile Receivables" means all of the Bank's rights and obligations pursuant to automobile loans, notes or the Bank's securities which as of the Closing Date are collateralized primarily with used automobiles. The term "First Cash Component" means: (1) if the Stock Amount is less than 4,250,000, cash in an amount equal to (A) $60,000,000 minus (B) the amount, if any, by which the fair market value of the Automobile Receivables (as defined below) exceeds $30,000,000 plus (C) the product of $33.00 and the difference between 4,250,000 and the Stock Amount; (2) if the Stock Amount is equal to 4,250,000, cash in an amount equal to (A) $60,000,000 minus (B) the amount, if any, by which the fair market value of the Automobile Receivables exceeds $30,000,000; or (3) if the Stock Amount is greater than 4,250,000, cash in an amount equal to (A) $60,000,000 minus (B) the amount, if any, by which the fair market value of the Automobile Receivables exceeds $30,000,000 minus (C) the product of $33.00 and the difference between the Stock Amount and 4,250,000. The term "Second Cash Component" means cash in an amount equal to (i) the amount of the Company's cash investment in Alpha Capital Fund, net of all partner distributions, return of capital and like payments, made from time to time prior to June 12, 1996, plus any additional cash investment made by the Company in Alpha Capital Fund thereafter if made with the Taylor Family's consent (which investment totalled $139,832 as of August 31, 1996), plus interest on the total amount invested beginning, as to each portion of such amount invested at different times, on the date of such investment, at the rate of 9% per annum, compounded annually (which interest was $9,533 as of August 31, 1996); plus (ii) the amount of the Company's aggregate cash investments in the Mortgage Company, net of all distributions to stockholders, return of capital and like payments, made from time to time prior to June 12, 1996 plus any additional cash investment made by the Company in the Mortgage Company thereafter if made with the Taylor Family's consent (which investments totalled $1,007,000 as of August 31, 1996), plus interest on the total amount invested at different times, on the date of such investment, at the rate of 9% per annum, compounded annually (which interest was $61,258 as of August 31, 1996). The First Cash Component and the Second Cash Component are together referred to as the "Cash Component."

  Transfer of New Reliance to the Company and the Merger of the Finance Company into New Reliance. Immediately prior to the Closing Date, the Company will cause the Bank to distribute all of the capital stock of New Reliance to the Company, and, thereafter, the Company will cause the Finance Company to be merged with and into New Reliance.

  Formation of the New Holding Company. Prior to the Closing, the Company will form the New Holding Company and will transfer to the New Holding Company all of the capital stock of the Bank, all of the capital stock of the Mortgage Company and all of the Company's rights, obligations and interest in Alpha Capital Fund in exchange for all of the capital stock of the New Holding Company. The Company is not, however, required to effectuate this transfer unless the Taylor Family has applied for and obtained appropriate regulatory approval for the New Holding Company.

  All intercompany indebtedness between the Company and the Mortgage Company on the Closing Date will be repaid, together with interest thereon at the interest rate specified by such indebtedness, and no intercompany indebtedness will be incurred subsequent to the date of the Share Exchange Agreement, except for such debt incurred in accordance with usual intercompany relationships and practices to support the ongoing business activities of the Finance Company in accordance with existing practices, including funding usual working capital contributions and normal budgeted expenditures and making reimbursements for services rendered in accordance with existing practices, budgets and plans.

 Additional Capital Required by the Bank after the Split-Off

  The Bank will require additional capital upon consummation of the Split-Off Transactions in order to comply with certain minimum capital requirements of applicable banking laws and regulations and requirements of any regulatory agencies. Under the Share Exchange Agreement, the Taylor Family has agreed to use its reasonable best efforts to obtain sufficient funds to satisfy these requirements (the "New Bank Financing"). The Taylor Family currently intends to obtain some or all of such financing from debt borrowed from an unaffiliated bank and from the net proceeds of a sale of securities of the Bank (or the New Holding Company, as the case may be) (the "New Bank Securities"). The terms of the New Bank Securities must be consistent with the Tax Ruling. The Tax Ruling provides that the New Bank Securities will be preferred stock and will have certain voting rights that will entitle the holders to elect, as a class, at least one, but less than 20% of the New Holding Company directors.

 Representations and Covenants

  Under the Share Exchange Agreement, each member of the Taylor Family, jointly and severally, made certain representations and warranties, including the following: (a) that the Share Exchange Agreement and the consummation of the Split-Off Transactions have been duly authorized and that the Share Exchange Agreement constitutes a legal, valid and binding obligation of each member of the Taylor Family; (b) representations and warranties regarding the number of shares of Common Stock and options to purchase Common Stock owned and that such shares and options will be free and clear of any security interests, liens or other encumbrances ("Liens"); (c) that they will cooperate with the Company in taking all necessary action to form the New Holding Company and cause the New Holding Company to enter into, ratify and approve the Share Exchange Agreement; (d) that the assets of the Bank's used automobile receivables business to be transferred to New Reliance are substantially all of the assets used exclusively in or necessary for the conduct of such business; and (e) that the transfer of the Stock Amount will transfer to the Company good and valid title to the shares of Common Stock constituting the Stock Amount, free and clear of any Liens, except for Liens the Company has permitted to attach.

  The Company made certain representations and warranties, including the following: (a) that the consummation of the Split-Off Transactions has been duly authorized and that the Share Exchange Agreement constitutes the legal, valid and binding obligation of the Company; (b) representations regarding the capital structure of the Bank and the Mortgage Company; (c) representations regarding the amounts and dates of its investments in the Mortgage Company and the Alpha Capital Fund; (d) that the Company will, at the Closing, have good and valid title to all of the Bank Stock, the capital stock of the Mortgage Company and the Alpha Interest, free and clear of any Liens; (e) that the transfer of the Bank Stock, the capital stock of the Mortgage Company and the interest in the Alpha Capital Fund to the Taylor Family, the Bank or the New Holding Company, as the case may be, will transfer to such person or persons good and valid title to the Bank Stock, the capital stock of the Mortgage Company and the interest in the Alpha Capital Fund, free and clear of any Liens, except for Liens the Taylor Family has permitted to attach; and (f) that the Company has not received since September 1, 1995 any Acquisition Proposal, except as previously disclosed.

  The covenants of the parties include, without limitation, the following: (a) the members of the Taylor Family who are directors of the Company (the "Taylor Directors") will submit, no later than August 31, 1996, any necessary applications to the applicable governmental authorities for approval of the Split-Off Transactions (including but not limited to the Federal Reserve Board) and the Bank and the Company will assist in such filings; (b) at the Annual Meeting, the members of the Taylor Family will vote all shares of Common Stock owned or controlled by them in favor of the Share Exchange Agreement and the Split-Off Transactions; (c) the Company and the Taylor Family will comply with any covenants made in connection with the Tax Ruling or with any applicable governmental authority to ensure the tax-free nature of the Split-Off Transactions; and (d) for the two-year period following the Closing Date, the parties agreed to take, or refrain from taking, certain actions which may affect the qualification of the Split-Off under Section 355 of the Code or the validity of the Tax Ruling (unless the party wishing to take such action provides the other party with a written opinion from nationally recognized tax counsel that the desired transaction will not affect the qualification of the Split-Off under Section 355 of the Code or the validity of the Tax Ruling).

 Conduct of Business Prior to the Consummation of the Split-Off Transactions

  The Bank and Mortgage Company. Under the Share Exchange Agreement, except as otherwise agreed to in writing by the Board and the Taylor Directors and except to the extent necessary to consummate the Pre-Closing Transactions, the Company and the Taylor Directors have agreed, prior to the earlier of the Closing Date and the termination of the Share Exchange Agreement, not to terminate or change the terms of the employment of Jeffrey W. Taylor or Bruce
W. Taylor at the Company. In addition, the Company and the Taylor Directors have agreed that, prior to the later of the Closing Date and the termination of the Taylor Sale Period, they will not terminate or change the terms or conditions of employment of any employees of the Company having an annual salary of $100,000 or more (other than Jeffrey W. Taylor or Bruce W. Taylor), the Bank (including Jeffrey W. Taylor and Bruce W. Taylor) or the Mortgage Company. The "Taylor Sale Period," which is defined under""--Termination," is generally the period of time beginning with the termination of the Share Exchange Agreement for specified reasons and ending on the earliest of (a) nine months; (b) the date the Company decides not to pursue or terminate the sale of the Bank; or (c) the date the Taylor Directors present to the Board a bona fide offer by a third party to purchase the Bank. The foregoing does not apply to employees of the Finance Company or its subsidiaries in their capacities as such.

  The Company and the Taylor Directors also agreed that, during the period from the date of the Share Exchange Agreement and continuing until the later of the Closing Date and the termination of the Taylor Sale Period, except to the extent necessary to consummate the Pre-Closing Transactions, to use their reasonable best efforts to cause each of the Bank and the Mortgage Company:
(a) to carry on its business in the ordinary course in substantially the same manner as previously conducted; (b) to keep in full force and effect any material contracts; (c) to keep in full force and effect the insurance coverage in effect on the date of the Share Exchange Agreement; (d) to use its best efforts to keep in full force and effect and preserve its business organization and material rights and franchises and to retain its present employee force; (e) to continue all usual intercompany relationships and practices to support the ongoing business activities of the Bank and the Mortgage Company in accordance with existing practices; and (f) to take such action as may be necessary to maintain, preserve, renew and keep in full force and effect its corporate existence and material rights and franchises.

  The Finance Company. Except as otherwise agreed to by the Board (with the participation of the Taylor Directors) and except to the extent required to consummate the Pre-Closing Transactions, the Company has agreed to use its reasonable best efforts to cause each of the Finance Company and the Finance Company's subsidiaries, from and after the date of the Share Exchange Agreement and until the earlier of the Closing Date or the termination of the Share Exchange Agreement, to: (a) carry on its business only in the ordinary course and consistent with past practices; (b) keep in full force and effect any material contracts except as they may terminate in accordance with their terms or in accordance with the terms of the Share Exchange Agreement; (c) keep in full force and effect the insurance coverage in effect on the date of the Share Exchange Agreement; (d) use its best efforts to maintain and preserve its business organization and material rights and franchises and to retain its present employee force and general customer relationships; (e) continue all usual intercompany relationships and practices to support the ongoing business activities of the Finance Company in accordance with existing practices; and (f) take such action as may be necessary to maintain and keep in full force and effect its corporate existence and material rights and franchises.

  Prohibited Transactions Without Approval. From and after the date of the Share Exchange Agreement and until the earlier of the Closing or the termination of the Share Exchange Agreement, the Company and the Taylor Directors have agreed to use their reasonable best efforts to cause the Bank and the Mortgage Company not to take certain actions, including the following (unless agreed to by the Board with the participation of the Taylor Directors): (a) except in the ordinary course of business and consistent with prior practice, (1) incur any obligation or liability, (2) assume, guaranty or endorse the obligations of any other person, (3) mortgage or pledge any of its assets or create or suffer to exist any Lien thereupon, or (4) obligate the Bank or the Mortgage Company to an intercompany charge; (b) amend or terminate any material contract which would materially adversely affect its rights thereunder; (c) acquire any corporation, partnership or other business or substantial part thereof; (d) sell or otherwise dispose of any substantial part of its assets; (e) enter into, dispose or divest itself of any joint venture or partnership or cause any business entity to become a subsidiary or affiliate; (f) sell or otherwise dispose of any real property owned or operated by it except for the sale of real estate held for sale in the ordinary course of business; (g) enhance, expand, modify, replace or alter any computer or data processing system owned, leased or licensed by it (including any software associated with any such computer or system); (h) authorize any expenditures in excess of $50,000, individually or in the aggregate; (i) make, originate or otherwise acquire any loans or loan commitments for any loans or lines of credit; (j) authorize for issuance, issue, sell, redeem or acquire any debt securities, shares of capital stock or other equity securities, or declare, issue or pay any dividend or other distribution of assets other than as set forth in the Share Exchange Agreement; (k) split, combine or reclassify any shares of its capital stock; (l) sell, pledge or otherwise encumber any stock owned by it in any subsidiary; (m) amend or permit the amendment of the certificate of incorporation, charter, bylaws or similar document of any subsidiary; (n) split, combine or reclassify any shares of capital stock; (o) enter into, adopt or (except as may be required by law) amend or terminate any bonus, compensation or any other benefit plan for the benefit or welfare of any director, officer or employee, increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of June 12, 1996 or hire any employee with a salary in excess of $150,000 per year or hire, terminate or change the terms of employment of any employee who would be entitled to any payment upon change of control of the Bank or the Mortgage Company; (p) acquire or dispose of any securities or interests for investment purposes or sell or purchase mortgage servicing rights; (q) open any new office or close any current office of the Bank, any of the Bank's subsidiaries or the Mortgage Company; or (r) enter into any transactions other than in the ordinary course of business.

  From and after the date of the Share Exchange Agreement and until the earlier of the Closing or the termination of the Share Exchange Agreement, the Company has agreed to use its reasonable best efforts to cause the Finance Company not to take certain actions, including the following (unless agreed to by the Board with the participation of the Taylor Directors): (a) except in the ordinary course of business and consistent with prior practice, (1) assume, guarantee or endorse the obligations of any other person, (2) mortgage or pledge any of its assets or create or suffer to exist any Lien thereupon, or (3) obligate the Finance Company to an intercompany charge; (b) amend or terminate any material contract which would materially adversely affect its rights thereunder; (c) acquire any corporation, partnership or other business or substantial part thereof; (d) sell or otherwise dispose of any substantial part of its assets; (e) enter into, dispose or divest itself of any joint venture or partnership or cause any business entity to become a subsidiary or affiliate; (f) sell or otherwise dispose of any real property owned or operated by it, except for the sale of real estate held for sale in the ordinary course of business; (g) enhance, expand, modify, replace or alter any computer or data processing system owned, leased or licensed by it (including any software associated with any such computer or system); (h) authorize any expenditures in excess of $50,000, individually or in the aggregate; (i) make, originate or otherwise acquire any loans or loan commitments for any loans or lines of credit; (j) authorize for issuance, issue, sell, redeem or acquire any debt securities or equity securities, or declare, issue or pay any dividend or other distribution of assets other than as set forth in the Share Exchange Agreement; (k) split, combine or reclassify any shares of its capital stock; (l) sell, pledge or otherwise encumber any stock owned by it in any subsidiary; (m) amend or permit the amendment of the certificate of incorporation, charter, bylaws or similar document of any subsidiary; (n) split, combine or reclassify any shares of capital stock of any of its subsidiaries; (o) enter into, adopt or (except as may be required by law) amend or terminate any bonus, compensation or any other benefit plan for the benefit or welfare of any director, officer or employee, increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of June 12, 1996 or hire any employee with a salary in excess of $150,000 per year or hire, terminate or change the terms of employment of any employee who would be entitled to any payment upon change of control of the Bank or the Mortgage Company; (p) acquire or dispose of any securities or interests for investment purposes or sell or purchase mortgage servicing rights; or (q) enter into any transactions other than in the ordinary course of business.

  The parties also agreed that between the date of the Share Exchange Agreement and the Closing Date, the Bank will pay monthly dividends to the Company in such amounts that the cumulative dividends for calendar year 1996 are equal to $10,100,000. If the Closing Date occurs prior to January 1, 1997, such amount shall be reduced by $27,671.23 for each day after the Closing Date and prior to January 1, 1997. If the Closing Date has not occurred prior to December 31, 1996, such dividends will be $880,000 per month of calendar year 1997.

  In addition, after the date of the Share Exchange Agreement and prior to the Closing Date, the Company and the Taylor Directors agreed to use their reasonable best efforts to cause the Company, the Bank and the Finance Company to obtain any waivers, consents, amendments or approvals required to prevent any default, acceleration or other adverse effect upon the Company, the Bank or the Finance Company under any indenture, credit agreement, note or other indebtedness.

No Solicitation

  The Company has agreed to immediately cease any existing discussion or negotiations with any third parties with respect to any Acquisition Proposal. Subject to certain exceptions described below, the Company also agreed that it will not (i) solicit or encourage any inquiries, proposals or offers, (ii) solicit or engage in negotiations or discussions concerning, or provide any non-public information or data to, any person or entity relating to any Acquisition Proposal, or (iii) agree to approve or recommend any Acquisition Proposal. However, the Company is not prevented from furnishing non-public information to, or entering into discussions or negotiations with, any person in connection with an unsolicited Acquisition Proposal or recommending such Acquisition Proposal to the stockholders if the directors determine in good faith that such action is required to discharge their fiduciary duties and the Company advises the Taylor Family of all non-public information delivered to such third-party.

 Additional Agreements

  The Taylor Family and the Company made certain additional agreements under the Share Exchange Agreement, including the following:

    Notification of Change. The parties agreed to notify each other of certain events, including (a) any material change in the ordinary course of business or operation of the Bank, its subsidiaries, or the Mortgage Company; and (b) any governmental complaints, investigations or hearings or the institution or threat of litigation involving the Bank, its subsidiaries or the Mortgage Company which is material or might have a material adverse effect.

    Regulatory Filings. The Company agreed to furnish the Taylor Directors, and the Taylor Directors agreed to furnish the Board, with any information relating to the Company, the Bank, its subsidiaries or the Mortgage Company required to be included in any filing that the Company, on the one hand, or the Taylor Family, on the other, is required to file in order to consummate the Split-Off Transactions.

    Compliance with Tax and Regulatory Representations. Each party agreed to comply with any covenants it made in connection with the Tax Ruling or with any applicable governmental authority to ensure the tax-free nature of the Split-Off Transactions. The Company agreed that, for the two-year period following the Closing Date, it will cause New Reliance to continue the operation of the used automobile receivables business previously operated by the Bank by taking certain actions including: (a) purchasing the same type of automobile receivables previously purchased by the Bank (except that such receivables may be collateralized by used automobiles only), (b) maintaining a portfolio of at least $30,000,000 in face amount value of such receivables (net of unearned finance charge), and (c) to the extent practicable, purchasing receivables from the same dealerships from which the Bank previously purchased such receivables.

    For two years following the Closing Date, unless the Taylor Family has obtained a tax opinion (a "Tax Opinion") satisfactory to the Company that the desired transaction will affect neither the tax-free qualification of the Split-Off nor the validity of the Tax Ruling: (a) no Taylor Family member will sell or enter into any transaction reducing economic risk with respect to the Bank Stock received in the Split-Off; (b) the Taylor Family will cause the Bank to continue the active conduct of its banking business; and (c) the Taylor Family will not permit either the Bank or the New Holding Company to merge with any other corporation, liquidate in whole or in part, sell or transfer any significant part of its assets, redeem or otherwise purchase any of its capital stock or, except as specifically provided by the Tax Ruling, issue additional shares of its capital stock. Regardless of whether the Taylor Family has obtained a Tax Opinion, the Taylor Family will not enter into any agreement for transfer of control of the Bank or the New Holding Company for one year following the Closing Date.

    For two years following the Closing Date, unless the Company obtains a tax opinion satisfactory to the Taylor Family that the desired transaction will affect neither the tax-free qualification of the Split-Off nor the validity of the Tax Ruling: the Company will not (a) sell or otherwise transfer the capital stock of New Reliance; or (b) permit New Reliance to merge with any other corporation, liquidate in whole or in part, sell or transfer any significant part of its assets, or redeem or otherwise purchase any of its capital stock (except in accordance with the Share Exchange Agreement or the Tax Ruling).

    The Company and the Bank have agreed to amend their tax allocation agreement so that the allocation through the Closing between the Company and its subsidiaries, on the one hand, and the Bank, on the other, will continue in a matter consistent with past practice. From the date of the Share Exchange Agreement, all tax benefits associated with the exercise or buyout of all compensatory options of Common Stock will inure solely to the Company and any audit claims or liabilities shall be borne by the party to whom the adjustment is attributable.

    Lease Arrangements. If requested by the Company, the Bank will sublease to the Company for 90 days after the Closing Date, the space currently utilized by the Company on terms reasonably acceptable to the parties. On the Closing Date, the Company will assign to the Bank any leases, licenses, and property used by, or adjacent to, the Bank properties but owned by the Company or the Finance Company, for no additional consideration. All property owned by the Bank as of June 12, 1996 will remain the property of the Bank on and after the Closing Date.

    Employees. The Company will assume all liability (and will indemnify the Bank and the Taylor Family for such liability) for any payments owed as a result of the Closing to persons specified in the Share Exchange Agreement or full-time employees of the Finance Company or its subsidiaries. The Taylor Family will cause the Bank to assume all liability (and the Bank will indemnify the Company and its subsidiaries) for any severance or change in control payments owed as a result of the Closing to employees of the Company, the Bank or its affiliates, other than persons specified in the Share Exchange Agreement or full-time employees of the Finance Company or its subsidiaries.

    Employee Benefit Plans. The Taylor Family agreed to cause the Bank or the New Holding Company to establish a new employee stock ownership plan and a new 401(k) plan, and the Company agreed to transfer to the new plans from the ESOP and the 401(k) Plan the account balances of employees who are or will become employees of the Bank at Closing and former employees of the Bank (the "Bank Employees"). Before the Closing Date, the Company will cause contributions to be made to the ESOP sufficient to prepay the outstanding ESOP loan and will cause the allocation to the accounts of participants of the shares of Common Stock that are released from the suspense account by reason of such loan prepayment. The trustee of the Bank's or the New Holding Company's new employee stock ownership plan may participate in the Split-Off as part of the Taylor Group as long as the trustee making the determination on the exchange of shares is an independent financial institution and retains an independent financial advisor. Members of the Taylor Family hold, and other members of the Taylor Group may hold, beneficial interests under the ESOP and the 401(k) Plan.

    Insurance Policies. The Bank may purchase from the Company, and the Company may purchase from the Bank, any insurance policies owned by the other party and providing coverage with respect to the purchasing party or any of its officers at the greater of the book value or the cash value of such policies.

 Conditions to Closing

  Under the Share Exchange Agreement, the obligations of the Taylor Family to effect the Split-Off Transactions are subject to the fulfillment or waiver of certain conditions, including the following: (i) the representations and warranties of the Company set forth in the Share Exchange Agreement are true in all material respects and the Company has performed and satisfied in all material respects all covenants and agreements required by the Share Exchange Agreement, (ii) all action required to be taken by or on the part of the Company or the Bank to authorize the execution, delivery and performance of the Share Exchange Agreement and the consummation of the Split-Off Transactions has been duly and validly taken by the Boards of Directors of Company and the Bank, (iii) the expiration or termination of any applicable waiting periods and the approval of the transactions by all applicable governmental authorities, (iv) the absence of any order, injunction or decree by any court, governmental agency, department or regulatory body prohibiting the consummation of the transactions, (v) the absence of any material new litigation which could reasonably be expected to have a material adverse effect on the business and financial condition of the Bank and its subsidiaries, (vi) the absence of any statute, rule, regulation or policy which prevents or restricts the consummation of the Split-Off Transactions,
(vii) the consummation of the Pre-Closing Transactions, (viii) the approval of the Split-Off Transactions by the holders of at least a majority of the outstanding shares of Common Stock and (ix) the receipt of all required approvals, consents and authorizations of any third parties in connection with the transactions, except for such approvals, consents and authorizations which if not obtained would not have a material adverse effect on the Bank and its subsidiaries.

  The obligations of the Company to effect the Split-Off Transactions are subject to the fulfillment or waiver of certain conditions, including the following: (i) the representations and warranties of the Taylor Family set forth in the Share Exchange Agreement are true in all material respects and the Taylor Family shall have performed and satisfied all covenants and agreements required by the Share Exchange Agreement, (ii) all action required to be taken by or on the part of the Taylor Family to authorize the execution, delivery and performance of the Share Exchange Agreement and the consummation of the Split-Off Transactions has been duly and validly taken by the Taylor Family, (iii) the expiration or termination of any applicable waiting periods and the approval of the transactions by all applicable governmental authorities, (iv) the absence of any order, injunction or decree by any court, governmental agency, department or regulatory body prohibiting the consummation of the transactions, (v) the absence of any material new litigation which could reasonably be expected to have a material adverse effect on Company and its subsidiaries (other than the Bank), (vi) the absence of any statute, rule, regulation or policy which prevents or restricts the consummation of the transactions, (vii) the consummation of the Pre-Closing Transactions; (viii) the approval of the Split-Off Transactions by the holders of at least a majority of the outstanding shares of Common Stock and (ix) the receipt of all required approvals, consents and authorizations of any third parties in connection with the transactions, except for such approvals, consents and authorizations which if not obtained would not have a material adverse effect on Company and its subsidiaries (other than the Bank), taken as a whole.

 Closing

  The Closing and the delivery of the certificates and acknowledgements required under the Share Exchange Agreement will take place on the Closing Date, which date will be fixed by mutual agreement of the Taylor Family and the Company as promptly as practicable following the satisfaction or waiver of the conditions to Closing set forth in the Share Exchange Agreement.

 Termination

  The Share Exchange Agreement may be terminated at any time prior to the
Closing: (i) by mutual written consent of the Taylor Family and the Company,
(ii) by the Taylor Family or the Company if any court of competent jurisdiction within the United States issues any order, decree or ruling or action restraining, enjoining or prohibiting the consummation of the Split-Off Transactions, (iii) by the Taylor Family or the Company in the event any approval of any applicable governmental authority has been denied or contains or is subject to terms or conditions which either party reasonably deems to be materially burdensome, (iv) provided the party seeking termination has satisfied in all material respects all covenants and agreements to be performed and satisfied by it on or prior to the date of termination under the Share Exchange Agreement, by the Taylor Family or the Company upon material breach by the other party of any of its covenants or agreements, subject to a 30-day right to cure following the receipt of written notice of such breach,
(v) by the Taylor Family or the Company if the Closing has not occurred prior to June 30, 1997 (provided the terminating party has not caused the closing not to occur in breach of the Share Exchange Agreement), (vi) by the Company, prior to the Annual Meeting, after the Company's receipt of an Acquisition Proposal if the Board determines, based on the advice of independent counsel, that such action is required for the discharge of the Board's fiduciary duties, (vii) by the Taylor Family if the Board withdraws or modifies in a manner adverse to the Taylor Family its approval of the Share Exchange Agreement, the Split-Off Transactions or its recommendation to the Company's stockholders or if the Company enters into an agreement providing for an Acquisition Proposal or the Board resolves to do any of the foregoing, (viii) by the Taylor Family if the Annual Meeting has not occurred prior to November 28, 1996 (unless the Taylor Family has caused the Annual Meeting not to occur prior to such date), or (ix) by either the Company or the Taylor Family if the stockholders of the Company do not approve the Split-Off Transactions at the Annual Meeting.

  If the Share Exchange Agreement is terminated due to a Triggering Termination (as defined below), the Company will be entitled to receive as an exclusive remedy, liquidated damages equal to $15,000,000 from the Taylor Family, which amount is subject to reduction depending on the result of the Bank Sale Process. A "Triggering Termination" means termination of the Share Exchange Agreement due to the following reasons: (i) failure to obtain the approval of any applicable governmental authority (other than because of a failure to comply with the Community Reinvestment Act or fair lending statutes); or (ii) if the Closing has not occurred prior to June 30, 1997 due to (A) the failure to obtain New Bank Financing, or (B) the failure to obtain the approval of any applicable governmental authority (other than because of a failure to comply with the Community Reinvestment Act or fair lending statutes).

  If the Share Exchange Agreement is terminated as a result of a Triggering Termination, the Company will use its reasonable best efforts to solicit bids from third parties for the sale of all of the equity interest in the Bank (the "Bank Sale Process"). The Taylor Family has agreed to use its best efforts to support the Bank Sale Process, and the Taylor Directors will direct such process. If, during the nine-month period after a Triggering Termination, the Company receives a Sufficient Bona Fide Offer (as defined below) to acquire all of the equity interest in the Bank that the Taylor Family wishes the Board to consider, the obligation of the Taylor Family to pay the Company $15,000,000 will be reduced (provided the obligation will never be less than zero) by the amount by which the Sufficient Bona Fide Offer would provide the Company with gross proceeds with a fair market value in excess of $235,000,000. A "Sufficient Bona Fide Offer" means an offer for all of the equity interest in the Bank from a financially reliable third party (or parties) that, if accepted, would be likely to be consummated and that, if consummated, would provide the Company with gross proceeds with a fair market value in excess of $235,000,000. The Board is under no obligation to accept a Sufficient Bona Fide Offer that the Taylor Family wishes the Board to consider, provided, however, that in the event the Board rejects a Sufficient Bona Fide Offer, the obligation of the Taylor Family to pay the Company $15,000,000 will be reduced in the same manner as is set forth in the preceding sentence. If no Sufficient Bona Fide Offer is received during the nine months after a Triggering Termination, the Taylor Family will pay the full $15,000,000 to the Company. The Company may, without the participation of any member of the Taylor Family, resolve not to pursue the Bank Sale Process or to enter into an agreement providing for the merger or disposition of the stock or assets of the Company prior to the expiration of the nine-month period following a Triggering Termination, in which case the obligation of the Taylor Family to pay the $15,000,000 to the Company will be extinguished. The Taylor Family deposited 750,000 shares of Common Stock into escrow to ensure payment of any liquidated damages required to be paid by the Taylor Family under the Share Exchange Agreement. See "--The Escrow Agreement."

  If the Share Exchange Agreement is terminated (i) by the Company after the receipt of an Acquisition Proposal if such action was necessary to discharge the Board's fiduciary duties or (ii) by the Taylor Family if the Board withdraws or modifies its approval of the Share Exchange Agreement or the Split-Off Transactions or if the Company has entered into an agreement providing for an Acquisition Proposal or the Board resolves to do any of the foregoing, the Company is obligated to pay the Taylor Family as an exclusive remedy, liquidated damages in an amount equal to (A) the Taylor Family's out of pocket expenses paid to lawyers, accountants, investment bankers or other experts plus (B) three percent of the fair market value as of the date of the Share Exchange Agreement of the Acquisition Proposal that gave rise to such termination. If the Share Exchange Agreement is terminated by the Taylor Family upon material breach of any of the Company's covenants or agreements contained in the Share Exchange Agreement which has not been cured within 30 days of written notice thereof by the Company, the Company is obligated to pay the Taylor Family as an exclusive remedy, liquidated damages equal to $15,000,000.

 Indemnification

  The Share Exchange Agreement provides that the Taylor Family will indemnify and hold harmless the Company and its affiliates from and against any and all losses, damages, claims, liabilities or obligations (including attorneys' fees and interest) ("Losses") with respect to (i) any breach of any representation, warranty or agreement of the Taylor Family contained in the Share Exchange Agreement and (ii) any brokerage fees, commissions or finders' fees payable on the basis of any action taken or caused to be taken by the Taylor Family. After the Closing, the Taylor Family is obligated to cause the Bank to indemnify and hold harmless the Company and its affiliates from and against any and all Losses (i) whenever incurred, arising or accrued, relating to the Bank, the Mortgage Company or the Company's ownership of securities in the Bank, the Mortgage Company or Alpha Capital Fund or (ii) incurred, arising or accrued prior to the Closing and relating to New Reliance. In addition, after the Closing, the Taylor Family is obligated to indemnify and hold harmless the Company from and against 25% of any Losses, including, without limitation, any costs or expenses of defense or settlement of any suits, actions or proceedings initiated by third parties and any judgments in such suits, actions or proceedings relating to the Split-Off Transactions and any Losses relating to disputes regarding terminations or limitations of the Options.

  The Company is obligated to indemnify and hold harmless the Taylor Family, its affiliates and the Bank from and against any and all Losses with respect to (i) any breach of any representation, warranty or agreement of the Company contained in the Share Exchange Agreement and (ii) any brokerage fees, commissions or finders' fees payable on the basis of any action taken or caused to be taken by the Company. In addition, after the Closing, the Company is obligated to indemnify and hold harmless the Taylor Family from and against any and all Losses (x) whenever incurred, arising or accrued, relating to the Company (except for matters for which the Taylor Family is indemnifying the Company pursuant to the Share Exchange Agreement) or the Finance Company or
(y) incurred, arising or accrued after the Closing and relating to New
Reliance.

  Unless the Share Exchange Agreement has been terminated by the Taylor Family due to a material breach by the Company of any of its covenants or agreements contained in the Share Exchange Agreement which has not been cured within 30 days of notice of such breach, the Taylor Family will indemnify and hold harmless the Company against all costs and liabilities related to the sale of the New Bank Securities, including, without limitation, all underwriting, accounting, legal, printing, filing fees and other expenses of a public or private offering and any liabilities relating to misstatements or omissions in the registration statement or other offering documents or any part thereof. The Bank will assume such indemnity and hold harmless agreement after the Split-Off.

 Amendment

  The Share Exchange Agreement may be amended or modified, and the terms thereof waived, at any time before or after the receipt of any approvals, by a writing executed by the Company and representatives of the Taylor Family. However, after stockholder approval of the Share Exchange Agreement and the Split-Off Transactions, no amendment may be made which by applicable law requires the further approval of the Company's stockholders unless such approval is obtained. If the Company determines that an amendment made after approval by its stockholders requires the further approval of its stockholders, it will call a special meeting of its stockholders for voting on such amendment and will resolicit proxies for use at such special meeting. Any such resolicitation will be made in substantially the same manner as the solicitation of proxies made pursuant to this Proxy Statement. From and after the date of the Share Exchange Agreement, any amendment of the Share Exchange Agreement, any action or inaction of the Company or any or its subsidiaries relating to the Share Exchange Agreement (other than as specifically set forth in the Share Exchange Agreement), including any termination of the Share Exchange Agreement by the Company, will require the concurrence of the Board or a duly authorized committee thereof by a majority of those voting, without the vote of any member of the Taylor Family.

 Expenses

  Except as otherwise specifically set forth in the Share Exchange Agreement (see "--Termination"), each party will pay its own fees and expenses incident to preparing for, entering into, and carrying out the Share Exchange Agreement and the Split-Off Transactions. The fees and expenses of the Company and the Finance Company, including any brokers', finders', investment bankers', attorneys', filing, accountants' or tax advisors' fees (collectively, "Fees") are to be borne by the Company, and the Fees of the Bank and the Taylor Family are to be borne by the Taylor Family. The Company expects that it will pay an aggregate of approximately $6,000,000 for Fees and special payments to certain employees as a result of the Split-Off Transactions.

THE ESCROW AGREEMENT

  Pursuant to an escrow agreement between the Taylor Family, the Company and The Northern Trust Company dated June 19, 1996 (the "Escrow Agreement"), the Taylor Family deposited 750,000 shares of Common Stock (the "Escrow Amount") into escrow to ensure payment of any liquidated damages required to be paid by the Taylor Family under the Share Exchange Agreement. The Northern Trust Company, as escrow agent, will hold the Escrow Amount in escrow until it receives (i) a final order or judgment of a court of competent jurisdiction directing the disposition of the Escrow Amount or any part thereof, together with an opinion of counsel to the Company or the Taylor Family that such order or judgment is final, or (ii) joint written notice from the Company and the Taylor Family, in which case the Escrow Amount will be distributed in accordance with such order or judgment or the joint written notice, as the case may be. A copy of the Escrow Agreement is attached hereto as Appendix B and is incorporated herein by reference. THE FOREGOING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ESCROW AGREEMENT.

THE STOCK REPURCHASE

  Although no decision has been made, after consummation of the Split-Off Transactions, the Company may repurchase from its then existing stockholders outstanding shares of its Common Stock (the "Stock Repurchase"). The Company would fund the Stock Repurchase with some or all of the Cash Component that it receives from the Bank in the Split-Off Transactions, provided that the Company does not expect to expend more than $60,000,000 for the Stock Repurchase, if the Stock Repurchase is effected. If commenced, it is possible that the Stock Repurchase may be effected through one or more tender offers, open market purchases, private purchases or otherwise. Alternatively, the Company may utilize some of the cash it receives from the Bank in the Split-Off Transactions to reduce existing debt, buy out compensatory stock options or pay dividends.

  The Stock Repurchase would only be effected, if at all, after consummation of the Split-Off Transactions. After consummation of the Split-Off Transactions, the Company may determine not to effect the Stock Repurchase or any of the other transactions described in the preceding paragraph. Consequently, regardless of whether the Split-Off Transactions are consummated, there can be no assurance as to when, if ever, the Stock Repurchase or any of such other transactions will be consummated or, if effected, the size, manner or duration of such Stock Repurchase or other transactions. Due to its contingent nature, the Stock Repurchase is not reflected in the pro forma financial statements included herein. STOCKHOLDERS OF THE COMPANY WILL NOT BE ASKED TO CONSIDER OR VOTE UPON THE STOCK REPURCHASE.

INTERESTS OF CERTAIN PERSONS IN THE SPLIT-OFF TRANSACTIONS

  The Taylor Family has played a very important role on the Board and in the management of the Company. Members of the Taylor Family collectively beneficially own approximately 25% of the outstanding Common Stock. In addition, Jeffrey W. Taylor is the Chairman of the Board and Chief Executive Officer of the Company, Bruce W. Taylor is the President of the Company and the Chief Executive Officer of the Bank and Sidney J Taylor is the Chairman of the Company's Executive Committee. Sidney J Taylor is one of the co-founders of the Bank. Jeffrey W. Taylor and Bruce W. Taylor are members of the Executive Committee and both were members of the Second Special Committee which, among other things, initiated the Company's exploration of its strategic options. The interests of the Taylor Family are different from the interests of the Company and the remaining stockholders with respect to the Split-Off Transactions. Consequently, the Board retained independent financial and legal advisors and negotiated with the Taylor Family at arm's length. The Board considered and approved the Share Exchange Agreement without the participation of members of the Taylor Family.

  Pursuant to the Share Exchange Agreement, all outstanding options to purchase Common Stock of the Company held by members of the Taylor Family will become vested and exercisable in full prior to the Closing. Each Taylor Family member holding any such options is obligated to exercise them at or prior to the Closing. As of September 30, 1996, members of the Taylor Family held options to purchase 280,540 shares of Common Stock, having an aggregate value of $5,971,816 (calculated by subtracting the exercise prices from the closing price of the Company's Common Stock of $30.00, as reported on the Nasdaq National Market). Additionally, as a result of the Split-Off Transactions, all outstanding options ("Employee Stock Options") to purchase Common Stock under the Company's 1991 Stock Option Plan (the "1991 Plan") will automatically become vested and, therefore, will be exercisable in full after the Closing. The Compensation Committee of the Board is considering proposals to accelerate the date for vesting of Employee Stock Options under the 1991 Plan in order to facilitate more orderly sales of the shares of Common Stock issuable upon exercise of such Employee Stock Options.

Employee Stock Options held by persons who will no longer be employees of the Company as a result of the Split-off Transactions (i.e., employees who will be remaining with the Bank) will expire unless exercised within 60 days after the consummation of the Split-Off. As of September 30, 1996, Employee Stock Options to purchase 1,413,738 shares of Common Stock were outstanding under the 1991 Plan, including Employee Stock Options to purchase 1,030,527 shares of Common Stock held by employees who are expected to remain with the Bank after the Split-Off. As of September 30, 1996, the following executive officers and directors of the Company held Employee Stock Options (having aggregate values calculated by the method stated above): (i) Howard B. Silverman, a director of the Company and Chairman and a director of the Finance Company held Employee Stock Options to purchase 40,000 shares, having an aggregate value of $768,000, (ii) Thomas L. Barlow, President, Chief Executive Officer and a director of the Finance Company, held Employee Stock Options to purchase 48,400 shares of Common Stock, having an aggregate value of $731,700, (iii) John Christopher Alstrin, Chief Financial Officer of the Company and the Bank, held Employee Stock Options to purchase 41,800 shares, having an aggregate value of $227,392, (iv) Melvin E. Pearl, a director of the Company, held Employee Stock Options to purchase 35,000 shares, having an aggregate value of $672,000, and (v) William S. Race, a director of the Company, held Employee Stock Options to purchase 102,235 shares, having an aggregate value of $2,410,800. As of September 30, 1996, the other employees who the Company considers to be members of its senior management team held Employee Stock Options to purchase an aggregate of 310,815 shares of Common Stock, having an aggregate value of $4,959,200.

  Pursuant to the Share Exchange Agreement, the Taylor Family has agreed to cause the Bank or the New Holding Company to establish a new employee stock ownership plan and a new 401(k) plan, and the Company has agreed to transfer to the new plans from the ESOP and the 401(k) Plan the account balances of employees who are or will become employees of the Bank at Closing and former employees of the Bank (the "Bank Employees"). Before the Closing Date, the Company will cause contributions to be made to the ESOP sufficient to prepay the outstanding ESOP loan and will cause the allocation to the accounts of participants of the shares of Common Stock that are released from the suspense account by reason of such loan prepayment. The trustee of the Bank's or the New Holding Company's new employee stock ownership plan may participate in the Split-Off as part of the Taylor Group as long as the trustee making the determination on the exchange of shares is an independent financial institution and retains an independent financial advisor. Members of the Taylor Family hold, and other members of the Taylor Group may hold, beneficial interests under the ESOP and the 401(k) Plan.

  Pursuant to a letter agreement approved by the Board of Directors on October 24, 1995 between the Finance Company and Mr. Barlow, upon the Closing, Mr. Barlow will be entitled to a cash payment equal to 250% of Mr. Barlow's annual base rate salary and incentive bonus for the then most recently completed calendar year, which cash payment will be equal to approximately $2.3 million plus any amounts necessary to pay federal excise taxes due to the classification of certain amounts as excess "parachute payments."

  On July 31, 1996, the Company entered into employment agreements with Messrs. Barlow and Silverman, which provide for Mr. Barlow's employment as the Company's President and Chief Executive Officer and Mr. Silverman's employment as the Chairman of the Board of Directors commencing upon consummation of the Split-off Transactions. The terms of employment for Messrs. Barlow and Silverman will begin on the Closing Date and end on December 31, 1999. Messrs. Barlow and Silverman will be entitled to yearly compensation at their annual base rate salaries, which are currently $325,000 and $250,000, respectively. The base rate salary will be subject to periodic review by the Board of Directors, which may increase but not decrease the amount. Messrs. Barlow and Silverman are also entitled to 45% and 10%, respectively, of the total incentive compensation pool for any incentive compensation program of the Company in effect in any year. These payments are required to be not less than that which would have been paid using the formula provided under the incentive compensation program that was in effect for fiscal 1995. Messrs. Barlow and Silverman will also be entitled to certain benefits, including, but not limited to, group health and life insurance, matching contributions to the Company's 401(k) plan, deferred compensation program, stock options and executive key man life insurance. Upon termination other than for "Cause" as provided in the employment agreements, Messrs. Barlow and Silverman will be entitled to receive lump sum payments amounting to all future salary and incentive compensation payable under the agreements.

  Pursuant to an agreement dated June 12, 1996, the Bank has agreed to pay Louis Joseph a severance payment of $200,000 upon the Closing, subject to Mr. Joseph's resigning from employment with the Bank at the Closing. Mr. Joseph is currently the Chief Administrative Officer of the Bank and, after the Split-Off, will hold an executive position with the Company. These arrangements were negotiated at arm's length between the Taylor Family and Mr. Joseph.

  Pursuant to an agreement dated June 12, 1996, the Bank has agreed to pay James I. Kaplan a severance payment of $200,000 upon the Closing, subject to Mr. Kaplan's resigning from employment with the Bank at Closing. Mr. Kaplan is currently the General Counsel for the Company and the Bank and, after the Split-Off, will continue to serve as the General Counsel of the Company. These arrangements were negotiated at arm's length between the Taylor Family and Mr. Kaplan.

ACCOUNTING TREATMENT

  The Split-Off represents a non-reciprocal transfer of non-monetary assets of the Company and will be accounted for based upon the fair value of the non-monetary assets distributed. An accounting gain or loss will be recognized at the date of the Split-Off to the extent the fair value of the Bank exceeds or is less than the Company's basis in the Bank. The Company currently estimates that it will recognize a gain of $78,800,000.

  As of June 12, 1996, the Company's banking segment, consisting of the Bank and the Mortgage Company, qualifies as discontinued operations as defined in APB 30, and financial statements for all subsequent periods prior to the Split-Off the Company will reflect the banking segment as discontinued operations. Financial statements of prior periods that include results of operations prior to June 12, 1996 will be reclassified to disclose the results of operations of the disposed segment, less applicable income taxes, as a separate component of income.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes those U.S. federal income tax considerations resulting from the Split-Off Transactions which are material to the Company and its stockholders. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the Company or its stockholders as described herein. The following discussion does not address the tax consequences of the Split-Off Transactions under state or local and non-U.S. tax laws or the tax consequences of transactions (if any) effectuated prior to or after the Split-Off Transactions (whether or not such transactions are undertaken in connection with the Split-Off Transactions).

  There will be no direct U.S. federal income tax consequences to non-Taylor Group stockholders of the Company as a result of the Split-Off Transactions.

  On September 3, 1996, the Company received from the IRS a Tax Ruling to the effect that the Split-Off will be treated as a tax-free transaction under
Section 355 of the Code. Pursuant to the Tax Ruling, for U.S. federal income tax purposes: (i) no gain or loss will be recognized by the Company upon the exchange of the capital stock of the New Holding Company for Common Stock held by the Taylor Group, and (ii) no gain or loss will be recognized by (and no amount will be included in the income of) the Taylor Group upon their receipt of capital stock of the New Holding Company in exchange for the Common Stock owned by them. The Tax Ruling was issued based upon certain factual representations and assumptions, which if incorrect or untrue in any material respect, may invalidate the Tax Ruling. A copy of the Tax Ruling is attached hereto as Appendix E and is incorporated herein by reference, THE FOREGOING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TAX RULING.

  There will be no material U.S. federal income tax consequences to the Company as a result of the Pre-Closing Transactions.

APPRAISAL RIGHTS

  Stockholders of the Company who dissent from the Split-Off Transactions will not be entitled to rights of appraisal under Section 262 of the DGCL.

REGULATORY REQUIREMENTS

  The Split-Off Transactions are subject to approval by the Federal Reserve Board under the Bank Holding Company Act ("BHCA"). On August 30, 1996, the Taylor Directors submitted an application to the Federal Reserve Board for approval of the transaction and, on September 13, 1996, the Federal Reserve Board requested additional information. The Taylor Directors filed the additional information in response to this request and on September 26, 1996 were informed by letter that the application had been accepted as informationally complete and was being processed by the Federal Reserve Bank of Chicago under delegated authority. The Taylor Directors were also informed that, in accordance with regulations, the application was forwarded to the State of Illinois Office of Banks and Real Estate and the Federal Deposit Insurance Corporation for comment, and that the U.S. Department of Justice had also been notified.

  Regulations under the BHCA provide that actions processed under delegated authority normally will be acted upon within a 30-calendar day period after acceptance, although the applicable Federal Reserve Bank may at any time during that period determine to refer the application to the Federal Reserve Board, in which case the processing of the application could be extended an additional 30 days or longer. Assuming the application is to be acted upon under delegated authority, the Federal Reserve Bank of Chicago should act upon the Taylor Director's application by October 26, 1996. If the application is approved, the Federal Reserve Board is required to immediately notify the U.S. Department of Justice. In accordance with BHCA requirements, the Split-Off Transactions may not be consummated until 15 calendar days after receipt of this approval, assuming no objection is raised by the U.S. Department of Justice.

  As stated under "The Share Exchange Agreement--Additional Capital Required by the Bank after the Split-Off," the Taylor Family intends to raise additional Bank capital through the sale of New Bank Securities to adequately capitalize the Bank to allow it to continue as a "well capitalized institution" for the purpose of the relevant regulatory capital guidelines. It is likely that, if the Federal Reserve Board approves the application, it will do so only on the condition that the additional required capital will be raised. Accordingly, if the additional capital were not raised, the approval of the Federal Reserve Board would be withdrawn and the Taylor Family would be unable to consummate the Split-Off Transactions.

  Although the Taylor Directors have agreed to use reasonable best efforts to obtain financing sufficient to satisfy these requirements, there can be no assurance that such financing will be obtained. Piper Jaffray, the financial advisor to the Taylor Family, issued a letter, dated June 11, 1996, stating that Piper Jaffray was "highly confident" of its ability to raise the required new financing for the Bank. If the Taylor Family is unable to consummate the sale of the New Bank Securities, the Taylor Family will need to find other financing or will be unable to consummate the Split-Off Transactions.

  Although, under the terms of the Share Exchange Agreement, the Taylor Family and the Company each have agreed to use their reasonable best efforts to obtain all necessary regulatory approvals, there can be no assurance as to when, or if, such approvals will be granted.

  The Company and the Taylor Family are not aware of any other governmental approvals or actions that are required for the consummation of the Split-Off Transactions. Should any such approvals or actions be required, it is currently contemplated that such approvals or actions would be sought, but there can be no assurance that such other approvals, if any, would be received. Moreover, if other required approvals, if any, are received, there can be no assurance as to the date of such approvals or that such approvals will not be conditioned in a manner that would cause either of the parties to abandon the Split-Off Transactions. See "Risk Factors--Regulatory Matters; Additional Capital Required by the Bank."

                 THE COMPANY AFTER THE SPLIT-OFF TRANSACTIONS

BUSINESS OF THE COMPANY AFTER THE SPLIT-OFF

  The Split-Off Transactions, if approved and consummated, will effect a fundamental change in the nature of the Company's business. The Company will cease its traditional commercial and consumer banking business, which has historically provided the substantial majority of the Company's revenues and income. The Company will retain the consumer finance business of the Finance Company, which commenced operations in January 1993, and the Bank's used automobile receivables business, which commenced operations in 1982. After the Split-Off, the Company's business will focus almost entirely on the automobile finance market. In connection with the Split-Off Transactions, the Company will change its name to Reliance Acceptance Group, Inc., subject to approval of the amendment to the Company's Certificate of Incorporation by the stockholders of the Company at the Annual Meeting. See "Proposal No. 2-- Approval of an Amendment to the Company's Certificate of Incorporation to Change the Name of the Company."

 The Finance Company

  The Finance Company commenced operations as a separate subsidiary of the Company in January 1993 and, at September 30, 1996, operated 47 Reliance Acceptance Corp. offices, with 16 offices in Texas, five offices in Georgia, four offices in Ohio, three offices in Florida, three offices in Colorado, two offices in Indiana, three offices in Tennessee, two offices in Nevada, one office in New Mexico, one office in Kentucky, one office in South Carolina, one office in Arizona, one office in Illinois, one office in North Carolina, one office in Washington and one office in Missouri. The Finance Company's headquarters are located in San Antonio, Texas. In the remainder of 1996, the Finance Company plans on opening approximately two additional offices in these and other states. To date, the Finance Company's operations have focused on purchasing closed-end retail sales finance contracts, primarily in connection with sales of used automobiles.

  The Finance Company operates through a network of decentralized branch offices under the name of Reliance Acceptance Corp., each staffed with a branch manager who reports to an experienced regional director. A typical Reliance Acceptance Corp. branch is located in an office building that is reasonably close to the new and used car automobile dealers that send sales finance contracts to the Finance Company's branch offices for purchase approval. Having no direct loans, but only sales finance contracts in their portfolio, permits branch offices to operate efficiently with a small staff and control their overhead expenses.

  Dealer Loan Organization. Each branch office of the Finance Company purchases sales finance contracts from dealers located in its local market area. Relationships are established with automobile dealers by each branch after performing credit reviews on the dealer. Approved dealers enter into contractual relationships with the Finance Company. This contract specifies, among other things, the percentage of dealer discount for possible credit loss that will be deducted from the purchase proceeds of sales finance contracts and the processing fees to be paid by the dealer for each contract purchased by the Finance Company. The Finance Company competes for business on the basis of service, namely in short response times for approval or disapproval of credit applications, consistent application of the Finance Company's underwriting standards, and immediate funding of sales finance contract purchases upon delivery of all required documents. Pursuant to this business strategy, the Finance Company has significantly increased the number of dealers with which it contracts to over 1,200 as of December 31, 1995 from approximately 1,000 as of December 31, 1994.

  Underwriting. The Finance Company purchases each sales finance contract in accordance with its underwriting standards and procedures, which are intended to assess the applicant's ability to repay the amounts due on the loan and the adequacy of the financed vehicle as collateral. The majority of automobiles financed by the Finance Company range in age from used current year models to those that are five years old with less than 100,000 miles. Most of the Finance Company's customers have some derogatory credit history, but have performed satisfactorily in previous automobile financing transactions.

  Nonrefundable Dealer Discounts. As protection to the Finance Company for possible credit losses, the Finance Company purchases sales finance contracts at an average discount of 8% and credits a nonrefundable dealer discount account in the amount of such discount for the purpose of absorbing credit losses. Amounts in this account are not refundable to dealers, nor are dealers required to fund losses in excess of the reserves. The applicable discount is negotiated with each dealer. These dealer discounts, net of charges to dealer discount for loan losses, are accreted to income over the terms of the loans using the level yield method. Under the Finance Company's revolving credit agreement, the ratio of the allowance for loan losses and nonrefundable dealer discounts to net finance receivables must equal the greater of four percent or the preceding twelve-month net charge-off percentage (as defined in the revolving credit agreement discussed below). In addition to the loss protection provided by the unamortized, nonrefundable dealer discounts, in the event of a significant rise in interest rates, the Finance Company would likely attempt to negotiate a larger discount with its dealers.

  Internal Reviews. Finance Company policy provides that each branch office be formally examined at least every three months by a regional director. This examination includes a review of the quality of the sales finance contracts that were purchased by the branch, business development activities and internal operating procedures to ensure compliance with established policies.

  Sources of Funds. The Finance Company's purchases of sales finance contracts are primarily financed with funds drawn from three principal sources. First, there is a $200 million commercial paper facility which is guaranteed by the Company and supported by a $295 million secured senior debt revolving credit agreement discussed below. The commercial paper was rated D-2 by Duff & Phelps Credit Rating Service and F-2 by Fitch Investor Services until the Split-Off Transactions were announced. Second, there is the $295 million secured senior debt revolving credit agreement, which backs up the commercial paper facility and is secured by the finance receivables of the Finance Company. The revolving credit agreement (which is due to be reduced to $250 million on November 15, 1996) expires on July 12, 1997. Outstanding borrowings bear interest at floating rates, at the Finance Company's option, either equal to a reference rate plus .5% or adjusted LIBOR plus 2.25%. The revolving credit agreement includes financial covenants relating to the ratio of debt to adjusted tangible net worth (as defined), the ratio of the allowance for loan losses and nonrefundable dealer discounts to finance receivables, the ratio of unsubordinated debt to borrowing base (as defined), the ratio of adjusted net income (as defined) to interest expense and to fixed charges (as defined), and the charge-off policy. It also contains restrictions, among others, as to dividend payments, merger or disposal of assets, and creation of liens on assets owned or acquired. This facility is subject to a "keep well" agreement with the Company. The Finance Company is presently attempting to negotiate a permanent increase in the revolving credit agreement and an extension of the maturity date. Third, the Finance Company borrows funds from the Company as needed at market interest rates.

  Duff & Phelps Credit Rating Co. has placed the Company's subordinated debt rating and the Finance Company's commercial paper rating on watch for a possible downgrade. In addition, Fitch Investor Services has placed the Finance Company's commercial paper rating on FitchAlert with an evolving status. Any downgrading of the Company's credit rating could have the effect of increasing the Company's borrowing rates and the interest rates on the Finance Company's commercial paper and could negatively impact the marketability of the Finance Company's commercial paper.

  As indicated above, the Finance Company has financed its operations to date primarily through intercompany loans, bank loans and commercial paper sources. After the Split-Off, the Company's current sources of funds may not be adequate to fully support the Company's growth plans. Consequently, the Company is actively pursuing new sources of funds, such as securitizations of automobile loans or public or private offerings of debt securities.

  The Company is actively pursuing securitizations of pools of its subprime automobile loans to fund operations, with an initial securitization targeted for the fourth quarter of 1996. The Finance Company has not securitized subprime automobile loans to date, and there is no assurance that it will attempt to do so or be able to do so on favorable terms. The Company's access to the asset backed securities markets will be dependent in part upon its financial condition and results of operations, which could be affected negatively by cyclical swings or other adverse developments in the demand for or collectibility of subprime automobile receivables. Market and other considerations, including the conformity of automobile receivables contracts to rating agency requirements, could also affect the Company's ability to successfully access the securitization market.

  Competition. The consumer finance business is highly competitive. The Finance Company's principal competitors are similar finance companies which purchase sales finance contracts relating to used automobiles. Other competitors of the Finance Company include well-established financial institutions, such as banks, savings and loans, small loan companies, credit unions, a variety of local, regional and national consumer financing institutions and captive finance companies of automobile manufacturers. Many of these competitors have greater financial, technical and marketing resources than the Company and offer other forms of financing to automobile dealers, including, but not limited to, vehicle floor plan financing and leasing. The Company does not possess any internal or external studies regarding its competitors or the Company's competitive position in this market. However, according to publicly available information from financial analysts, the subprime automobile finance market is believed to be a $70 billion market, with no one company having more than a 2% market share.

  Other Risks Associated with Operations. There are certain material risks associated with the automobile finance business conducted by the Finance Company in addition to the risks described under "--Sources of Funds" and "-- Competition." There is an inherent risk that a portion of the sales finance contracts purchased by the Finance Company will become defaulted contracts or be subject to certain claims or defenses which automobile buyers may assert against automobile dealers or the Finance Company as the holder of the contracts. Additionally, the business of financing automobiles is substantially dependent upon sales of automobiles and related demand by consumers for financing. Moreover, the Finance Company's automobile finance operations are of relatively recent origin, particularly as compared to the Bank's traditional consumer and commercial banking business, which commenced over 60 years ago. The growth and success of these automobile finance operations are dependent upon a number of factors, including the Company's continued ability: (a) to establish and maintain relationships with automobile dealers; (b) to purchase an increased number of loans meeting the Company's underwriting standards; and (c) to find expansion opportunities and to successfully implement the Finance Company's expansion strategy.

  After the Split-Off, the Company will focus almost entirely on, and will depend almost entirely upon the financial performance and growth of, this automobile finance business. Consequently, the Company will be affected to a much greater extent by the risks described above. Furthermore, the loss of the earnings strength and assets of the Bank in the Split-Off could increase the Company's or the Finance Company's cost of capital, which could adversely impact the Company's operating results and ability to grow. Additionally, after the Split-Off, there may be an increase in volatility of the Company's stock price due, at least in part, to the Company's dependence on a single business segment. See "Risk Factors--Loss of Banking Operations which have Historically Accounted for the Substantial Majority of the Company's Earnings and Comprise Over 80% of the Company's Assets," "--Need for Funds; Possible Downgrade of Debt Ratings; Potential Increase in Cost of Capital," "-- Uncertain and Volatility of Stock Price," "--No Assurance of Acquisitions or Expansion," "--Concentration in Automobile Loans," "--Limited Operating History," "--Risk of Default on Sales Finance Contracts," "--Ability of the Company to Continue its Growth Strategy" and "--Relationship with Dealers."

  Employees. As of September 30, 1996, the Finance Company had a total of approximately 400 full-time equivalent employees. None of the employees of the Finance Company are subject to a collective bargaining agreement. It is a policy of the Finance Company, in order to promote stability, to enter into employment agreements with employees in upper level management. Such agreements generally have three-year terms and are terminable only for "Cause" (as defined in such employment agreements). After the Split-Off, the Company intends to continue this policy. The Finance Company considers its relationships with its employees to be good. The Company estimates that it will add approximately 10 to 15 employees to the Finance Company staff as a result of the Split-Off Transactions.

  Regulation. In addition to applicable federal laws, including the Truth-In-Lending Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act, the Finance Company is subject to certain states laws relating to the conduct of its operations in states where it purchases sales finance contracts. Included among these are state usury (rates and fees) laws and laws governing motor vehicle finance, sales finance, sales practices, credit discrimination, credit reporting, disclosure and debt collection. The Finance Company is also subject to the Federal Credit Practices Rule of the Federal Reserve Board and the Federal Trade Commission's Holder in Due Course Rule.

  Properties. Each of the branch offices of the Finance Company is located in rented space in an office building that is reasonably close to the automobile dealers from which the Finance Company purchases sales finance contracts. The offices range in size from approximately 600 square feet to 2,900 square feet. Monthly lease payments range from $600 to $2,320, and lease terms range from one to five years in duration. The Finance Company's principal executive offices currently are, and after the Split-Off the Company's principal executive offices will be, located at 400 North Loop, Suite 1604 East, San Antonio, Texas 78232.

 The Bank's Used Automobile Receivables Business

  Since 1982, the Bank has been in the business of purchasing sales finance contracts collateralized by new and used automobiles. The sales finance contracts are purchased from large automobile dealerships, primarily in the Chicago metropolitan area. These contracts generally provide yields ranging from 7-10% and are typically purchased from dealerships at premiums ranging from 3% to 5% because they bear a higher rate of interest than the Bank's required yield for profitability. The Bank operates this automobile finance contract business through its branch office in Burbank, Illinois, which employs several employees whose functions, in addition to their Bank responsibilities, include underwriting, collecting and processing the contracts. The Bank will transfer to New Reliance only its used automobile receivables business. As of June 30, 1996, the Bank held approximately $36,000,000 fair market value of sales finance contracts which were collateralized by used automobiles. Prior to the Closing, the Company will cause certain of the Bank employees who performed important services relating to the Bank's used automobile receivables business to be terminated and immediately offered employment with New Reliance.

MANAGEMENT OF THE COMPANY AFTER THE SPLIT-OFF

  Two of the directors nominated for election at the Annual Meeting, Bruce W. Taylor and Richard W. Tinberg, will resign from the Board upon consummation of the Split-Off Transactions. At such time, Jeffrey W. Taylor, Sidney J Taylor, Melvin E. Pearl and Adelyn Dougherty will also resign from the Board and Sidney J Taylor and Jeffrey W. Taylor will resign from the Board of Directors of the Finance Company. Furthermore, Jeffrey W. Taylor will resign as Chairman and Chief Executive Officer of the Company, Bruce W. Taylor will resign as President of the Company and John Christopher Alstrin will resign as Chief Financial Officer of the Company.

  After the Split-Off, Thomas L. Barlow, President and Chief Executive Officer of the Finance Company, Howard B. Silverman, Chairman of the Finance Company, and Michael Bernick, Chief Financial Officer of the Finance Company, are expected to become the principal executive officers of the Company. The Company has entered into employment agreements with Messrs. Barlow and Silverman providing that, on the Closing Date of the Share Exchange Agreement, Mr. Barlow will become President and Chief Executive Officer of the Company and Mr. Silverman will become Chairman of the Board of Directors of the Company. In addition, the following directors are expected to continue to serve as directors of the Company after the Split-Off: Irwin H. Cole, Dean L. Griffith, Solway F. Firestone, Lori Cole and (if elected at the Annual Meeting) Howard B. Silverman, William Race and Ross J. Mangano. It is also expected that Thomas L. Barlow will be elected by the Board to serve as a director of the Company following the consummation of the Split-Off Transactions. See "Proposal No. 1--Approval of the Share Exchange Agreement and the Split-Off Transactions--Interests of Certain Persons in the Share Exchange Agreement" and "Resignations of Directors and Executive Officers."

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  The unaudited pro forma consolidated financial statements of the Company as of June 30, 1996 and December 31, 1995 and for the periods then ended, have been derived from the Company's consolidated financial statements included in
the Company's Current Report on Form 8-K dated October   , 1996 (the "Form 8-
K") and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (the "June 1996 10-Q"), and reflect the Split-Off of the Company's banking segment, consisting of the Bank and the Mortgage Company. The pro forma statements begin with the historical amounts which have been reclassified to reflect the banking segment as discontinued operations. The pro forma adjustments reflect the exchange of cash and shares to effect the Split-Off. These statements should be read in conjunction with the Form 8-K and the June 1996
10-Q. The pro forma balance sheets assume that the Split-Off was consummated at the end of the reporting period and include an estimate of nonrecurring expenses directly attributable to the transaction. The pro forma income statements assume the Split-Off was consummated as of the first day of the reporting period and include only those adjustments expected to have continuing impact on the Company. The pro forma statements are based on the assumptions set forth in the accompanying notes and are not necessarily indicative of the Company's future financial position or results of operations.

                       COLE TAYLOR FINANCIAL GROUP, INC.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS
                              AS OF JUNE 30, 1996
                                 (IN THOUSANDS)

                                                        PRO FORMA       PRO
                  ASSETS                    HISTORICAL ADJUSTMENTS     FORMA
                  ------                    ---------- -----------    --------
Cash and cash equivalents..................  $  1,453                 $  1,453
Finance receivables........................   318,547      30,000 (a)  348,547
Less nonrefundable dealer discounts........   (12,255)                 (12,255)
                                             --------                 --------
Finance receivables, net...................   306,292                  336,292
Other assets...............................    14,268        (550)(g)   13,718
Net assets of discontinued operations......   143,520    (137,603)(a)
                                                           (5,917)(b)
                                             --------   ---------     --------
    Total assets...........................  $465,533   $(114,070)    $351,463
                                             ========   =========     ========
   LIABILITIES AND STOCKHOLDERS' EQUITY
   ------------------------------------
Commercial paper...........................  $184,129                 $184,129
Long-term debt.............................   103,668     (60,000)(a)   33,467
                                                           (5,917)(b)
                                                           (4,116)(c)
                                                             (168)(d)
Accounts payable and other liabilities.....     8,648      (1,033)(c)   11,335
                                                            3,720 (h)
                                             --------   ---------     --------
    Total liabilities......................   296,445     (67,514)     228,931
Stockholders' equity:
  Common stock.............................       147           3 (c)      150
  Surplus..................................    77,290       5,146 (c)  161,271
                                                           78,835 (a)
  Retained earnings........................    91,819        (550)(g)   87,549
                                                           (3,720)(h)
  Treasury stock...........................              (126,438)(a) (126,438)
  Employee Stock Ownership Plan loan.......      (168)        168 (d)
                                             --------   ---------     --------
    Total stockholders' equity.............   169,088     (46,556)     122,532
                                             --------   ---------     --------
    Total liabilities and stockholders'
     equity................................  $465,533   $(114,070)    $351,463
                                             ========   =========     ========


    See accompanying notes to the Unaudited Pro Forma Consolidated Financial
                                  Statements.

                       COLE TAYLOR FINANCIAL GROUP, INC.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS
                            AS OF DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                           HISTORICAL
                                          RESTATED FOR
                                          DISCONTINUED  PRO FORMA       PRO
                 ASSETS                    OPERATIONS  ADJUSTMENTS     FORMA
                 ------                   ------------ -----------    --------
Cash and cash equivalents................   $  4,829                  $  4,829
Finance receivables......................    231,726       30,000 (a)  261,726
Less nonrefundable dealer discounts......    (12,655)                  (12,655)
                                            --------                  --------
Finance receivables, net.................    219,071                   249,071
Other assets.............................     10,009         (550)(g)    9,459
Net assets of discontinued operations....    138,653     (135,866)(a)
                                                           (2,787)(b)
                                            --------    ---------     --------
    Total assets.........................   $372,562    $(109,203)    $263,359
                                            ========    =========     ========
  LIABILITIES AND STOCKHOLDERS' EQUITY
  ------------------------------------
Commercial paper.........................   $127,268       (2,600)(a) $117,871
                                                           (2,787)(b)
                                                           (4,010)(c)
Long-term debt...........................     82,657      (57,400)(a)   25,000
                                                             (257)(d)
Accounts payable and other liabilities...      8,020       (1,039((c)   10,701
                                                            3,720 (h)
                                            --------    ---------     --------
    Total liabilities....................    217,945      (64,373)     153,572
Stockholders' equity:
  Common stock...........................        146            3 (c)      149
  Surplus................................     75,212        5,046 (c)  161,361
                                                           81,103 (a)
  Retained earnings......................     79,516         (550)(g)   75,246
                                                           (3,720)(h)
  Treasury stock.........................                (126,969)(a) (126,969)
  Employee Stock Ownership Plan loan.....       (257)         257 (d)
                                            --------    ---------     --------
    Total stockholders' equity...........    154,617      (44,830)     109,787
                                            --------    ---------     --------
    Total liabilities and stockholders'
     equity..............................   $372,562    $(109,203)    $263,359
                                            ========    =========     ========


    See accompanying notes to the Unaudited Pro Forma Consolidated Financial
                                  Statements.

                       COLE TAYLOR FINANCIAL GROUP, INC.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                         SIX MONTHS ENDED JUNE 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     PRO FORMA
                                        HISTORICAL  ADJUSTMENTS      PRO FORMA
                                        ----------- -----------     -----------
Interest income:
  Interest and fee income.............. $    32,937       1,411 (e) $    34,348
  Interest expense.....................       9,020      (2,982)(f)       6,038
                                        ----------- -----------     -----------
Net interest income....................      23,917       4,393          28,310
Provision for credit losses............                     181 (e)         181
                                        ----------- -----------     -----------
    Net interest income after provision
     for credit losses.................      23,917       4,212          28,129
                                        ----------- -----------     -----------
Other income...........................         707                         707
                                        ----------- -----------     -----------
Operating expenses:
  Salaries and employee benefits.......       6,876         303 (e)       7,179
  Occupancy expense....................         429                         429
  Furniture and equipment..............         235           2 (e)         237
  Computer processing..................         228                         228
  Other operating expenses.............       5,904          42 (e)       5,946
                                        ----------- -----------     -----------
    Total operating expenses...........      13,672         347          14,019
                                        ----------- -----------     -----------
Income from continuing operations
 before income taxes...................      10,952       3,865          14,817
Income taxes...........................       4,233       1,469 (i)       5,702
                                        ----------- -----------     -----------
    Net income from continuing
     operations........................       6,719       2,396           9,115
                                        ----------- -----------     -----------
Discontinued operations:
  Income from discontinued operations..      11,705     (11,705)
  Income taxes.........................       3,486      (3,486)
                                        ----------- -----------     -----------
    Net income from discontinued
     operations........................       8,219      (8,219)
                                        ----------- -----------     -----------
Net income............................. $    14,938 $    (5,823)    $     9,115
                                        =========== ===========     ===========
                                                        103,552 (c)
Average Number of Common Shares
 Outstanding...........................  15,342,155  (4,250,000)(a)  11,195,707
                                        =========== ===========     ===========
Earnings per share from continuing
 operations............................ $      0.44                 $      0.81
                                                                    ===========
Earnings per share from discontinued
 operations............................ $      0.53
                                        -----------
Net Income............................. $      0.97
                                        ===========


    See accompanying notes to the Unaudited Pro Forma Consolidated Financial
                                  Statements.

                       COLE TAYLOR FINANCIAL GROUP, INC.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        HISTORICAL
                                       RESTATED FOR
                                       DISCONTINUED  PRO FORMA
                                        OPERATIONS  ADJUSTMENTS      PRO FORMA
                                       ------------ -----------     -----------
Interest income:
  Interest and fee income............. $    36,419  $     2,811 (e) $    39,230
  Interest expense....................      11,594       (5,835)(f)       5,759
                                       -----------  -----------     -----------
Net interest income...................      24,825        8,646          33,471
Provision for credit losses...........                      298 (e)         298
                                       -----------  -----------     -----------
    Net interest income after
     provision for credit losses......      24,825        8,348          33,173
                                       -----------  -----------     -----------
Other income..........................       1,250                        1,250
                                       -----------  -----------     -----------
Operating expenses:
  Salaries and employee benefits......       8,679          667 (e)       9,346
  Occupancy expense...................         627                          627
  Furniture and equipment.............         230            9 (e)         239
  Computer processing.................         427                          427
  Other operating expenses............       4,611           65 (e)       4,676
                                       -----------  -----------     -----------
    Total operating expenses..........      14,574          741          15,315
                                       -----------  -----------     -----------
Income from continuing operations
 before income taxes..................      11,501        7,607          19,108
Income taxes..........................       4,439        2,891 (i)       7,330
                                       -----------  -----------     -----------
    Net income from continuing
     operations.......................       7,062        4,716          11,778
                                       -----------  -----------     -----------
Discontinued operations:
  Income from discontinued operations.      22,521      (22,521)
  Income taxes........................       5,911       (5,911)
                                       -----------  -----------     -----------
    Net income from discontinued
     operations.......................      16,610      (16,610)
                                       -----------  -----------     -----------
Net income............................ $    23,672  $   (11,894)    $    11,778
                                       ===========  ===========     ===========
                                                         98,274 (c)
Average number of common shares
 outstanding..........................  15,222,426   (4,250,000)(a)  11,070,700
                                       ===========  ===========     ===========
Earnings per share from continuing
 operations........................... $      0.47                  $      1.06
                                                                    ===========
Earnings per share from discontinued
 operations........................... $      1.09
                                       -----------
Net Income............................ $      1.56
                                       ===========


    See accompanying notes to the Unaudited Pro Forma Consolidated Financial
                                  Statements.

                       COLE TAYLOR FINANCIAL GROUP, INC.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(a) Reflects the tender of 4,250,000 shares of the Company's Common Stock from the Taylor Family to the Company, the transfer of the estimated First Cash Component of $60 million and the transfer of the estimated $30 million fair market value of Automobile Receivables from the Bank, in exchange for the Company's net investment in the Bank. The 4,250,000 shares acquired are reflected as treasury shares at their fair value, which is the market price of the stock as of the balance sheet date. The accounting gain on the transaction is reflected as a credit to surplus. The cash received is assumed to be used first to reduce long-term debt at the Company, then bank debt at the Finance Company and finally commercial paper borrowings.

(b) Reflects the transfer of the estimated Second Cash Component for the purchase of the Mortgage Company, the Company's interest in the Alpha Capital Fund, the cash surrender value of officers' life insurance and certain other assets. The cash received is assumed to be used to reduce long-term debt.
(c) Reflects the exercise of the Taylor Family stock options and the use of the cash received from their exercise to reduce borrowings.
(d) Reflects the payoff of the ESOP loan, primarily relating to the employees of the Bank, in connection with the Bank terminating from the Company's ESOP.
(e) Reflects the related interest income, loan fees and late charges earned on the Automobile Receivables transferred to the Company from the Bank, along with the provision for credit losses, salaries and benefits of employees and other direct costs of originating and servicing these Automobile Receivables.
(f) Reflects the reduction in interest expense as a result of the debt reductions from the cash received through the sale of the net assets of discontinued operations and the exercise of the Taylor Family Options.
(g) Reflects the write down to realizable value of the deferred tax asset relating to certain state net operating loss carryforwards.
(h) Reflects an estimated $3.7 million of one-time charges, net of income tax effect, for financial advisory, legal, accounting and auditing, investment bankers and special payments to certain employees as a result of the Split-Off Transactions. Included in income from continuing operations for the period ended June 30, 1996 is approximately $300,000 of expenses directly attributable to the Split-Off Transactions.
(i) Reflects the tax effect of the pro forma adjustments at a 38% effective tax rate.
(j) The pro forma statements do not reflect the possible exercise of Bank employee stock options, all of which become fully vested as a result of the Split-Off Transactions. Total Bank employee options outstanding at June 30, 1996 were 854,363 shares with a weighted average exercise price of $15.66. The exercise of these options would result in an increase in stockholders' equity of approximately $17.6 million, of which $13.4 million relates to the exercise price and $4.2 million relates to the income tax benefit, assuming the market price of the Common Stock at the date of exercise is $29.75 per share.

           PROPOSAL NO. 2--APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY

  On July 31, 1996, the Board proposed and recommended for adoption by the Company's stockholders an amendment to the Certificate of Incorporation to change the name of the Company to "Reliance Acceptance Group, Inc.," to take effect upon the consummation of the Split-Off Transactions.

  The proposed amendment provides that Article I of the Company's Certificate of Incorporation be amended to read as follows:

    "The name of the Corporation is: Reliance Acceptance Group, Inc."

  Because the Company, after the Split-Off, will cease its traditional commercial and consumer banking business and because the Taylor Family will no longer be involved in the business of the Company, the Board believes it will be necessary to change the name of the Company from "Cole Taylor Financial Group, Inc." The Board believes that the name "Reliance Acceptance Group, Inc." would be appropriate given that the Finance Company has itself changed its name to "Reliance Acceptance Corporation" and has been conducting its business under the name of "Reliance Acceptance Corp." since its formation. This amendment to the Company's Certificate of Incorporation is subject to, and conditional upon, consummation of the Split-Off Transactions. If the Split-Off Transactions are not consummated, the Company will not effect such amendment and the name of the Company will remain Cole Taylor Financial Group, Inc.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY.

                     PROPOSAL NO. 3--ELECTION OF DIRECTORS

  The Board of Directors is comprised of 13 members. The Amended and Restated Certificate of Incorporation currently in effect (the "Charter") provides that the members of the Board of Directors shall be divided into three classes, as nearly equal as possible, with one class being elected each year. At the Annual Meeting five persons will be elected as Class II directors, each to be elected for a term of three years (expiring at the 1999 Annual Meeting of Stockholders) or until their successors are elected and qualified. All nominees are currently serving as directors and have consented to serve for new terms.

  If at the time of the Annual Meeting any of the nominees should be unable or decline to serve, the persons named in the proxy will vote for such substitute nominee or nominees as the Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by the Board, as the Board recommends. If elected, Bruce W. Taylor and Richard W. Tinberg will resign from the Board upon consummation of the Split-Off Transactions. The Board of Directors has no reason to believe that any other nominee will be unable or will decline to serve as a director if elected.

NOMINEES FOR ELECTION AS DIRECTORS

  The following persons, if elected at the Annual Meeting, will serve as directors until the earlier of the 1999 Annual Meeting of Stockholders or until their successors are duly elected and qualified:

                                                                         SERVED AS DIRECTOR OF
          NAME           AGE          POSITION WITH THE COMPANY            THE COMPANY SINCE
          ----           ---          -------------------------          ---------------------
Bruce W. Taylor(1)(4)*..  40 President and a Director of the Company,            1984
                             President, Chief Executive Officer and a
                             Director of the Bank and a Director of the
                             Finance Company
Howard B. Silverman.....  58 Director of the Company and Chairman and a          1992
                             Director of the Finance Company
William S. Race(1)......  61 Director of the Company and the Finance             1989
                             Company
Ross J. Mangano(2)(3)...  50 Director of the Company and the Finance             1993
                             Company
Richard W. Tinberg(2)*..  46 Director of the Company                             1995

--------
* Will resign from all positions with the Company and the Finance Company upon consummation of the Split-Off Transactions.
(1)Member of the Executive Committee
(2)Member of the Compensation Committee
(3)Member of the Audit Committee
(4) Member of the Nominating Committee

  BRUCE W. TAYLOR is President of the Company and has served as a director of the Company since its inception in 1984. Mr. Taylor is also the President, Chief Executive Officer and a director of the Bank and, from June 1994 until June 1996, was a director of the Finance Company. Mr. Taylor is a member of the Company's Executive Committee and Employee Profit Sharing Plan and Employee Stock Ownership Plan Managing Committee. From 1991 to February 1994, Mr. Taylor served as Vice Chairman of the Company and President and Chief Operating Officer of the Bank. Mr. Taylor served as Vice Chairman of Banking Operations from April 1990 until the end of 1990. Prior to that time, Mr. Taylor served as Group Executive Corporate Banking beginning in 1989. Mr. Taylor spent five years from 1983 through 1988 working at Cole Taylor Bank Yorktown, and in 1988 he was named President of Cole Taylor Bank Yorktown. Before that time, Mr. Taylor held positions in the Correspondent Banking area from the time he began working for Cole Taylor Bank in 1979. Mr. Taylor is the son of Sidney J Taylor and the brother of Jeffrey W. Taylor.

  HOWARD B. SILVERMAN is a director of the Company and has been Chairman and a director of the Finance Company since its inception. Mr. Silverman has more than thirty-five years of experience with financial institutions. From 1987 to 1991, Mr. Silverman was President of Rodman & Renshaw Capital Group, Inc., a financial services company located in Chicago, Illinois. Prior to 1987, he served as Chairman of the Board and Chief Executive Officer of First Illinois Corporation, a multi-bank and financial services holding company, during which time Mercury Finance Company was formed as a subsidiary of First Illinois Corporation. Mr. Silverman also serves as president of Silverman and Associates, a Chicago based consulting firm that provides financial and strategic planning services to businesses.

  WILLIAM S. RACE is a director of the Company and the Finance Company. Mr. Race is a member of the Company's Capital Strategy Committee, Executive Committee and Employee Profit Sharing Plan and Employee Stock Ownership Plan Managing Committee. Mr. Race was also a director of the Bank from October 26, 1989 to June 12, 1996. Mr. Race served as the Chief Financial Officer of the Bank from 1989 to August 1995, as the Chief Financial Officer of the Company from 1990 to August 1995, and as Executive Vice President of the Company from August 1995 until his retirement on December 31, 1995. Mr. Race also served as President and Chief Executive Officer of Cole Taylor Bank, Ford City in 1988. Mr. Race began his career with the Bank in 1987 as Executive Vice President.

  ROSS J. MANGANO is a director of the Company and the Finance Company and is a member of the Company's Nominating Committee and Audit Committee and is Chairman of the Company's Compensation Committee. Since 1971, Mr. Mangano has been employed by Oliver Estate, Inc., a management company located in South Bend, Indiana, with which he served initially as Vice President of Investments. Mr. Mangano is currently a director and President of Oliver Estate, Inc. Since 1988, Mr. Mangano has been the Chairman of the Board of CerProbe Corporation, a public company based in Tempe, Arizona, which develops and markets testing and probing equipment for the semiconductor industry. Since 1992, Mr. Mangano has been the President of Oliver Land Corporation, a property development company located in South Bend, Indiana.

  RICHARD W. TINBERG is a director of the Company and a member of the Compensation Committee. Since 1985, Mr. Tinberg has been the President and Chief Executive Officer of The Bradford Group, a group of corporations which are engaged in the development and marketing of collectibles and President and Chief Executive Officer of Hammacher Schlemmer & Company, which specializes in the marketing of innovative products and gifts.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE FIVE NOMINEES NAMED IN THIS PROXY STATEMENT TO SERVE AS DIRECTORS OF THE COMPANY.

                                OTHER DIRECTORS

  The following persons will continue to serve as directors of the Company after the Annual Meeting until their terms of office expire (as indicated below) or until their successors are elected and qualified.

                                                                       SERVED AS
                                                                    DIRECTOR OF THE TERM TO
          NAME           AGE       POSITION WITH THE COMPANY         COMPANY SINCE  EXPIRE
          ----           ---       -------------------------        --------------- -------
Irwin H. Cole(1)(4).....  79 Director and Vice Chairman of the           1984        1998
                             Executive Committee of the Company and
                             a Director and Vice Chairman of the
                             Finance Company
Sidney J Taylor(1)(4)*..  73 Director and Chairman of the Executive      1984        1998
                             Committee of the Company, a Director
                             of the Bank and a Director of the
                             Finance Company
Jeffrey W.                44 Chairman, Chief Executive Officer and       1984        1997
 Taylor(1)(4)*..........     a Director of the Company, Chairman
                             and a Director of the Bank and a
                             Director of the Finance Company
Dean L. Griffith(3)(4)..  69 Director of the Company                     1989        1998
Melvin E. Pearl(1)(4)*..  60 Director of the Company                     1984        1997
Solway F. Firestone(3)..  84 Director of the Company and the Bank        1993        1997
Lori Cole(4)............  45 Director of the Company and the Bank        1995        1997
Adelyn Dougherty(2)*....  65 Director of the Company                     1995        1998

--------
  *Will resign from all positions with the Company and the Finance Company upon consummation of the Split-Off Transactions.
(1)Member of the Executive Committee
(2)Member of the Compensation Committee
(3)Member of the Audit Committee
(4) Member of the Nominating Committee

  IRWIN H. COLE is co-founder and Vice Chairman of the Executive Committee of the Company and has served as a director of the Company since its inception in 1984. Mr. Cole is also Vice Chairman and a director of the Finance Company and a member of the Company's Employee Profit Sharing Plan and Employee Stock Ownership Plan Managing Committee. Mr. Cole was also a director of the Bank from its inception to June 12, 1996. From the Company's inception through February 1994, Mr. Cole served as its President and Deputy Chairman. Mr. Cole began his banking career in 1969 when he and Sidney J Taylor purchased Main State Bank in Chicago. Prior to purchasing Main State Bank, Mr. Cole worked as a real estate developer and was past president of an automobile dealership. Mr. Cole is the father of Lori Cole.

  SIDNEY J TAYLOR is co-founder and Chairman of the Executive Committee of the Company and has served as a director of the Company since its inception in 1984. Mr. Taylor is also a director of each of the Bank and the Finance Company and Chairman of the Company's Employee Profit Sharing Plan and Employee Stock Ownership Plan Managing Committee. From the Company's inception through February 1994, Mr. Taylor served as its Chairman and Chief Executive Officer. Mr. Taylor has over 45 years of banking experience. Mr. Taylor began his banking career in 1946, and in 1960 became the President of Main State Bank. In 1969, Mr. Taylor purchased Main State Bank with Irwin H. Cole and became Chairman of the Board. Mr. Taylor is the father of Jeffrey W. Taylor and Bruce W. Taylor.

  JEFFREY W. TAYLOR is Chairman and Chief Executive Officer of the Company and has served as a director of the Company since its inception in 1984. Mr. Taylor is also the Chairman and a director of the Bank and, since June 1994, has been a director of the Finance Company. Mr. Taylor is a member of the Company's Executive Committee, Nominating Committee and Employee Profit Sharing Plan and Employee Stock Ownership Plan Managing Committee. From 1991 to February 1994, Mr. Taylor served as Vice Chairman of the Company and Chairman and Chief Executive Officer of the Bank. Mr. Taylor served as Vice Chairman of Banking Strategy from April 1990 until the end of 1990. Prior to that time, he served as Group Executive Retail Banking and Trust beginning in 1989. Mr. Taylor was named President and Chief Executive Officer of Cole Taylor Bank, Chicago and Cole Taylor Bank, Wheeling in 1987. From 1983 through 1986, he also held positions in the Commercial Banking area including Executive Vice President, and in 1986 was named President of Main Bank, Wheeling. Mr. Taylor began his career with Cole Taylor in 1978 as Associate General Counsel. Mr. Taylor is the son of Sidney J Taylor and the brother of Bruce W. Taylor.

  DEAN L. GRIFFITH is a director of the Company and a member of its Audit Committee and Nominating Committee. Mr. Griffith is the Chairman and Chief Executive Officer of Griffith Laboratories, a global manufacturer of food ingredients and flavor systems for the food processing and food source industries, located in Alsip, Illinois. Mr. Griffith has been with Griffith Laboratories since 1950.

  MELVIN E. PEARL has been a director of the Company since its inception in 1984 and is also a member of the Company's Executive Committee. Mr. Pearl was also a director of the Finance Company from June 7, 1994 until June 12, 1996. Mr. Pearl is a Partner with the law firm of Katten Muchin & Zavis, counsel to the Company, the Bank and the Finance Company.

  SOLWAY F. FIRESTONE is a director of the Company and the Bank, a member of the Company's Nominating Committee, and Chairman of the Company's Audit Committee. Mr. Firestone is a certified public accountant and served as president of S.F. Firestone & Company, Ltd., a public accounting firm located in Chicago, until his retirement in June 1994. Mr. Firestone continues to serve as a consultant of S.F. Firestone & Company, Ltd. Mr. Firestone served as a director of the Bank of the North Shore from 1976 to 1984 and also served as Chairman of the Board and Chief Executive Officer of National Press Inc., a manufacturer of printed office supplies, advertising specialties and calendars, from 1975 to 1984.

  LORI COLE is a director of the Company and the Finance Company and is Chairman of the Company's Nominating Committee. Ms. Cole was also a director of the Bank from July 20, 1995 to June 12, 1996. Ms. Cole is the Chairman and President of Chicago Sound, Inc., which provides audio services, including sound systems and engineering services, for theatrical performances, concerts and similar shows. Ms. Cole is the daughter of Irwin H. Cole.

  ADELYN DOUGHERTY is a director of the Company and a member of the Company's Compensation Committee. Ms. Dougherty retired in August 1996 as the President of the Institute of European and Asian Studies which, in collaboration with a consortium of more than 100 colleges and universities throughout the United States, educates American college students in Europe, Asia and Australia. From 1988 to 1992, Ms. Dougherty was Senior Vice President and director of Human Resources for First Colonial Bankshares Corporation, a holding company for sixteen banks and three nonbank subsidiaries located in the greater metropolitan Chicago area. Ms. Dougherty is a member of the Mercy Hospital Board of Directors and the Committee for Judicial Evaluation of the Supreme Court of Illinois and is the Vice Chairman of the Economic Development Special Committee of the Union League Club of Chicago.

DIRECTOR COMPENSATION

  Since 1995, employee officers who are also directors do not receive any fees for their service as directors. During 1995, each nonemployee director of the Company received an annual fee of $7,500 and an attendance fee of $250 for each directors' meeting or committee meeting attended. The Chairman of each committee received an additional $250 per committee meeting attended.

  Beginning in 1996, each nonemployee director of the Company receives an annual fee of $10,000 and an attendance fee of $500 for each directors' meeting attended and $650 for each committee meeting attended. The Chairman of each committee receives an additional $250 per committee meeting attended.

MEETINGS

  During 1995, the total number of meetings of the Board of Directors was seven. During the last full fiscal year, each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served.

STANDING COMMITTEES OF THE BOARD OF DIRECTORS

  The Executive Committee, consisting of Jeffrey W. Taylor, Bruce W. Taylor, Sidney J Taylor, Irwin H. Cole, William S. Race and Melvin E. Pearl, is vested with the powers delegated by the Board of Directors except those powers specifically reserved by Delaware law to the full Board of Directors. The Executive Committee exists to give the Board the flexibility to make decisions during intervals between regular meetings of the full Board. The Executive Committee conferred by telephone on a number of occasions and but held no formal meetings in 1995. Sidney J Taylor serves as Chairman of the Executive Committee and Mr. Cole serves as Vice Chairman.

  The Audit and Examining Committee, consisting of Dean L. Griffith, Ross J. Mangano and Solway F. Firestone, as well as two members of the Board of Directors of the Bank, has responsibility for (i) recommending independent auditors to the Board of Directors for selection, (ii) reviewing the plan and scope of the accountants' audit, (iii) reviewing the Company's audit and control functions and (iv) reporting to the full Board of Directors regarding all of the foregoing. The Audit Committee conferred by telephone on a number of occasions and held six formal meetings in 1995. Mr. Firestone serves as Chairman of the Audit Committee.

  The Compensation Committee reviews and makes recommendations to the Board of Directors on the compensation payable to certain executive officers of the Company. Specifically, among other things, the Compensation Committee reviews and approves the Company's compensation strategy, including the individual elements of total compensation for the Company's executive officers, reviews the Company's employee benefit programs and approves changes to such programs, subject to approval by the Board or the Company's stockholders, as necessary, and assures that the Company's annual incentive compensation plans are designed and administered in a manner consistent with the Company's compensation strategy. See "Compensation Committee Report on Executive Compensation." Through October 1995, the Compensation Committee consisted of Melvin E. Pearl, as Chairman, Jeffrey W. Taylor, Bruce W. Taylor, Sidney J Taylor, Irwin H. Cole, and William S. Race. Beginning in November, 1995, the Compensation Committee consists of Ross J. Mangano, as Chairman, Adelyn Dougherty and Richard W. Tinberg. The Compensation Special Committee conferred by telephone on a number of occasions and held four formal meetings in 1995.

  Through October 1995, the Nominating Committee consisted of Irwin H. Cole, as Chairman, and Jeffrey W. Taylor, Bruce W. Taylor, Sidney J Taylor, Irwin H. Cole, Melvin E. Pearl and Dean L. Griffith. Beginning in November 1995, the Nominating Committee consists of Lori Cole (who became chairman of this committee at such time), Solway F. Firestone, Dean L. Griffith, Ross J. Mangano and Jeffrey W. Taylor. The Nominating Committee (i) conducts a continuing study of the size, structure and composition of the Board; (ii) seeks out and interviews possible candidates and reports its recommendations to the Board; (iii) determines the criteria for selection and retention of Board members and (iv) presents to the Board proposed nominees for directors. The Nominating Committee conferred by telephone on a number of occasions but held no formal meetings in 1995.

                           OTHER EXECUTIVE OFFICERS

  Set forth below is a table identifying each executive officer of the Company who is not identified in the tables entitled "Election of Directors--Nominees" or "--Other Directors."

            NAME              AGE            POSITION WITH THE COMPANY
            ----              ---            -------------------------
Thomas L. Barlow.............  50 President, Chief Executive Officer and a
                                  Director of the Finance Company
John Christopher Alstrin.....  50 Chief Financial Officer of the Company and the
                                  Bank

  THOMAS L. BARLOW has served as the President, Chief Executive Officer and a Director of the Finance Company since January 1993. From 1968 to 1992, Mr. Barlow was employed as a Senior Vice President and Area General Manager for ITT Consumer Financial Corporation (ITT CFC), during which time Mr. Barlow was responsible for operations of one-sixth of ITT CFC's domestic business.

  JOHN CHRISTOPHER ALSTRIN is the Chief Financial Officer of the Company and the Bank. From March, 1989 to June, 1994, Mr. Alstrin was the Chief Financial Officer and the Chief Investment Officer of the Farm & Home Financial Corp., a multi-state financial services corporation.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers (as defined in the Exchange
Act), directors and persons who own greater than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and The Nasdaq Stock Market. Based solely on a review of the forms it has received, and on representations from certain reporting persons that no such forms were required for them, the Company believes that, except as set forth below, during the fiscal year ended December 31, 1995, all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with by such persons. Each of Jeffrey W. Taylor, Bruce W. Taylor, John Christopher Alstrin, William Race, Shirley Cole, Irwin Cole, Iris Taylor and Sidney J Taylor inadvertently did not timely report one transaction on a Form 5 for 1995, and each of Lori Cole, Richard Tinberg and Adelyn Dougherty inadvertently did not timely file a Form 3 upon becoming a director of the Company.

               RESIGNATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

  Two of the directors nominated for election at the Annual Meeting, Bruce W. Taylor and Richard W. Tinberg, will resign from the Board upon consummation of the Split-Off Transactions. Jeffrey W. Taylor, Sidney J Taylor, Melvin E. Pearl and Adelyn Dougherty will also resign from the Board, and Sidney J Taylor, and Jeffrey W. Taylor will resign from the Board of Directors of the Finance Company, at such time. Furthermore, Jeffrey W. Taylor will resign as Chairman and Chief Executive Officer of the Company, Bruce W. Taylor will resign as President of the Company and John Christopher Alstrin will resign as the Chief Financial Officer of the Company. In addition, on June 12, 1996, Irwin Cole, Lori Cole and William Race resigned from the Board of Directors of the Bank, and Bruce W. Taylor and Melvin E. Pearl resigned from the Board of Directors of the Finance Company. Upon consummation of the Split-Off Transactions, Louis Joseph, currently the Chief Administrative Officer of the Bank and James I. Kaplan, currently the General Counsel of the Company and the Bank, will resign their positions with the Bank. After the Split-Off, Mr. Joseph will hold an executive position with the Company and Mr. Kaplan will continue to serve as its General Counsel. Thomas L. Barlow, President and Chief Executive Officer of the Finance Company, Howard B. Silverman, Chairman of the Finance Company, and Michael D. Bernick, Chief Financial Officer of the Finance Company, are expected to become the principal executive officers of the Company. The Company has entered into employment agreements with Messrs. Barlow and Silverman providing that, on the Closing Date of the Share Exchange Agreement, Mr. Barlow will become President and Chief Executive Officer of the Company and Mr. Silverman will become Chairman of the Board of Directors of the Company. It is expected that Thomas L. Barlow will be elected by the Board to serve as a director of the Company following the consummation of the Split-Off Transactions. The Board currently does not intend to appoint any other replacements for the directors who resigned on June 12, 1996 or will resign upon consummation of the Split-Off Transactions. After the Split-Off, pursuant to the Company's Certificate of Incorporation, the Board intends to establish the number of Directors of the Company at nine (which number may be subsequently changed by the Board). See "Proposal No. 1-- Approval of the Share Exchange Agreement and the Split-Off Transactions-- Interests of Certain Persons in the Share Exchange Agreement."

                            EXECUTIVE COMPENSATION

  The following table provides information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1995, 1994 and 1993 of the persons who were at December 31, 1995 (i) the Chief Executive Officer and (ii) the four other most highly compensated (based upon combined salary and bonus) executive officers of the Company (collectively, with the Chief Executive Officer, the "Named Officers"). The table also provides information concerning the annual and long-term compensation for Thomas L. Barlow, who became an executive officer of the Company effective January 1, 1996.

                          SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                  COMPENSATION
                                    ANNUAL COMPENSATION              AWARDS
                               ------------------------------ ---------------------
                                                              RESTRICTED SECURITIES
                                                 OTHER ANNUAL   STOCK    UNDERLYING  ALL OTHER
   NAME AND PRINCIPAL           SALARY   BONUS   COMPENSATION  AWARD(S)   OPTIONS   COMPENSATION
        POSITION          YEAR   ($)      ($)        ($)        (#)(1)      (#)         ($)
   ------------------     ----  ------   -----   ------------ ---------- ---------- ------------
Sidney J Taylor,          1995 $300,000 $    --    $ 86,659      --           --      $ 93,849
Chairman of the Execu-
 tive                     1994  300,000   56,520     86,239      --           --       124,189
Committee (2)             1993  300,000    8,222     46,044      --           --       129,143
Irwin H. Cole,            1995  300,000      --     151,044      --           --        86,960
Vice Chairman of the      1994  300,000   56,520    138,101      --           --        90,122
Executive Committee (3)   1993  300,000    8,222     94,348      --           --        93,513
Jeffrey W. Taylor,        1995  337,494   92,000        --       --        20,270       29,286
Chairman and Chief        1994  300,000  125,000        --       --        40,000       15,110
Executive Officer (4)     1993  285,000   85,172        --       --           --        20,369
Bruce W. Taylor,          1995  322,500   40,000        --       --        20,270       26,625
President (5)             1994  300,000  100,000        --       --        40,000       14,514
                          1993  285,000   85,172        --       --           --        24,434
William S. Race, Chief    1995  196,000      --         --       --         9,935       18,354
Financial Officer (6)     1994  196,000   40,000        --       --           --        18,049
                          1993  194,500   48,222        --       457          --        23,976
Thomas L. Barlow,         1995  197,500  668,409        --       --        30,500       71,831
President and Chief       1994  152,083  188,000        --       --        40,000        7,843
Executive Officer of the  1993  100,000   25,000        --       --           --         6,983
Finance Company (7)

--------
(1) As of December 31, 1995, Mr. Race held 2,497 restricted shares of Common Stock of the Company, having a value of $74,598 (based upon the closing sale price of the Company's Common Stock of $29.875 reported on the Nasdaq National Market on December 29, 1995). None of the other Named Officers nor Mr. Barlow held any restricted stock as of December 31, 1995.
(2) Sidney J Taylor was Chairman and Chief Executive Officer of the Company during 1993. "Other Annual Compensation" includes $61,893, $58,133 and $28,151 in reimbursements for premiums paid by Mr. Taylor for split-dollar life insurance for Mr. Taylor for 1995, 1994 and 1993, respectively, and $19,076,

   $21,662 and $15,812 in reimbursements for country club dues for such years, respectively. For 1995, "All Other Compensation" includes $2,316 in contributions by the Company pursuant to the Cole Taylor Financial Group Profit Sharing and Savings Plan (the "Profit Sharing Plan"), $4,524 in contributions by the Company pursuant to the Cole Taylor Financial Group, Inc. Stock Ownership Plan (the "ESOP") and payments totaling $87,009 representing the full dollar value of all premiums paid by the Company for split-dollar life insurance for Mr. Taylor.
(3) "Other Annual Compensation" includes $120,000, $115,453 and $76,664 in reimbursements for premiums paid by Mr. Cole for split-dollar life insurance for Mr. Cole for 1995, 1994 and 1993, respectively, and $25,615, $20,694 and $16,394 in reimbursements for country club dues for such years, respectively. For 1995, "All Other Compensation" includes $2,316 in contributions by the Company pursuant to the Profit Sharing Plan, $4,524 in contributions by the Company pursuant to the ESOP and payments totaling $80,120 representing the full dollar value of all premiums paid by the Company for split-dollar life insurance for Mr. Cole.
(4) For 1995, "All Other Compensation" includes $2,316 in contributions by the Company pursuant to the Profit Sharing Plan, $4,524 in contributions by the Company pursuant to the ESOP, $15,003 in contributions by the Company pursuant to the Cole Taylor Financial Group, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan") and payments totaling $7,443 representing the full dollar value of all premiums paid by the Company for split-dollar life insurance for Mr. Taylor.
(5) For 1995, "All Other Compensation" includes $2,316 in contributions by the Company pursuant to the Profit Sharing Plan, $4,524 in contributions by the Company pursuant to the ESOP, $13,107 in contributions by the Company pursuant to the Deferred Compensation Plan and payments totaling $6,660 representing the full dollar value of all premiums paid by the Company for split-dollar life insurance for Mr. Taylor.
(6) For 1995, "All Other Compensation" includes $2,316 in contributions by the Company pursuant to the Profit Sharing Plan, $4,524 in contributions by the Company pursuant to the ESOP and payments totaling $11,514 representing the full dollar value of all premiums paid by the Company for split-dollar life insurance for Mr. Race.
(7) For 1995, "All Other Compensation" includes $1,862 in contributions by the Company pursuant to the Profit Sharing Plan, $3,603 in contributions by the Company pursuant to the ESOP, $38,180 in contributions by the Company pursuant to the Deferred Compensation Plan and payments totaling $28,186 representing the full dollar value of all premiums paid by the Company for split-dollar life insurance for Mr. Barlow.

  The following table provides information on grants of stock options in 1995 to the Named Officers and Mr. Barlow pursuant to the Company's 1991 Stock Option Plan and the 1985 Stock Incentive Plan (collectively, the "Plans"). No stock appreciation rights were granted under the Plans during 1995.

                             OPTION GRANTS IN 1995

                                                                                      POTENTIAL
                                                                                  REALIZABLE VALUE
                                                                                  AT ASSUMED ANNUAL
                                                                                   RATES OF STOCK
                                                                                        PRICE
                                                                                  APPRECIATION FOR
                                INDIVIDUAL GRANTS                                 OPTION TERMS (1)
--------------------------------------------------------------------------------- -----------------
                                                % OF TOTAL
                         NUMBER OF SECURITIES OPTIONS GRANTED EXERCISE
                          UNDERLYING OPTIONS  TO EMPLOYEES IN  PRICE   EXPIRATION
     NAME                    GRANTED (#)           1995        ($/SH)     DATE     5% ($)  10% ($)
     ----                -------------------- --------------- -------- ---------- -------- --------
Irwin H. Cole...........           --                --           --        --         --       --
Sidney J Taylor.........           --                --           --        --         --       --
Jeffrey W. Taylor.......        20,270(2)          5.85%       $17.75   2/23/05   $226,272 $573,417
Bruce W. Taylor.........        20,270(2)          5.85%       $17.75   2/23/05   $226,272 $573,417
William S. Race.........         9,935(3)          2.87%       $17.75   2/23/05   $110,903 $281,051
                                10,500(4)          3.03%       $17.75   2/23/05   $117,210 $297,034
Thomas L. Barlow........        20,000(5)          5.77%       $19.50   8/01/05   $245,268 $621,560

--------
(1) Potential realizable value is presented net of the option exercise price but before any Federal or state income taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercise are dependent on the future performance of the Common Stock, as well as the option holder's continued employment throughout the vesting period. The amounts reflected in the Table may not necessarily be achieved.
(2) These options were granted under the Company's 1991 Stock Option Plan on February 23, 1995. Subject to certain restrictions, these options vest in five equal annual installments beginning on the first anniversary of the date of grant.
(3) These options were granted under the Company's 1991 Stock Option Plan on February 23, 1995. Pursuant to an agreement between the Company and Mr. Race, these options are all fully vested. See "Employment and Severance Agreements."
(4) These options were granted under the Company's 1991 Stock Option Plan on February 23, 1995. Subject to certain restrictions, these options vest in five equal annual installments beginning on the first anniversary of the date of grant.
(5) These options were granted under the Company's 1991 Stock Option Plan on August 1, 1995. Subject to certain restrictions, these options vest in five equal annual installments beginning on the first anniversary of the date of grant.

  The following table provides information on options exercised in 1995 by the Named Officers and on the Named Officers' and Mr. Barlow's unexercised options at December 31, 1995. Included are options granted under the Plans.

                      AGGREGATE OPTION EXERCISES IN 1995
                        AND YEAR END 1995 OPTION VALUES

                                                     NUMBER OF SECURITIES
                                                    UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                          OPTIONS AT          IN-THE-MONEY OPTIONS AT
                            SHARES                   DECEMBER 31, 1995 (#)   DECEMBER 31, 1995 ($)(1)
                         ACQUIRED ON     VALUE     ------------------------- -------------------------
NAME                     EXERCISE (#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ------------ ------------ ----------- ------------- ----------- -------------
Irwin H. Cole...........      --            --           --          --             --           --
Sidney J Taylor.........      --            --           --          --             --           --
Jeffrey W. Taylor.......      --            --        56,000      84,270     $1,328,360   $1,640,014
Bruce W. Taylor.........      --            --        56,000      84,270     $1,328,360   $1,640,014
William S. Race.........    1,500       $30,735      109,235         --      $2,571,732          --
Thomas L. Barlow........      --            --         8,000      62,500     $  152,600   $  945,213

--------
(1) The value per option is calculated by subtracting the exercise price from the closing price of the Company's Common Stock of $29.875, as reported on the Nasdaq National Market, on December 29, 1995.

EMPLOYMENT AND SEVERANCE AGREEMENTS

  In October 1995, the Company and the Bank entered into an agreement with William S. Race which provided for Mr. Race's employment by the Company through December 31, 1995 and his engagement as a consultant for the period from January 1, 1996 through December 31, 1997. Under the agreement, the Company is required to pay Mr. Race a total of $500,000 in consulting fees. Under this agreement, Mr. Race currently provides consulting services relating to corporate finance and investor relations issues. He will continue to provide such services to the Company after the consummation of the Split-Off Transactions. Mr. Race's agreement contains a non competition provision which commenced on the date of the agreement and ends on December 31, 1997. In the event of a "change in control" of the Company or the Bank, then all future compensation payable under the agreement must be paid at the time of such change in control. This "change in control" provision is not triggered by the Split-Off Transactions. The agreement also provides that all of the stock options previously granted to Mr. Race would vest in full on October 1, 1995.

  Pursuant to a letter agreement approved by the Board of Directors on October 24, 1995 between the Finance Company and Thomas L. Barlow, upon the Closing, Mr. Barlow will be entitled to a cash payment equal to 250% of Mr. Barlow's annual base rate salary and incentive bonus for the then most recently completed calendar year, which cash payment will be equal to approximately $2.3 million plus any amounts necessary to pay federal excise taxes due to the classification of certain amounts as "excess parachute payments."

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION STRATEGY

  The Company's goals for its executive total compensation program are to attract, motivate and retain the highly qualified employees needed to achieve its defined performance goals. Having a total compensation package which is competitive for the industry, appropriately reflects internal equity considerations, satisfies the requirements of the appropriate regulatory bodies and supports organizational objectives and stockholder interests is a key factor in achieving Company goals. The total compensation program provides targeted compensation opportunities which are at or above the competitive market. The total compensation program comprises: (i) base salaries consistent with the median of the market and each individual executive's experience and performance, (ii) annual incentives with awards reflecting the annual performance of the Company and its subsidiaries against predetermined performance goals, (iii) long-term incentives providing awards linked to longer-term stockholder value creation and (iv) executive benefits which enhance the Company's ability to attract and retain key executives.

COMPENSATION COMMITTEE AUTHORITY

  The Board of Directors of the Company has delegated to the Compensation Committee the basic responsibility to assure that the Chief Executive Officer and the other Named Officers are compensated in a manner consistent with the stated compensation strategy of the Company. The Compensation Committee is specifically responsible for (i) reviewing and approving the Company's stated compensation strategy, (ii) reviewing and determining the individual elements of total compensation for the Named Officers and other executive officers of the Company and its subsidiaries, (iii) assuring that the annual incentive compensation plans are designed and administered in a manner consistent with the Company's compensation strategy, (iv) approving for submission to the stockholders of the Company all new equity related incentive plans for management, (v) approving revisions to the Company's salary range structure, salary increase guidelines and executive promotions, (vi) reviewing the Company's employee benefit programs and approving changes to these programs, subject to stockholder or Board approval (as necessary), and (vii) preparing, reviewing and approving the Compensation Committee Report to be provided in each year's proxy statement.

COMPENSATION COMMITTEE MEMBERSHIP

  In October 1995, the Board of Directors of the Company adopted a new charter for the Compensation Committee. Under this charter, the Compensation Committee will consist of not less than three members of the Board who are not (i) employees of the Company, (ii) holders of in excess of 10% of the voting power of the Company in elections of directors (including Common Stock held by certain family members) or (iii) related to an entity doing in excess of $50,000 of annual business with the Company. In 1995, the Board of Directors of the Company appointed Ross J. Mangano, Adelyn Dougherty and Richard W. Tinberg as the members of the Compensation Committee. These members satisfy both the Compensation Committee's new charter and the requirements for an "outside director" under Section 162(m) of the Internal Revenue Code.

INDEPENDENT CONSULTANT

  The Compensation Committee has used the services of KPMG Peat Marwick LLP ("KPMG"), the Company's independent public accountants, from time to time to address selected compensation issues. KPMG consultants have provided data on industry norms and analyzed plan design changes in terms of the Company's business goals and best compensation practices.

BASE COMPENSATION

  With respect to base compensation, the Compensation Committee takes into account (i) an officer's salary in prior years, (ii) base salaries of similarly situated officers of comparably sized bank holding and financial service companies, (iii) the achievement of short- and long-term revenue performance, and (iv) the achievement of Company objectives in the prior year. Information with respect to similarly situated officers was derived from various market studies, national statistics identifying base salaries for individuals in comparable positions with banks having $1 billion to $5 billion in assets and publicly available information regarding executives of

Northern Illinois banks. In 1995, the Compensation Committee targeted the middle of the range in these studies in establishing the base salary for Jeffrey W. Taylor, the Chairman and Chief Executive Officer, and Bruce W. Taylor, the President, whose base salaries in 1995 increased by 12.5% and 7.5%, respectively, from 1994. Each of the factors discussed above was considered in establishing the salaries of Messrs. Taylor and Taylor, although the Compensation Committee did not assign any specific weight to such factors. The base salaries for each of Sidney J Taylor, the Chairman of the Executive Committee, Irwin H. Cole, the Vice Chairman of the Executive Committee, and William S. Race, who was the Company's Chief Financial Officer until August 1995 and was the Company's Executive Vice President from September 1995 until his retirement on December 31, 1995, did not increase from 1994 to 1995.

BONUSES

  Historically, year-end bonuses have been an important component of total compensation for the Company's officers. Aggregate bonuses in each year are based, in part, upon the Company's performance compared to budgeted goals set by the Compensation Committee in January of that year. Individual bonuses are based upon the Compensation Committee's assessment of the value of the officer to the Company and other competitive factors. With respect to Jeffrey W. Taylor's bonus, the Compensation Committee primarily considered the Company's performance, including the Company's return on equity and its earnings per share. With respect to Bruce W. Taylor's bonus, the Compensation Committee considered both the Company's and the Bank's performance. In reviewing the Bank's performance, the Compensation Committee considered various factors, including growth in deposit and loan volumes, profitability factors, such as net interest margin, fee income and mortgage servicing income, and quality factors, such as the percentage of nonperforming loans, the percentage of net charge-offs and the ratio of noninterest expense to total income. These factors were not assigned any specific weight by the Compensation Committee.

STOCK OPTIONS

  On February 23, 1995, the Company granted stock options under the 1991 Stock Option Plan to acquire shares of Common Stock at an exercise price of $17.75 per share. These grants included options to purchase 20,270 shares to each of Jeffrey W. Taylor and Bruce W. Taylor and an option to purchase 9,935 shares to William S. Race. Options granted to these Executive Officers vest 20% per year over five years following the date of the grant. The above mentioned grants were approved by the Stock Option Subcommittee of the Compensation Committee and were intended to (i) reward these officers for their past services to the Company, (ii) reflect the relative positions of these executive officers within the Company and their respective contributions,
(iii) serve as a means of enabling these key executives of the Company to participate in the Company's future growth, and (iv) contribute to the Company's ability to retain these executives. The above listed factors were not assigned any specific weight by the Compensation Committee. In determining the terms of these options, the Compensation Committee considered stock option grants issued by several regional bank holding companies of similar asset size. Sidney J Taylor and Irwin H. Cole were not eligible for option grants in 1995.

SECTION 162(M)

  Section 162(m) of the Code provides that the compensation paid to the Named Officers in excess of $1,000,000 cannot be deducted by the Company for U.S. federal income tax purposes, unless, in general, such compensation is performance based, is established by an independent committee of directors, is objective and the plan or agreement providing for such performance-based compensation has been approved in advance by the stockholders. The Company generally intends to meet the requirements of Section 162(m) for all compensation paid to the Named Officers. The Company has taken steps to meet such requirements, including appointing members of the Compensation Committee who satisfy the requirements for an "outside director" under Section 162(m).

                            COMPENSATION COMMITTEE
                          Ross J. Mangano (Chairman)
                               Adelyn Dougherty
                              Richard W. Tinberg

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Through October 1995, the Compensation Committee consisted of Sidney J Taylor, Irwin H. Cole, Jeffrey W. Taylor, Bruce W. Taylor, William S. Race and Melvin E. Pearl. Since November 1995, the Compensation Committee has consisted of Ross J. Mangano (Chairman), Adelyn Dougherty and Richard W. Tinberg. During 1995, Sidney J Taylor was the Chairman of the Company's Executive Committee, Irwin H. Cole was the Vice Chairman of the Company's Executive Committee and the Vice Chairman of the Finance Company, Jeffrey W. Taylor was the Chairman and Chief Executive Officer of the Company and the Chairman of the Bank and Bruce W. Taylor was the President of the Company and the President and Chief Executive Officer of the Bank. William S. Race was the Chief Financial Officer of the Company, the Bank and the Finance Company through August 1995 and was an Executive Vice President of the Company until his retirement on December 31, 1995. Melvin E. Pearl, the Chairman of the Compensation Committee through October 1995, is a partner in the law firm of Katten Muchin & Zavis. Katten Muchin & Zavis served as counsel to the Company, the Bank and the Finance Company during 1995 and will continue to serve in such role during 1996.

  As set forth herein, the Taylor Family has entered into the Share Exchange Agreement with the Company. See "Proposal No. 1--Approval of the Share Exchange Agreement and the Split-off Transactions." The Taylor Family has a substantial financial interest in the Split-Off Transactions. Members of the Taylor Family collectively beneficially own approximately 25% of the outstanding Common Stock. In addition, Jeffrey W. Taylor is the Chairman of the Board and Chief Executive Officer of the Company, Bruce W. Taylor is the President of the Company and the Chief Executive Officer of the Bank and Sidney J Taylor is the Chairman of the Company's Executive Committee. Sidney J Taylor is one of the co-founders of the Bank. Jeffrey W. Taylor and Bruce W. Taylor are members of the Executive Committee and were members of the Second Special Committee which, among other things, initiated the Company's exploration of its strategic options. The Board retained independent financial and legal advisors, negotiated with the Taylor Family at arm's length and considered and approved the Share Exchange Agreement without the participation of members of the Taylor Family.

  The Company's primary insurance brokers are Dann Brothers, Inc. and Benefit Planning Associates. Dann Brothers, Inc. provides property and casualty insurance brokerage services to the Company, and Benefit Planning Associates provides health insurance brokerage services. Each of Russell Dann and Scott Dann, the brothers-in-law of Jeffrey W. Taylor, beneficially owns approximately 25% of the capital stock of Dann Brothers, Inc. Each of Russell Dann, Scott Dann and Armand Dann, the father-in-law of Jeffrey W. Taylor, beneficially owns approximately 16% of the partnership interests of Benefit Planning Associates. During 1995, the Company paid total commissions of approximately $180,000 to Dann Brothers, Inc. and Benefit Planning Associates in connection with various insurance policies.

                               PERFORMANCE GRAPH

  The graph set forth below compares the cumulative total stockholder return on the Common Stock of the Company since its initial public offering on May 25, 1994 with the cumulative total return of the Nasdaq U.S. Index and the SNL $1B-$5B Bank Asset Size Index over the same period (assuming the investment of $100 in the Common Stock at its closing price on May 25, 1994 and in each index on such date, and the reinvestment of all dividends).

                   [LOGO OF PERFORMANCE GRAPH APPEARS HERE]

                              5/25/94 6/30/94 12/30/94 6/30/95 12/29/95 6/30/96
                              ------- ------- -------- ------- -------- -------
   Cole Taylor Financial
    Group, Inc...............  $100   $103.18 $158.40  $129.25 $228.34  $228.80
   Nasdaq U.S. Index.........  $100   $ 96.40 $103.17  $128.60 $145.79  $165.90
   SNL $1B - $5B Bank Asset
    Size Index...............  $100   $102.85 $101.44  $115.37 $140.29  $147.89

                             CERTAIN TRANSACTIONS

  Certain of the directors and officers of the Company and of the Bank and members of their immediate families, and firms and corporations with which they are associated, have had transactions with the Bank, including borrowings and investments in certificates of deposit. Management believes that all such loans and investments have been made in the ordinary course of business of the Bank, have been made on substantially the same terms, including interest rates paid or charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 1995, the aggregate outstanding amount of all loans which exceeded $60,000 to officers and directors of the Company, and members of their immediate families and firms and corporations in which they have at least a 10% beneficial interest was approximately $20.3 million. The Company relies on its directors and executive officers for identification of loans to their related interests.

  In addition, certain transactions between the Company and its directors and executive officers are described under "Compensation Committee Interlocks and Insider Participation."

        SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

  The following table sets forth, as of September 20, 1996, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the Named Officers and Thomas L. Barlow, (iii) each director of the Company and (iv) all executive officers and directors as a group.

                                              NUMBER OF SHARES    PERCENTAGE OF
NAME AND ADDRESS                           BENEFICIALLY OWNED (1)     TOTAL
----------------                           ---------------------- -------------
Sidney J Taylor (2)(3)....................         684,842**           4.6%
Iris Taylor (2)(4)........................       2,531,000**          17.1
Irwin H. Cole (5).........................         187,496             1.3
Shirley Cole (2)(6).......................         845,300             5.7
Jeffrey W. Taylor (7).....................         211,384**           1.4
Bruce W. Taylor (8).......................         210,934**           1.4
William S. Race (9).......................         104,732                *
Melvin E. Pearl (10)......................         126,920**              *
Howard B. Silverman (11)..................          54,200                *
Ross J. Mangano (12)......................         545,300             3.7
Dean L. Griffith..........................           1,000                *
Solway F. Firestone (13)..................         132,000                *
Lori Cole (2)(14).........................       1,600,200            10.8
Richard W. Tinberg........................             --                 *
Adelyn Dougherty (15).....................           1,000                *
John Christopher Alstrin..................             --                 *
Cathy Cole Williams(2)(16)................       1,021,440             6.9
Thomas L. Barlow..........................             --                 *
All executive officers and directors as a
 group (15 persons)(17)...................       3,860,008            25.6

--------
  *Less than 1%
  **Includes shares deposited into escrow pursuant to the Escrow Agreement.
 (1) Unless otherwise indicated below, the persons in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them.
 (2) The address of the stockholder listed is c/o Cole Taylor Financial Group, Inc., Suite 300, 350 East Dundee Road, Wheeling, Illinois 60090.
 (3) Excludes 2,531,100 shares beneficially owned by Mr. Taylor's spouse, Iris Taylor, of which shares Mr. Taylor disclaims beneficial ownership.
 (4) Excludes 684,342 shares beneficially owned by Mrs. Taylor's spouse, Sidney J Taylor, of which shares Mrs. Taylor disclaims beneficial ownership. Includes 2,531,000 shares held by various trusts and the Taylor Family Partnership, L.P., over all of which Mrs. Taylor has sole or shared voting and investment power.
 (5) Includes 2,500 shares of which Mr. Cole shares voting and investment power with his spouse, Shirley Cole. Excludes 842,800 shares beneficially owned by Mr. Cole's spouse, Mrs. Cole, of which shares Mr. Cole disclaims beneficial ownership.
 (6) Includes 2,500 shares of which Mrs. Cole shares voting and investment power with her spouse, Irwin Cole. Excludes 184,996 shares beneficially owned by Mrs. Cole's husband, Irwin H. Cole, of which shares Mrs. Cole disclaims beneficial ownership.

 (7) Includes 84,054 shares issuable upon exercise of options exercisable on or before November 19, 1996, 40,000 shares held in trust for the benefit of Mr. Taylor's spouse and 450 shares held by Mr. Taylor's children.

 (8) Includes 84,054 shares issuable upon exercise of options exercisable on or before November 19, 1996.

 (9) Includes 102,235 shares issuable upon exercise of options exercisable on or before November 19, 1996.

(10) Includes 112,920 shares held by various trusts over which Mr. Pearl has sole or shared voting and investment power and also includes 14,000 shares issuable upon exercise of options exercisable on or before November 19, 1996.

(11) Includes 26,800 shares issuable upon exercise of options exercisable on or before November 19, 1996.
(12) Includes an aggregate of 530,300 shares over which Mr. Mangano has shared voting power and sole investment power.

(13) Includes 5,000 shares held by Mr. Firestone's wife, 1,000 shares held by a pension plan over which Mr. Firestone has sole voting and investment power as investment advisor and 3,000 shares held by various trusts over which Mr. Firestone has sole voting and investment power. Also includes 4,000 shares issuable upon exercise of options exercisable on or before November 19, 1996.
(14) Includes 1,600,200 shares held by various trusts over which Ms. Cole has sole voting and investment power.
(15) Includes 1,000 shares held by a trust over which Ms. Dougherty has sole voting and investment power.
(16) Includes 1,021,440 shares held by various trusts over which Ms. Cole has sole voting and investment power.

(17) Includes an aggregate of 312,343 shares issuable upon exercise of options exercisable on or before November 19, 1996. Excludes 3,376,300 shares held by spouses of the directors and executive officers.

                                  ACCOUNTANTS

  KPMG Peat Marwick LLP currently serves as the Company's independent public accountants. It is expected that representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting and will be available to respond to questions. They will be given an opportunity to make a statement if they desire to do so.

  On October 4, 1994, the Company decided to replace Coopers & Lybrand, L.L.P. ("Coopers") with KPMG Peat Marwick LLP as its independent accounting firm engaged to audit the Company's consolidated financial statements. Coopers' reports on the Company's financial statements for the years ended December 31, 1993 and 1992 contained no adverse opinion or disclaimer of opinion and were not modified as to uncertainty, audit scope or accounting principles. The decision to replace Coopers was recommended by the Company's audit committee and approved by the Company's Board of Directors. The reason for the change was the turnover of the engagement team members.

  During the Company's two most recent fiscal years and the subsequent interim period to the date of change, there were no disagreements between the Company and Coopers on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Coopers, would have caused them to make reference to the subject matters of the disagreements in connection with its reports.

  None of the "reportable events" described in Item 304(a)(1)(v) of Regulation S-K occurred within the Company's two most recent fiscal years.

                         PROPOSALS OF SECURITY HOLDERS

  Proposals of stockholders intended to be considered at the 1997 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than January 20, 1996.

                                 SOLICITATION

  The cost of this proxy solicitation is being borne by the Company. The Company has engaged a proxy solicitation firm, McKenzie Partners, Inc., to assist in the required search for beneficial owners of the Company's Common Stock and in the distribution of proxy materials. The Company will pay McKenzie Partners, Inc. a fee of approximately $10,000 in connection with such services. In addition to the solicitation of proxies by the use of the mails, certain officers and associates (who will receive no compensation therefor in addition to their regular salaries) may be used to solicit proxies personally and by telephone and telegraph. In addition, banks, brokers and other custodians, nominees and fiduciaries will be requested to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. The Company will reimburse such persons for their expenses in doing so. The Company anticipates that costs and expenses incurred in connection with this proxy solicitation will be approximately $30,000 (not including the fee for McKenzie Partners, Inc.).

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by the Company with the SEC can be inspected, and copies may be obtained, at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates, as well as the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Common Stock is listed on the Nasdaq National Market, and such reports, proxy materials and other information can also be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20549.

  Copies of reports, proxy statements, and other information regarding registrants that file electronically are available on the SEC's Web site (http://www.sec.gov).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have been filed by the Company with the SEC are incorporated herein by reference:

  1. Annual Report on Form 10-K for the year ended December 31, 1995, as amended by a Form 10-K/A filed April 29, 1996;

  2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996; and

  3. Current Reports on Form 8-K dated June 12, 1996 and October   , 1996.

  All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Proxy Statement and prior to the Annual Meeting, or any adjournment or postponement thereof, shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

  Copies (without exhibits) of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 and Current Report on Form 8-K dated October
  , 1996 are being mailed to stockholders simultaneously with this Proxy Statement. In addition, copies (without exhibits) of the Company's 1995 Annual Report to

Stockholders and Annual Report on Form 10-K for the year ended December 31, 1995 are being mailed, simultaneously with this Proxy Statement, to those stockholders to whom such documents were not previously mailed. The Company's 1995 Annual Report to Stockholders has not been filed with the SEC.

  This Proxy Statement incorporates and may incorporate documents by reference which are not presented herein or delivered herewith. These documents, other than the exhibits thereto, are available without charge from the Company to each person, including any beneficial owner to whom this Proxy Statement is delivered, upon the written or oral request of such person to Cole Taylor Financial Group, Inc., 350 East Dundee Road, Wheeling, Illinois 60090,
Attention: James I. Kaplan. In order to ensure timely delivery of such documents, any request should be made within 15 business days of the date of mailing of this Proxy Statement.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          James I. Kaplan, Secretary

                        ALL STOCKHOLDERS ARE REQUESTED
                    TO SIGN AND MAIL THEIR PROXIES PROMPTLY

                                   APPENDIX A

                           AMENDED AND RESTATED

                         SHARE EXCHANGE AGREEMENT

              AMENDED AND RESTATED SHARE EXCHANGE AGREEMENT

  THIS AMENDED AND RESTATED SHARE EXCHANGE AGREEMENT is entered into as of June 12, 1996, by and among Cole Taylor Financial Group, Inc. ("CTFG") and those certain persons listed on Schedule 7(b) hereof (the "Taylor Family") and represented by the members of the Taylor Family shown on the signature page hereof, for the purposes described below. References to "the date hereof" or "the date of this Agreement," or similar references, shall mean June 12, 1996, the date of the original Share Exchange Agreement between the parties hereto.

                                   RECITALS

  WHEREAS, CTFG is the beneficial and record owner of one hundred percent (100%) of the issued and outstanding shares of capital stock (the "Bank Stock") of Cole Taylor Bank, an Illinois state-chartered bank, having its principal place of business at 350 East Dundee Road, Wheeling, Illinois 60090 (the "Bank"); and

  WHEREAS, substantial disagreements have arisen between CTFG's two largest shareholder groups concerning the future strategic direction of CTFG and, in an effort to avoid the adverse consequences of these disagreements, the Taylor Family has offered to exchange its shares in CTFG for shares of the Bank;

  WHEREAS, the Board of Directors of CTFG (the "Board") has determined that the transfer of all of the outstanding shares of Bank Stock and certain other assets of CTFG in exchange for certain shares of common stock, par value $.01 per share, of CTFG (the "CTFG Stock") on the terms and subject to the conditions set forth in this Agreement is fair to and in the best interest of CTFG and its shareholders; and

  WHEREAS, the parties desire to enter into certain other related agreements in connection with the foregoing transactions; and

  WHEREAS, the Taylor Family currently intends to cause a new bank holding company ("Newco") to be formed to hold the Bank Stock at the Closing (as defined below) if permitted by the Private Letter Ruling (as defined below); and

  WHEREAS, the parties hereto intend that the exchange of the Bank Stock (or the common stock of Newco (the "Newco Stock") as the case may be) for CTFG Stock owned by the Taylor Family, as described herein, qualify as a tax-free split-off under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code").

  NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements herein contained, the parties hereby agree as follows:

  1. Exchange of Bank Stock.

  Upon the terms and subject to the conditions set forth in this Agreement, CTFG shall assign, transfer and deliver to the Taylor Family (or, with respect to not more than 49.9% of the outstanding stock of the Bank, to such party or parties as the Taylor Family shall direct) on the Closing Date (as hereinafter defined), in exchange for a number of shares of CTFG Stock equal to the Stock Amount (as defined below), all right, title and interest in and to all of the Bank Stock. In the event that the Private Letter Ruling specifically contemplates the formation of Newco and the transfer of Bank Stock to it and such transfer occurs prior to the Closing, CTFG shall exchange and the Taylor Family (or, with respect to not more than 49.9% of the outstanding stock of Newco, such party or parties as the Taylor Family shall direct) shall receive Newco stock in lieu of Bank Stock.

  2. Exchange of CTFG Stock; Options; Adjustments.

  2.1 Transfer and Exchange. At the Closing, in exchange for the transfer of the Bank Stock or Newco stock to the Taylor Family (or, with respect to not more than 49.9% of the outstanding stock of the Bank or Newco, to such party or parties as the Taylor Family shall direct), the Taylor Family shall assign, transfer and deliver or cause to be assigned, transferred and delivered to CTFG a number of shares of CTFG Stock to be determined, subject to the proviso set forth below, at the discretion of the Taylor Family (such number of shares of CTFG

Stock shall be referred to as the "Stock Amount"); provided, however, that in no event shall the Stock Amount consist of more than 4,500,000 shares of CTFG Common Stock or less than the greater of (i) 4,000,000 shares of CTFG Common Stock or (ii) all of the shares of CTFG Stock owned beneficially or of record by the Taylor Family (including any shares of CTFG Stock owned after the exercise of any options to purchase shares of CTFG Stock ("Options") and any shares of CTFG Stock in the CTFG Employee Stock Ownership Plan (the "ESOP") and the CTFG 401(k) Plan allocated to members of the Taylor Family) immediately prior to the Closing.

  2.2 Options. CTFG will cause all outstanding Options to become vested and exercisable prior to the Closing. Each Taylor Family member holding any Options shall exercise such Options at or prior to the Closing.

  2.3 Change in CTFG Stock. In the event that between the date of this Agreement and the Closing Date CTFG subdivides the outstanding shares of CTFG Stock into a greater number of shares, or combines its outstanding shares of CTFG Stock into a smaller number of shares, or effects a reclassification of the CTFG Stock, or pays a dividend in shares of its capital stock, then the consideration set forth in this Section 2 shall be adjusted so that the number of shares of CTFG Stock to be received by CTFG shall be reduced or increased by an amount such that the aggregate value received is not increased or decreased as a result of such subdivision, combination, reclassification or dividend.

  3. Pre-Closing Transactions.

  3.1 Spin-Off of Automobile Receivables Business. (a) Prior to the Closing, CTFG shall cause the Bank to form a new wholly-owned subsidiary ("Auto Sub") to which the Bank shall contribute its used automobile receivables business, consisting of substantially all of the assets used in its used automobile receivables business (the "UARB Assets") and (i) the Cash Component (as defined below); plus (ii) all of the Bank's rights and obligations pursuant to automobile loans, notes or the Bank's securities which as of the Closing Date are collateralized primarily with used automobiles and have a fair market value as determined in writing by KPMG Peat Marwick (or such other person upon whom the parties hereto shall mutually agree) of no less than $30,000,000 nor more than $31,000,000 (the "Automobile Receivables"). Immediately prior to the Closing, CTFG shall cause the Bank employees identified on Schedule 3.1 to be terminated by the Bank and immediately offered employment with Auto Sub. The Bank shall be responsible for and shall indemnify CTFG for severance costs arising out of such termination. The term "Cash Component" shall mean: (x) if the Stock Amount is less than 4,250,000, cash in an amount equal to (A) $60,000,000 minus (B) the amount, if any, by which the fair market value of the Automobile Receivables exceeds $30,000,000 plus (C) the product of $33.00 and the difference between 4,250,000 and the Stock Amount; (y) if the Stock Amount is equal to 4,250,000, cash in an amount equal to (A) $60,000,000 minus
(B) the amount, if any, by which the fair market value of the Automobile Receivables exceeds $30,000,000; and (z) if the Stock Amount is greater than 4,250,000, cash in an amount equal to (A) $60,000,000 minus (B) the amount, if any, by which the fair market value of the Automobile Receivables exceeds $30,000,000 minus (C) the product of $33.00 and the difference between the Stock Amount and 4,250,000.

  (b) In addition, prior to the Closing and in conjunction with the formation of Auto Sub as contemplated by Section 3.1(a), the Bank shall contribute to Auto Sub an amount in cash equal to the sum of: (i) the amount of CTFG's cash investment in Alpha Capital Fund, net of all partner distributions, return of capital and like payments, made from time to time prior to the date hereof (which was $139,831 as of May 31, 1996), plus any additional cash investment made by CTFG in Alpha Capital Fund after the date hereof if made with the Taylor Family's consent, plus interest on the total amount invested beginning, as to each portion of such amount invested at different times, on the date of such investment, at the rate of 9% per annum, compounded annually; plus (ii) the amount of CTFG's aggregate cash investments in CT Mortgage, net of all distributions to stockholders, return of capital and like payments, made from time to time prior to the date hereof (which was $1,007,000 as of May 31, 1996), plus any additional cash investment made by CTFG in CT Mortgage after the date hereof if made with the Taylor Family's consent, plus interest on the total amount invested beginning, as to each portion of such amount invested at different times, on the date of such investment, at the rate of 9% per annum, compounded annually.

  3.2 Transfer to CTFG. Immediately prior to the Closing Date, CTFG shall cause the Bank to distribute all of the capital stock of Auto Sub to CTFG, following which CTFG shall cause Cole Taylor Finance Co., a Delaware corporation and a wholly-owned subsidiary of CTFG ("Finance") to be merged with and into Auto Sub.

  3.3 Investment in Alpha Capital Fund II, L.P. In conjunction with the formation of Newco as contemplated by Section 3.5, immediately prior to the Closing Date, CTFG shall transfer to Newco all of CTFG's rights, obligations and interest, including, without limitation, CTFG's $500,000 commitment with respect thereto (the "Alpha Interest") in Alpha Capital Fund II, L.P., a small business investment company ("Alpha Capital Fund").

  3.4 Transfer of CT Mortgage Stock. In conjunction with the formation of Newco as contemplated by Section 3.5, immediately prior to the Closing Date, CTFG shall transfer to Newco 100% of the capital stock (the "CT Mortgage Stock") of CT Mortgage Company, Inc. ("CT Mortgage"), a subsidiary of CTFG., All intercompany indebtedness between CTFG and CT Mortgage reflected on the books and records of CT Mortgage and CTFG on the Closing Date shall have been repaid, together with interest thereon at the interest rate specified by such indebtedness, and no intercompany indebtedness shall be incurred subsequent to the date hereof, except in accordance with Section 9(a)(i)(E) hereof.

  3.5 Formation of Newco; Transfer of Bank Stock. If specifically contemplated by the Private Letter Ruling and requested by the Taylor Family, prior to the closing CTFG shall form Newco and shall transfer all the Bank shares owned by CTFG to Newco. CTFG shall not, however, be required to effectuate this transfer unless (1) the Taylor Family shall have applied for and obtained appropriate regulatory approval for Newco, (2) the Internal Revenue Service shall have ruled in the Private Letter Ruling that the transfer of Bank Stock by CTFG to Newco is a tax-free transaction to CTFG and Newco, and (3) the New Bank Securities (as defined below) shall be issued on terms disclosed to the Internal Revenue Service and consistent with the Private Letter Ruling.

  4. Consummation of the Transactions; Closing Date. The consummation of the transactions contemplated herein (the "Closing") and the delivery of the certificates and acknowledgements called for by this Agreement shall take place at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603, at such time and date (the "Closing Date") as shall be fixed by mutual agreement of the Taylor Family and CTFG as promptly as practicable following the satisfaction or waiver of the conditions set forth in Sections 11 and 12 of this Agreement.

  5. Regulatory Matters.

  5.1 Regulatory Approvals. The parties hereto acknowledge that requisite approvals must be received from or notices must be given to certain federal and state governmental bodies and agencies which may include (i) the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"); (ii) the Federal Deposit Insurance Corporation (the "FDIC"); (iii) the Illinois Commissioner of Banks and Trust Companies; (iv) the Federal Trade Commission,
(v) the Antitrust Division of the Department of Justice and/or (vi) any other regulatory authorities having jurisdiction (collectively, the governmental bodies and agencies referred to in this Section 5.1 are referred to herein as the "Applicable Governmental Authorities"), in accordance with the laws, rules and regulations governing or related to the Applicable Governmental Authorities (the "Applicable Laws"). The parties hereto agree to use their reasonable best efforts to obtain all such approvals as promptly as practicable and to give all such notices.

  5.2 Capital Infusion; Newco Stock Registration.

  (a) Capital Infusion. The Taylor Family acknowledges that the Bank will require additional capital upon the consummation of the transactions contemplated by this Agreement in order to comply with the minimum capital requirements of any applicable banking laws, regulations or any requirements of any regulatory agencies and agrees to use its reasonable best efforts to obtain financing sufficient to satisfy this requirement. It is understood that the Taylor Family intends to obtain some or all of such financing from the net proceeds of a sale of securities of the Bank (or Newco, as the case may be) (the "New Bank Securities"); provided, that the terms of the New Bank Securities shall have been disclosed to the Internal Revenue Service and shall be consistent with the Private Letter Ruling. If the Taylor Family chooses to make such a sale through a public offering, CTFG, following the direction of the Taylor Family (except as such direction may be inconsistent with the fiduciary duties of CTFG's directors), shall cause the Bank (or Newco, as the case may be) to file prior to the Closing Date a registration statement (the "Registration Statement") with the U.S. Securities and Exchange Commission (the "SEC") or a comparable agency relating to the offer and sale of New Bank Securities. The Registration Statement shall be in form and substance reasonably satisfactory to the Taylor Family. CTFG shall cause the Bank to use its reasonable best efforts to have the Registration Statement declared effective and to cause the offer and sale of the New Bank Securities to be registered, qualified or exempted under applicable state securities laws as soon as is reasonably practicable, but in no event later than the Closing Date. CTFG shall cause the Bank (or Newco, as the case may be) to use its reasonable best efforts to amend or supplement the Registration Statement or the prospectus contained therein and to take such actions as may be necessary to cause the Registration Statement to remain effective until the offer and sale of the New Bank Securities has been completed. If the New Bank Securities are offered in a manner not involving a public offering requiring a Registration Statement, CTFG will similarly cooperate in the preparation of documents for such offering. Unless this Agreement has been terminated by the Taylor Family pursuant to Section 13(d), the Taylor Family will indemnify and hold harmless CTFG against all costs and liabilities related to the offer and sale of the New Bank Securities, including but not limited to all underwriting, accounting, legal, printing, filing fee and other expenses of a public or private offering and any liabilities relating to misstatements or omissions in the Registration Statement or other offering documents or any part thereof. The Bank will assume such indemnity and hold harmless agreement upon consummation of the transfer and exchange referred to in Section 2.1 hereof.

  (b) Newco Stock Registration. It is understood that Newco may need to file a registration statement with the SEC with respect to the offer and sale of Newco Stock in exchange for CTFG Stock pursuant to Section 1 (a "Common Registration Statement"). CTFG, following the direction of the Taylor Family (unless the Board, without the participation of the Taylor Directors (as defined below), shall reasonably determine that such direction is inconsistent with the Board's fiduciary duties under applicable law), shall cause Newco to file prior to the Closing Date a Common Registration Statement with the SEC. The Common Registration Statement shall be in form and substance reasonably satisfactory to the Taylor Family. CTFG shall cause Newco to use its reasonable best efforts to have the Common Registration Statement declared effective and to cause the offer and sale of the Newco Stock referenced therein to be registered, qualified or exempted under applicable state securities laws as soon as reasonably practicable, but in no event later than two weeks prior to the Closing Date. CTFG shall cause Newco to use its reasonable best efforts to amend or supplement the Common Registration Statement or the prospectus contained therein and to take such actions as may be necessary to cause the Common Registration Statement to remain effective until the earlier to occur of the Closing Date or the completion of the offer and sale of the Newco Stock thereunder. Unless this Agreement has been terminated by the Taylor Family pursuant to Section 13(d), the Taylor Family will indemnify and hold harmless CTFG against all costs and liabilities related to the offer and sale of the Newco Stock registered pursuant to the Common Registration Statement, including but not limited to all underwriting, accounting, legal, printing, filing fee and other expenses of such offer and sale of Newco Stock and any liabilities relating to misstatements or omissions in the Common Registration Statement or other offering documents or part thereof. The Bank and Newco will assume such indemnity and hold harmless agreement from and after the Closing; provided, however, that no such assumption shall relieve the Taylor Family from any liability or obligation in the event that the Bank or Newco shall fail to perform thereunder.

  6. Escrow. Within five business days from the date hereof, as security to ensure the payment of any termination fee required pursuant to Section 14(c) of this Agreement, the Taylor Family shall deposit 750,000 shares of CTFG Stock, with executed stock transfer powers, into escrow (the "Escrow Fund") with The Northern Trust Company (or such other entity as the parties hereto shall reasonably agree) pursuant to an Escrow Agreement between the Taylor Family, CTFG and The Northern Trust Company substantially in the form attached hereto as Exhibit A.

  7. Representations and Warranties of the Taylor Family. Each member of the Taylor Family, jointly and severally, represents and warrants to CTFG that:

    (a) Authorization, No Violation, Et Cetera. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Taylor Family member has been duly authorized by all necessary action on the part of such member of the Taylor Family and this Agreement constitutes the legal, valid and binding obligation of such Taylor Family member, enforceable against such Taylor Family member in accordance with its terms. The execution and delivery of this Agreement by the Taylor Family, and the consummation of the transactions contemplated by this Agreement, will not violate the provisions of, or constitute a breach or default under, any material agreement to which such member of the Taylor Family is a party or is bound, or any other material license, law, order, rule, regulation or judgment to which such member of the Taylor Family is a party.

    (b) Stock and Option Ownership. Each member of the Taylor Family owns in the aggregate or has allocated to him or her in the ESOP and the CTFG 401(k) Plan, as applicable, that number of shares of CTFG Stock and Options to purchase shares of CTFG Stock as set forth opposite his, her or its name on Schedule 7(b) hereto, and as of the Closing Date, such CTFG Stock and Options will be free and clear of any security interests, liens, claims, pledges, charges, voting agreements or other encumbrances of any nature whatsoever ("Liens").

    (c) Formation of Newco. In the event the Taylor Family determines to form Newco as a bank holding company, and the Private Letter Ruling specifically contemplates the formation of Newco and transfer of Bank Stock to it, the Taylor Family represents that it will cooperate with CTFG in taking all necessary corporate and other action to create and form Newco and cause Newco to enter into, ratify and approve this Agreement and all of the related transactions prior to the Closing Date.

    (d) Broker's and Finder's Fees. No member of the Taylor Family has incurred any obligation or liability, contingent or otherwise, to any brokers or finders in respect of the matters provided for in this Agreement other than to Piper, Jaffray Companies.

    (e) UARB Assets. The UARB Assets are substantially all of the assets used exclusively in or necessary for the conduct of the Bank's used automobile receivables business.

    (f) Prohibitions. Neither any member of the Taylor Family nor any of their respective properties is subject to any order, writ, judgment, injunction, decree, determination or award which would prevent or delay the consummation of the transactions contemplated hereby.

    (g) Transfer of Title. The transfer of the shares of CTFG constituting the Stock Amount hereunder to CTFG will transfer to CTFG good and valid title to the shares of CTFG constituting the Stock Amount, free and clear of any Liens (except for Liens CTFG has permitted to attach upon transfer at the Closing).

  8. Representations and Warranties of CTFG. Except as set forth below, CTFG makes no representation or warranty with respect to the Bank, CT Mortgage or Alpha Capital Fund and the Taylor Family acknowledges that the Bank, CT Mortgage and the Alpha Interest are being transferred on an as is, where is basis. Notwithstanding the foregoing, CTFG represents and warrants to the Taylor Family that:

    (a) Capital Stock. On the date hereof, the Bank has authorized, issued and outstanding capital stock as follows:

                                       AUTHORIZED  ISSUED   OUTSTANDING TREASURY
                                       ---------- --------- ----------- --------
      Common.......................... 1,500,000  1,500,000  1,500,000      0

There are no issued or outstanding warrants, options, preemptive rights, rights of first refusal or other rights to purchase equity or debt instruments of the Bank.

  On the date hereof, CT Mortgage has authorized, issued and outstanding capital stock as follows:

                                       AUTHORIZED  ISSUED   OUTSTANDING TREASURY
                                       ---------- --------- ----------- --------
      Common..........................    10,000      1,000      1,000      0

There are no issued or outstanding warrants, options, preemptive rights, rights of first refusal or other rights to purchase equity or debt instruments of CT Mortgage.

  All of the issued and outstanding shares of Bank Stock and stock of CT Mortgage are duly and validly authorized and issued. All of the outstanding shares of Bank Stock and stock of CT Mortgage are fully paid and nonassessable and are owned free and clear of any liens, mortgages or claims by CTFG.

  On the date hereof, CTFG holds a $500,000 commitment in Alpha Capital Fund of which $139,831 was funded as of May 31, 1996.

    (b) Authorization: Validity. The consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of CTFG and this Agreement constitutes the legal, valid and binding obligation of CTFG, enforceable against CTFG in accordance with its terms.

    (c) Broker's and Finder's Fees. Neither CTFG nor the Bank has incurred any obligation or otherwise, to any brokers or finders in respect of the matters provided for in this Agreement other than to The Chicago Corporation and Sandler O'Neill & Partners, L.P.

    (d) Investment Schedule. CTFG has previously delivered to the Taylor Family a true and accurate schedule showing the amounts and dates of its investments in CT Mortgage and Alpha Capital Fund.

    (e) Prohibitions. None of CTFG, any of its subsidiaries or any of their respective properties is subject to any order, writ, judgment, injunction, decree, determination or award which would prevent or delay the consummation of the transactions contemplated hereby.

    (f) Title. At the Closing, CTFG will have good and valid title to all of the Bank Stock, the CT Mortgage Stock and the Alpha Interest free and clear of any Liens.

    (g) Transfer of Title. The transfer of the Bank Shares, the CT Mortgage Stock and the Alpha Interest hereunder to the Taylor Family, the Bank or Newco, as the case may be, will transfer to such person good and valid title to the Bank Shares, the CT Mortgage Stock and the Alpha Interest, free and clear of any Liens (except for Liens the Taylor Family has permitted to attach upon transfer at the Closing).

    (h) Proposals. Except as previously disclosed in writing to the Taylor Family, CTFG has not received since September 1, 1995 any offers or proposals for the acquisition of CTFG, the Bank or Finance.

  9. Agreements with Respect to Conduct of the Business After the Date Hereof.

    (a) Ordinary Course, Insurance, Preservation of Business.

      (i) Except as otherwise agreed to in writing by the Board and Sidney Taylor, Jeffrey Taylor and Bruce Taylor (the "Taylor Directors") and except to the extent required to consummate the transactions contemplated by Section 3 hereof, CTFG and the Taylor Directors covenant and agree that they will not, prior to the earlier of the Closing Date and the termination of this Agreement, terminate or change the terms or conditions of employment of Jeffrey Taylor or Bruce Taylor at CTFG, and prior to the later of (i) the Closing Date and (ii) the termination of the Taylor Sale Period (as that term is defined in Section 14(d) hereof), terminate or change the terms or conditions of employment of any employees of CTFG (other than Jeffrey Taylor or Bruce Taylor), the Bank (including Jeffrey Taylor and Bruce Taylor) or CT Mortgage (provided that this Section 9(a)(i) shall not apply to employees of Finance or its subsidiaries in their capacity as such) having an annual salary of $100,000 or more per year and that they will use their reasonable best efforts to cause each of the Bank and CT Mortgage from and after the date of this Agreement and until the later of (i) the Closing Date and (ii) the termination of the Taylor Sale Period to:

        (A) carry on its business only in the ordinary course and consistent with its respective policies, procedures and practices in substantially the same manner as heretofore conducted (provided that it may take any action listed on Schedule 9(a)(i));

        (B) except as they may terminate in accordance with their terms or in accordance with the terms of this Agreement, keep in full force and effect, and not commit or cause a default of any of its obligations under, any material contracts;

        (C) keep in full force and effect the insurance coverage in effect on the date hereof to the extent that such insurance continues to be reasonably available;

        (D) use its best efforts to maintain, renew, keep in full force and effect and preserve its business organization and material rights and franchises, permits and licenses and to retain its present employee force (including retaining each Taylor Director in all of his current positions as director, officer and employee of the Bank with no diminution of his current duties, authority, compensation and benefits except as otherwise provided in this Agreement), and to maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and to use its reasonable best efforts to maintain the continuance of its general customer relationships;

        (E) continue all usual intercompany relationships and practices to support the ongoing business activities of the Bank and CT Mortgage in accordance with existing practices, including funding usual working capital contributions and normal budgeted expenditures and making reimbursements for services rendered in accordance with existing practices, budgets and plans; and

        (F) take such action as may be necessary to maintain, preserve, renew and keep in full force and effect its corporate existence and material rights and franchises; and duly comply in all material respects with all laws applicable to it and to the conduct of its business.

      (ii) Except as otherwise agreed to by the Board (with the participation of the Taylor Directors) and except to the extent required to consummate the transactions contemplated by Section 3 hereof, CTFG covenants and agrees that it will use its reasonable best efforts to cause each of Finance and Finance's subsidiaries from and after the date of this Agreement and until the earlier of the Closing Date and the termination of this Agreement to:

        (A) carry on its business only in the ordinary course and consistent with its respective policies, procedures and practices in substantially the same manner as heretofore conducted;

        (B) except as they may terminate in accordance with their terms or in accordance with the terms of this Agreement, keep in full force and effect, and not commit or cause a default of any of its obligations under, any material contracts;

        (C) keep in full force and effect the insurance coverage in effect on the date hereof to the extent that such insurance continues to be reasonably available;

        (D) use its best efforts to maintain, renew, keep in full force and effect and preserve its business organization and material rights and franchises, permits and licenses and to retain its present employee force, and to maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and to use its reasonable best efforts to maintain the continuance of its general customer relationships;

        (E) continue all usual intercompany relationships and practices to support the ongoing business activities of Finance in accordance with existing practices, including funding usual working capital contributions and normal budgeted expenditures and making reimbursements for services rendered in accordance with existing practices, budgets and plans; and

        (F) take such action as may be necessary to maintain, preserve, renew and keep in full force and effect its corporate existence and material rights and franchises; and duly comply in all material respects with all laws applicable to it and to the conduct of its business.

    (b) Prohibited Action Without Approval.

      (i) Except as otherwise expressly provided in or permitted by this Agreement, including the Schedules hereto, or as agreed by CTFG (with the participation of the Taylor Directors), CTFG and the Taylor Directors covenant and agree that they will use their reasonable best efforts to cause the

    Bank and CT Mortgage, from and after the date of this Agreement and until the earlier of the Closing and the termination of this Agreement, not to:

        (A) incur or agree to incur any obligation or liability (absolute or contingent) other than the taking of deposits and other liabilities incurred in the ordinary course of business and consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement; except in the ordinary course of business consistent with past practice, assume, guarantee or endorse the obligations of any other person; except in the ordinary course of business consistent with past practice, mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon; make or permit any amendment or termination of any material contract which would materially adversely affect its rights thereunder; acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division or substantial part thereof; sell, transfer or otherwise dispose of any substantial part of its assets; sell, acquire or form any branch location; enter into, dispose or divest itself of any joint venture or partnership or cause any business entity to become a subsidiary or affiliate; sell or otherwise dispose of any real property owned or operated by it except for the sale of real estate held for sale in the ordinary course of business; enhance, expand, modify, replace or alter any computer or data processing system owned, leased or licensed by it (including any software associated with any such computer or system); authorize any new capital expenditure or expenditures or any other expenditures in excess of $50,000, either individually or in the aggregate; make, originate or otherwise acquire one or more loans, or one or more loan commitments for one or more loans, or one or more lines of credit, except in the ordinary course of business, in accordance with prior practice and with all approvals as are required by applicable procedures on the date hereof; or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or

        (B) authorize for issuance, issue, sell, deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), redeem or acquire for value, or agree or commit to do so, any debt securities or any shares of the capital stock or other equity securities, or any other securities or equity equivalents (including, without limitation, stock appreciation rights), or declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to its shareholders other than as set forth in Section 3 or Section 9(j) hereof; or

        (C) split, combine or reclassify any shares of its capital stock;
      or

        (D) sell or pledge or otherwise encumber any stock owned by it in any subsidiary; amend or propose to amend its, or permit the amendment of any subsidiary's certificate of incorporation, charter or by-laws or any other governing document of any subsidiary; split, combine or reclassify any shares of its capital stock; or enter into any agreement, commitment or arrangement with respect to any of the foregoing; or

        (E) enter into, adopt or (except as may be required by law) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, restricted stock, stock appreciation rights or performance units) or hire any employee with a salary in excess of $150,000 per year or hire, terminate or change the terms or conditions of employment of any employee who would be entitled to any payment upon a change of control of the Bank or CT Mortgage; or

        (F) obligate the Bank or CT Mortgage to any intercompany charge;
      or

        (G) acquire or dispose of any securities or interests for investment purposes or sell or purchase mortgage servicing rights; or

        (H) enter into any transactions other than in the ordinary course of business; or

        (I) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency, except in a form previously approved by the Board and the Taylor Directors, which approval shall not be unreasonably withheld, or file any federal or state tax return before furnishing a copy to the Taylor Directors and affording an opportunity to consult with the filing entity; or

        (J) unless the Board decides otherwise, open any new office or close any current office of the Bank, any of the Bank's subsidiaries or CT Mortgage at which business is conducted.

        (K) take, or agree in writing or otherwise to take, any of the actions described above in this Section 9(b)(i) or any action which would make any of the representations or warranties of CTFG or the Taylor Family contained in this Agreement untrue or incorrect or would result in any of the conditions hereunder not being satisfied.

      (ii) Except as otherwise expressly provided in or permitted by this Agreement or as agreed by the Board (with the participation of the Taylor Directors), CTFG will use its reasonable best efforts to cause Finance, from and after the date of this Agreement and until the earlier of the Closing and the termination of this Agreement, not to:

        (A) incur or agree to incur any obligation or liability (absolute or contingent) other than liabilities incurred in the ordinary course of business and consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement; except in the ordinary course of business consistent with past practice, assume, guarantee or endorse the obligations of any other person; except in the ordinary course of business consistent with past practice, mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon; make or permit any amendment or termination of any material contract which would materially adversely affect its rights thereunder; acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division or substantial part thereof; sell, transfer or otherwise dispose of any substantial part of its assets; enter into, dispose or divest itself of any joint venture or partnership or cause any business entity to become a subsidiary or affiliate; sell or otherwise dispose of any real property owned or operated by it except for the sale of real estate held for sale in the ordinary course of business; except as identified on Schedule 9(b)(ii)(A), enhance, expand, modify, replace or alter any computer or data processing system owned, leased or licensed by it (including any software associated with any such computer or system); authorize any new capital expenditure or expenditures or, except as identified on Schedule 9(b)(ii)(A), any other expenditures in excess of $50,000, either individually or in the aggregate; make, originate or otherwise acquire one or more loans, or one or more loan commitments for one or more loans, or one or more lines of credit, except in the ordinary course of business, in accordance with prior practice and with all approvals as are required by applicable procedures on the date hereof; or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or

        (B) authorize for issuance, issue, sell, deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), redeem or acquire for value, or agree or commit to do so, any debt securities or any shares of the capital stock or other equity securities, or any other securities or equity equivalents (including, without limitation, stock appreciation rights), except pursuant to any employee benefit plan of Finance as in effect as of the date hereof, or amend any of the terms of any such securities or agreements outstanding as of the date hereof; or

        (C) split, combine or reclassify any shares of its capital stock;
      or

        (D) sell or pledge or otherwise encumber any stock owned by it in any subsidiary; (b) amend or propose to amend its, or permit the amendment of any subsidiary's certificate of incorporation, charter or by-laws or any other governing document of any subsidiary; (c) split, combine or reclassify any shares of its capital stock; or (d) enter into any agreement, commitment or arrangement with respect to any of the foregoing; or

        (E) enter into, adopt or (except as may be required by law) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, restricted stock, stock appreciation rights or performance units) or hire any employee with a salary in excess of $150,000 per year or hire, terminate or change the terms or conditions of employment of any employee who would be entitled to any payment upon a change of control of the Bank or CT Mortgage; or

        (F) obligate Finance to any intercompany charge other than in the ordinary course of business consistent with past practice; or

        (G) acquire or dispose of any securities or interests for investment purposes or sell or purchase mortgage servicing rights; or

        (H) enter into any transactions other than in the ordinary course of business; or

        (I) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency; or

        (J) take, or agree in writing or otherwise to take, any of the actions described above in this Section 9(b)(ii).

    (c) No Solicitation.

      (1) CTFG will immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any Acquisition Proposal (as defined below). CTFG shall not, directly or indirectly, through any officer, director, employee, representative or agent or any of its subsidiaries, (i) solicit, initiate, continue or encourage any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving CTFG, the Bank or any of CTFG's subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) solicit, initiate, continue or engage in negotiations or discussions concerning, or provide any non-public information or data to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal; provided, that nothing contained in this Section 9(c) shall prevent CTFG from furnishing non-public information or data to, or entering into discussions or negotiations with, any person in connection with an unsolicited Acquisition Proposal by such person or recommending an unsolicited Acquisition Proposal to the stockholders of CTFG, if and only to the extent that (1) CTFG's directors determine in good faith that such action is required for the discharge of their fiduciary duties to stockholders under applicable law if so advised by independent counsel, and (2) CTFG advises the Taylor Family of all such nonpublic information delivered to such person concurrently with its delivery to the requesting party.

      (2) CTFG shall notify the Taylor Directors immediately (and in no event later than 24 hours) after receipt by CTFG of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of CTFG by any person or entity that informs CTFG that it is considering making, or has made, an Acquisition Proposal.

    (d) Liabilities. After the date hereof and prior to the Closing Date, CTFG and the Taylor Directors shall use their reasonable best efforts to cause the Bank, Finance, CT Mortgage and each of their subsidiaries to pay or discharge their current liabilities when the same become due and payable, except for such liabilities as may be subject to a good faith dispute or counterclaim.

    (e) Goodwill. After the date hereof and prior to the Closing Date, CTFG and the Taylor Directors shall use their reasonable best efforts to cause each of the Bank, Finance, CT Mortgage and each of their subsidiaries not to enter into any transaction which will create goodwill on its books and records under generally accepted accounting principles.

    (f) Insider Lending. After the date hereof and prior to the Closing Date, CTFG and the Taylor Directors shall use their reasonable best efforts to cause each of the Bank, Finance, CT Mortgage and each of their subsidiaries not to change or modify any of its current practices relating to the lending of money, secured or unsecured, to its affiliated persons, including but not limited to its directors, officers and employees.

    (g) No Violation. After the date hereof and prior to the Closing Date, CTFG and the Taylor Directors shall use their reasonable best efforts to cause each of the Bank, Finance, CT Mortgage and each of their subsidiaries not to take any action which knowingly violates any statute, code, ordinance, rule, regulation or judgment, order, writ, arbitral award, injunction or decree of any court, governmental agency or body or arbitrator, domestic or foreign, having jurisdiction over its properties.

    (h) Operating Expenses. After the date hereof and prior to the Closing Date, CTFG and the Taylor Directors shall use their reasonable best efforts to cause each of the Bank, Finance, CT Mortgage and each of their subsidiaries not to increase the level of its operating expenses in any material respect.

    (i) Accounting. After the date hereof and prior to the Closing Date, CTFG and the Taylor Directors shall use their reasonable best efforts to cause each of the Bank, Finance, CT Mortgage and each of their subsidiaries to maintain its books, accounts and records in accordance with generally accepted accounting principles. CTFG and the Taylor Directors shall use their reasonable best efforts to cause the Bank, Finance, CT Mortgage and each of their subsidiaries not to make any change in any method of accounting or accounting practice, or any change in the method used in allocating income, charging costs or accounting for income, except as may be required by law, regulation or generally accepted accounting principles. CTFG and the Taylor Directors shall use their reasonable best efforts to cause the Bank, Finance, CT Mortgage and each of their subsidiaries not to change any practice or policy with respect to the charging off of loans or the maintenance of its reserves for possible loan losses, except as required by law, regulation or generally accepted accounting principles.

    (j) Dividends. Except as required otherwise by law, the parties acknowledge and agree that, from the date hereof through the Closing Date, the Bank will pay monthly dividends to CTFG equal to one-half of Bank earnings with an adjustment in December, 1996 so that the cumulative dividends to CTFG for calendar year 1996 are equal to $10,100,000; provided further, that if the Closing Date occurs prior to January 1, 1997, the maximum amounts of dividends which may be paid in calendar year 1996 shall be reduced by $27,671.23 for each day after the Closing Date and prior to January 1, 1997; and provided further, that such dividends will be $880,000 per month of calendar year 1997 ($10,560,000 for all of calendar year 1997) if the Closing Date has not occurred prior to December 31, 1996 and, if the Closing Date does not occur at the end of a month, the dividends paid shall be pro-rated on a daily basis through the Closing Date.

    (k) Lenders' Consents. After the date hereof and prior to the Closing Date, CTFG and the Taylor Directors will use their reasonable best efforts to cause CTFG, the Bank and Finance to obtain any waivers, consents, amendments or approvals required to prevent any default, acceleration or other adverse effect upon CTFG, the Bank or Finance under any indenture, credit agreement, note or other indebtedness of CTFG, the Bank or Finance.

  10. Additional Agreements.

    (a) Continuing Access to Information. CTFG shall permit the Taylor Family and its authorized representatives reasonable access during regular business hours to the Bank's properties and those of the Bank's subsidiaries and CT Mortgage. The Bank shall make its and its subsidiaries' directors, management and other employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the Taylor Family and its authorized representatives at reasonable times and upon reasonable request, and CTFG shall, and shall cause the Bank and its subsidiaries and CT Mortgage to disclose and make available to the Taylor Family, and shall use its reasonable best efforts to cause its agents and authorized representatives to disclose and make available to the Taylor Family, all books, papers and records relating to the assets, properties, operations, obligations and liabilities of the Bank and its subsidiaries and CT Mortgage.

    (b) Notification of Change. CTFG shall promptly notify the Taylor Directors and the Taylor Directors shall promptly notify the Board of any material change in the ordinary course of business or in the operation of the properties of the Bank or any of its subsidiaries or CT Mortgage and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving the Bank or its subsidiaries or CT Mortgage which is known to CTFG and which is material or which might have a material adverse effect, or of any other material breach by CTFG, the Bank or any of its subsidiaries or CT Mortgage of any representation, warranty, covenant or agreement set forth in this Agreement, and will keep the Taylor Family promptly and fully informed of such events. CTFG will consult with the Taylor Directors before taking any steps to comply with suggestions made by any Applicable Governmental Authorities which could reasonably be considered significant to the Bank or CT Mortgage.

    (c) Information for Regulatory Filings. CTFG promptly shall furnish the Taylor Directors, and the Taylor Directors shall furnish the Board, with any information relating to CTFG, the Bank or any of its subsidiaries or CT Mortgage which is required under any applicable law or regulation for inclusion in any filing that the Taylor Family, on the one hand, or CTFG, on the other hand, is required to make with any regulatory or supervisory authority (including the SEC and State securities authorities) in order to consummate the transactions contemplated by this Agreement. CTFG represents and warrants to the Taylor Family that all information so furnished by it shall be true and correct in all material respects without omission of any material fact required to be stated to make the information stated therein not misleading and the Taylor Family represents and warrants to CTFG that all information furnished by it relating to the transactions contemplated by this Agreement or relating to its ownership interest in CTFG shall be true and correct in all material respects without omission of any material fact required to be stated to make the information stated therein not misleading.

    (d) Regulatory Approvals. As promptly as practicable, and in any event no later than August 31, 1996, the Taylor Directors will submit any necessary applications to the Applicable Governmental Authorities for approval of the transactions contemplated hereby, including but not limited to, the Federal Reserve Board, FDIC and the Illinois Commissioner of Banks. The Bank and CTFG shall cooperate with and shall assist the Taylor Directors in the preparation and filing of all such applications.

    (e) Private Letter Ruling. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain a private letter ruling from the Internal Revenue Service (the "IRS") that the exchange of Bank (or, as the case may be, Newco) Stock for CTFG Stock held by the Taylor Family members constitutes a tax-free transaction under
  Section 355 of the Internal Revenue Code, and that the transfer of Bank Stock to Newco constitutes a tax-free transaction to CTFG and Newco (the "Private Letter Ruling"); provided, however, that no party shall be required to make any representation or take any action having an effect inconsistent with the limitations set forth on Schedule 10(e). CTFG will agree to any changes in the structure of the transactions contemplated herein required by the IRS before it will issue the Private Letter Ruling so long as such changes do not materially affect the benefits or impact (economic or otherwise) of, or legal risks associated with, those transactions on CTFG, Finance or any of their subsidiaries, affiliates, shareholders, or employees other than the Bank or the members of the Taylor Family. CTFG and Finance agree in particular that if necessary they will either eliminate intercompany debt between them prior to the Closing or, alternatively, convert obligations of Finance to CTFG into a term promissory note with a minimum term of 10 years. Except as set forth in

  Schedule 10(e), neither party shall take action that is intended to cause the transactions contemplated herein not to qualify as a tax-free exchange under the Internal Revenue Code. All contacts with the IRS shall be coordinated through the Taylor Family and its representatives. Counsel for CTFG shall be entitled to attend all meetings with and participate in all material discussions with the IRS in connection with the ruling process, and shall review (prior to submission) all written material submitted to the IRS.

    (f) CTFG Shareholder Approval.

      (i) CTFG, acting through the Board, shall in accordance with applicable law and subject to the fiduciary duties of the Board under applicable law (as determined in good faith after consultation with independent counsel), as soon as practicable following the execution of this Agreement:

        (x) duly call, give notice of, convene and hold an annual or special meeting of its shareholders (the "Shareholders Meeting") for the purpose of considering and taking action upon this Agreement;

        (y) prepare and file with the SEC a proxy or information statement (as amended or supplemented, the "Proxy Statement") to be mailed to CTFG's shareholders in connection with the Shareholders Meeting and include in the Proxy Statement the recommendation of the Board that shareholders of CTFG vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby; and

        (z) use its reasonable best efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with the Taylor Family, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time and (B) to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

      (ii) CTFG and the Taylor Family shall cooperate in the preparation of the Proxy Statement. The Proxy Statement shall not, at the time filed with the SEC, at the time mailed to the Company's shareholders, at the time of the Shareholders Meeting or at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      (iii) At the Shareholders Meeting, the members of the Taylor Family will vote all shares of CTFG Stock owned or controlled by them in favor of this Agreement and the transactions contemplated hereby.

    (g) Compliance with Tax and Regulatory Representations.

      (i) Each party hereto will comply with any covenants it makes in connection with the Private Letter Ruling or with any Applicable Governmental Authority to ensure the tax-free nature of the transactions contemplated hereby. CTFG, for the two-year period following the Closing Date, will cause Auto Sub to continue the operation of the used automobile receivables business previously operated by the Bank through undertaking the following actions: (v) purchasing the same type of automobile receivables previously purchased by the Bank (except that such receivables may be collateralized by used automobiles only), (w) maintaining a portfolio of at least $30,000,000 in face amount value of such receivables (net of unearned finance charge); (x) continuing to underwrite, collect and process such receivables; (y) to the extent practicable, purchasing receivables from the same automobile dealerships from which the Bank previously purchased such receivables, and (z) to the extent practicable, retaining the employees specified in Schedule 3.1 transferred from the Bank to conduct the Auto Sub business.

      (ii) For the two-year period following the Closing Date, unless the Taylor Family has obtained a written opinion from nationally recognized tax counsel, which opinion shall be reasonably satisfactory in form and substance to tax counsel for CTFG, that the desired transactions and any transaction related thereto will neither affect the qualification of the exchange of the Bank Stock (or the Newco Stock, as the case may be) for the CTFG Stock under Section 355 of the Code nor affect the validity of the Private Letter Ruling (a "Tax Opinion"), (x) no Taylor Family member will sell, exchange, transfer or enter into any transaction reducing economic risk with respect to, the Bank Stock received in the split-off, (y) the Taylor Family will cause the Bank to continue the active conduct of its banking business, and (z) the Taylor Family will not permit either the Bank or Newco (if Newco is formed) to (A) merge or consolidate with or into any other corporation, (B) liquidate or partially liquidate, (C) sell or transfer any significant part of its assets, (D) redeem or otherwise purchase any of its capital stock, or (E) except as specifically contemplated by the Private Letter Ruling, issue additional shares of its capital stock; provided, however, that, regardless of whether the Taylor Family has obtained a Tax Opinion, the Taylor Family shall not enter into any agreement, arrangement or understanding for transfer of control of the Bank or Newco (a "Transfer Arrangement") for one year following the Closing Date and, if the Taylor Family enters into a Transfer Arrangement more than one year but less than two years following the Closing Date, the Taylor Family shall remain responsible for ensuring that, and shall obtain a written contractual commitment from the other parties to the Transfer Arrangement that they will ensure that, the Bank and Newco comply with this Section 10(g)(ii) except to the extent that the Tax Opinion also opines that the qualification of the exchange of the Bank Stock (or the Newco Stock, as the case may be) for the CTFG Stock under Section 355 and the validity of the Private Letter Ruling will not be affected by the particular actions specified in the Tax Opinion.

      (iii) For the two-year period following the Closing Date, unless CTFG has obtained a written opinion from nationally recognized tax counsel, which opinion shall be reasonably satisfactory in form and substance to tax counsel for the Taylor Family, that the desired transactions and any transaction related thereto will neither affect the qualification of the exchange of the Bank Stock (or the Newco Stock, as the case may be) for the CTFG Stock under Section 355 of the Code nor affect the validity of the Private Letter Ruling, (x) CTFG will not sell, exchange or transfer the capital stock of Auto Sub, (y) CTFG will not permit Auto Sub to (A) merge or consolidate with or into any other corporation (other than a merger of Finance with and into Auto Sub), (B) liquidate or partially liquidate, or (C) sell or transfer any significant part of the UARB Assets and (z) CTFG will not redeem or repurchase any shares of CTFG Stock (except for purchases of up to 16 percent of the outstanding CTFG Stock as described in Schedule 10(e) or such greater amounts as may be consistent with the Private Letter Ruling).

      (iv) CTFG and the Bank shall immediately amend their existing tax allocation agreement so that (A) the allocation of federal, state and local tax liabilities through the Closing between CTFG and its subsidiaries on the one hand and Bank on the other shall continue in a manner consistent with past practice, except that, beginning with the date of the execution of this Agreement, all tax benefits associated with the exercise or buyout of all compensatory options on CTFG shares, whether held by employees or former employees of the Bank or otherwise, shall inure solely to the benefit of CTFG; and (B) any claims or liabilities arising from audits (including audits commenced or completed after the Closing) of preclosing periods shall be borne by the party (i.e., the Bank and CT Mortgage on the one hand or CTFG and its continuing subsidiaries on the other) to whom the adjustment is attributable. The party financially responsible for a proposed audit adjustment shall be afforded the opportunity to determine and direct the defense of the particular matter at its own expense and the matter shall be settled or compromised only with such party's consent.

      (v) Each of the Bank and/or Newco and CTFG shall deliver a certificate of an officer as to compliance with such covenants to the other on the last day of each calendar quarter until such ongoing covenants have terminated.

    (h) Deconsolidation. After the Closing, CTFG and the Taylor Directors agree to take such steps in accordance with generally accepting accounting principles to deconsolidate the Bank from CTFG for accounting purposes. The parties acknowledge that any Options exercised immediately prior to Closing pursuant to this Agreement are Options of CTFG, and shall be treated as such for tax, accounting and deconsolidation purposes.

    (i) Lease Arrangements. If requested by CTFG, for 90 days after the Closing Date, the Bank will sublease to CTFG the space currently utilized by CTFG on terms reasonably acceptable to the parties hereto. On the Closing Date, CTFG will assign to the Bank any leases, licenses, and real or personal property used by or adjacent to the Bank properties but owned by CTFG or Reliance Acceptance Corporation for no additional consideration. All property (including leases and real property) owned by the Bank on the date hereof shall be and remain the property of the Bank on and after the Closing Date.

    (j) Employees. CTFG hereby assumes all liability (and indemnifies the Bank and the Taylor Family against such liability) for any payments which, as a result of the Closing, are owed to the persons listed on Schedule 10(j)(i) or full-time employees of Finance or its subsidiaries. The Taylor Family will cause the Bank to assume all liability (and to indemnify CTFG and its subsidiaries against such liability) for any severance or change of control payments which, as a result of the Closing, are owed to any employee of CTFG, the Bank or any of their affiliates other than the persons listed on Schedule 10(j)(i) and other than full-time employees of Finance or any of its subsidiaries. On the Closing Date, the employees of CTFG other than the persons listed on Schedule 10(j)(i) and persons who are also full-time employees of Finance or any of its subsidiaries will remain or become employees of the Bank.

    (k) CT Mortgage Comfort. CTFG has made, and through the Closing Date will continue in the normal course of business in accordance with prior practice to make, representations and provide indemnification, guarantees as customarily required by mortgage investors to assure the validity of mortgages sold and other assurances to purchasers of mortgages and mortgage-backed securities from CT Mortgage and the Bank. After the Closing the Bank will indemnify and hold harmless CTFG from any liability with respect thereto.

    (l) Finance Comfort. CTFG has made and will make representations and provide indemnification and other assurances and make-well agreements to purchasers of securities and mortgages from, and creditors of, Finance. The parties acknowledge that the Bank has no responsibility for such agreements and CTFG will indemnify and hold the Bank and CT Mortgage harmless from any liability with respect thereto.

    (m) Insurance Policies. The Bank may purchase from CTFG any insurance policies owned by CTFG and providing coverage with respect to the Bank or any of its officers at the greater of the book value of such policies or the cash value of such policies. CTFG may purchase from the Bank any insurance policies owned by the Bank and providing coverage with respect to CTFG, any of its subsidiaries or any of their respective officers at the greater of the book value of such policies or the cash value of such policies.

    (n) Employee Benefit Plans.

      (i) CTFG's obligations to CTFG employees who will become Bank employees at Closing, provided such obligations are incurred prior to the Closing (including a pro rata portion of obligations accruing with the passage of time in accordance with usual practice but for which cash or other contributions are not then required) pursuant to its benefit plans, including, without limitation, the CTFG 1996 incentive plan, the CTFG 401(k) Plan and the CTFG ESOP, will be and remain the responsibility of CTFG. The Bank's obligations to Bank employees who will become employees of CTFG at Closing, provided such obligations are incurred prior to the Closing (including a pro rata portion of obligations accruing with the passage of time in accordance with usual practice but for which cash or other contributions are not then required) pursuant to the CTFG benefit plans in which the Bank participates, including, without limitation, the CTFG 1996 incentive plan, the CTFG 401(k) Plan and the CTFG ESOP, will be and remain the responsibility of the Bank. Any such accrued and unpaid salary and vacation will be paid in full at or prior to the Closing. Any such accrued and unpaid amounts under the CTFG 1996 incentive plan, the CTFG 401(k) Plan and the CTFG ESOP shall be paid in accordance with the terms of such plans.

      (ii) 401(k) Plans.

        (A) Prior to the Closing Date but no later than the transfer date described in paragraph (B) next below, the Taylor Family shall cause the Bank or Newco to establish a profit sharing plan with a salary reduction arrangement that covers the employees who are or will become employees of the Bank and former employees of the Bank ("Bank Employees") and meets the requirements of Sections 401(a) and 401(k) of the Code (the "CTB 401(k) Plan"). The Taylor Family shall cause the sponsor of the CTB 401(k) Plan to credit the Bank Employees with all service credited to them under the CTFG 401(k) Plan as of the Closing Date and to fully vest them in the account balances that are transferred from the CTFG 401(k) Plan to the CTB 401(k) Plan.

        (B) Prior to the Closing Date, CTFG shall cause the account balances of all Bank Employees under the CTFG 401(k) Plan as of the date of the transfer (other than the accounts of those Bank Employees who are expected to become employees of CTFG at Closing) to be transferred from the trust maintained under the CTFG 401(k) Plan to the trust maintained under the CTB 401(k) Plan. Shares of CTFG Stock allocated to the account balances of the Bank Employees shall be transferred in kind. Such transfer shall be made only after the sponsor of the CTB 401(k) Plan has supplied CTFG either a copy of an Internal Revenue Service determination letter finding the CTB 401(k) Plan to be a qualified plan meeting the requirements of Sections 401(a) and 401(k) of the Code or an opinion of counsel or written representation from the sponsor of the CTB 401(k) Plan (with appropriate indemnities), in either case to the effect that the CTB 401(k) Plan is a qualified plan under Sections 401(a) and 401(k) of the Code and the related trust is exempt from taxation under Section 501(a) of the Code, and an agreement that the sponsor of the CTB 401(k) Plan will timely request a determination letter from the IRS with respect to the qualified status of the CTB 401(k) Plan and will make any and all changes to the CTB 401(k) Plan necessary to receive a favorable determination letter. As soon as practicable after the Closing Date, the Taylor Family shall cause the sponsor of the CTB 401(k) Plan to transfer from the trust maintained under the CTB 401(k) Plan to the trust maintained under the CTFG 401(k) plan the account balances of all Bank Employees who become employees of CTFG at Closing. As soon as practicable after the Closing Date, CTFG shall cause the transfer from the trust maintained under the CTFG 401(k) Plan to the trust maintained under the CTB 401(k) plan the account balances of all CTFG employees who become employees of the Bank at Closing.

        (C) The parties agree that the participants in the CTB 401(k) Plan, in the discretion of the Taylor Family, may have the opportunity to participate in the Exchange Transaction by electing to exchange for shares of Newco Stock the shares of CTFG Stock held in their CTFG Stock accounts under the CTB 401(k) Plan, subject to the terms and conditions of the Exchange Agreement, as long as the requirements of applicable securities laws have been satisfied by the closing date to which the parties have otherwise agreed.

      (iii) ESOPs.

        (A) Prior to the Closing Date, the Taylor Family shall cause the Bank or Newco to establish an employee stock ownership plan that covers the Bank Employees and meets the requirements of Sections 401(a) and 4975(e)(7) of the Code (the "CTB ESOP"). The Taylor Family shall cause the sponsor of the CTB ESOP to credit the Bank Employees with all service credited to them under the CTFG ESOP as of the Closing Date and to fully vest them in the account balances that are transferred from the CTFG ESOP to the CTB ESOP.

        (B) The parties agree that prior to the Closing Date CTFG shall cause the applicable employers to make contributions to the CTFG ESOP sufficient to prepay the outstanding CTFG ESOP loan and shall cause, in accordance with applicable law, the allocation to the accounts of participants of the shares of CTFG Stock that are released from the suspense account by reason of such loan prepayment.

        (C) Effective as of the Closing Date, CTFG shall cause the shares of CTFG Stock and cash held in the account balances of all Bank Employees under the CTFG ESOP as of such date (other than the accounts of those Bank Employees who become employees of CTFG on such date) to be transferred from the trust maintained under the CTFG ESOP to the trust maintained under the CTB ESOP. Such transfer shall be made only after the sponsor of the CTB ESOP has supplied CTFG either a copy of an Internal Revenue Service determination letter finding the CTB ESOP to be a qualified plan meeting the requirements of Sections 401(a) and 4975(e)(7) of the Code or an opinion of counsel or written representation from the sponsor of the CTB ESOP (with appropriate indemnities), in either case to the effect that the CTB ESOP is a qualified plan under Sections 401(a) and 4975(e)(7) of the Code and the related trust is exempt from taxation under Section 501(a) of the Code, and an agreement that the sponsor of the CTB ESOP will timely request a determination letter from the IRS with respect to the qualified status of the CTB ESOP and will make any and all changes to the CTB ESOP necessary to receive a favorable determination letter.

        (D) The parties agree that the CTB ESOP, in the discretion of the Taylor Family, may be offered the opportunity to participate in the Exchange Transaction by exchanging for shares of Newco Stock the shares of CTFG Stock that will be transferred to the CTB ESOP under paragraph (C) next above, subject to the terms and conditions of the Exchange Agreement, as long as the CTB ESOP trustee making the determination on the exchange of the shares is an independent financial institution and retains an independent financial advisor.

      (iv) The parties agree that (A) prior to the Closing, they will come to agreement on any other employee benefit plan matters that need to be resolved and (B) they shall consult with each other and share information relating to all the matters set forth in this Section 10(n).

  11. Conditions Precedent to Obligations of the Taylor Family. The obligations of the Taylor Family to effect the transactions contemplated hereby shall be subject to the fulfillment at the Closing Date of each of the following conditions (any one or more of which may be waived by the Taylor Family, but only in writing):

    (a) Status as of Closing Date. All representations and warranties of CTFG contained in this Agreement shall be true in all material respects when made and at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date (except where the failure to be so true has been caused by the Taylor Family), and CTFG shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied on or prior to the Closing Date (except where the failure to be so performed or satisfied has been caused by the Taylor Family), and at the Closing Date there shall be delivered to the Taylor Family a certificate signed by an officer of CTFG dated as of the Closing Date to the foregoing effect.

    (b) Required Action. All action required to be taken by or on the part of CTFG and the Bank to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Boards of Directors of CTFG and the Bank.

    (c) Regulatory Approvals. Any applicable waiting periods under any Applicable Laws shall have expired or been terminated and the transactions contemplated by this Agreement shall have been approved by all Applicable Governmental Authorities and such approval shall not contain or be subject to any terms or conditions that the Taylor Family reasonably deems materially burdensome. The IRS shall have issued rulings that (i) the exchange of Bank (or, as the case may be, Newco) Stock for CTFG Stock held by the Taylor Family members will be a tax-free transaction under Section 355 of the Code, and (ii) that if the transfer of Bank Stock to Newco is part of the transaction, that transfer will be a tax-free transaction to CTFG and Newco.

    (d) No Order Preventing Consummation. There shall not be any order, injunction or decree of any such court or any governmental agency, department or other regulatory body prohibiting the consummation of the transactions contemplated hereby.

    (e) Material New Litigation. After the date of this Agreement there shall have been no litigation filed which could reasonably be expected to have a material adverse effect on the business or financial condition (a "Material Adverse Effect") of the Bank and its subsidiaries, taken as a whole.

    (f) No Action to Prevent or Restrict Transactions. No statute, rule, regulation or policy shall have been proposed, promulgated or enacted by any governmental or regulatory agency of competent jurisdiction which prevents or restricts the transactions contemplated hereby.

    (g) Pre-Closing Transactions. The transactions set forth in Section 3 hereof shall have occurred.

    (h) Shareholder Approval. Shareholders of CTFG holding at least a majority of the outstanding shares of CTFG Stock shall have approved the transactions contemplated by this Agreement.

    (i) Consents. All required approvals, consents and authorizations of any third parties in connection with the transactions contemplated hereby shall have been obtained except such approvals, consents and authorizations which if not obtained would not individually or in the aggregate have a Material Adverse Effect on the Bank and its subsidiaries, taken as a whole.

  12. Conditions Precedent to Obligations of CTFG. The obligations of CTFG to effect the transactions contemplated hereby shall be subject to the fulfillment at the Closing Date of each of the following conditions (any one or more of which may be waived by CTFG, but only in writing):

    (a) Status as of Closing Date. All representations and warranties of the Taylor Family contained in this Agreement shall be true in all material respects when made and at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date (except where the failure to be so true has been caused by CTFG), and the Taylor Family and Taylor Directors shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied on or prior to the Closing Date (except where the failure to be so performed or satisfied has been caused by CTFG), and at the Closing Date there shall be delivered to CTFG certificates dated as of the Closing Date and signed by Jeffrey Taylor, as representative of the Taylor Family, to the foregoing effect.

    (b) Required Action. All action required to be taken by or on the part the Taylor Family to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Taylor Family and, if appropriate, by the Board of Directors of Newco.

    (c) Regulatory Approvals. Any applicable waiting periods under any Applicable Laws shall have expired or been terminated, and the transactions contemplated by this Agreement shall have been approved by all Applicable Governmental Authorities and such approval shall not contain or be subject to any terms or conditions that CTFG reasonably deems materially burdensome. The IRS shall have issued rulings that (i) the exchange of Bank (or, as the case may be, Newco) Stock for CTFG Stock held by the Taylor Family members will be a tax-free transaction under Section 355 of the Code, and (ii) that if the transfer of Bank Stock to Newco is part of the transaction, that transfer will be a tax-free transaction to CTFG and Newco.

    (d) No Order Preventing Consummation. There shall not be any order, injunction or decree of any such court or any governmental agency, department or other regulatory body of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby.

    (e) No Action to Prevent or Restrict Transactions. No statute, rule, regulation or policy shall have been proposed, promulgated or enacted by any governmental or regulatory agency of competent jurisdiction which prevents or restricts or could prevent or restrict the transactions contemplated hereby.

    (f) Pre-Closing Transactions. The transactions set forth in Section 3 hereof shall have occurred.

    (g) Material New Litigation. After the date of this Agreement there shall have been no litigation filed which could reasonably be expected to have a Material Adverse Effect on CTFG and its subsidiaries (other than the Bank), taken as a whole.

    (h) Shareholder Approval. Shareholders of CTFG holding at least a majority of the outstanding shares of CTFG Stock shall have approved the transactions contemplated by this Agreement.

    (i) Consents. All required approvals, consents and authorizations of any third parties in connection with the transactions contemplated hereby shall have been obtained except such approvals, consents and authorizations which if not obtained would not individually or in the aggregate have a Material Adverse Effect on CTFG and its subsidiaries (other than the Bank), taken as a whole.

  13. Termination. This Agreement may be terminated at any time prior to the Closing, notwithstanding approval thereof by the stockholders of CTFG:

    (a) by mutual written consent of the Taylor Family and CTFG;

    (b) by the Taylor Family or CTFG if any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable;

    (c) by the Taylor Family or CTFG if the approval of any Applicable Governmental Authorities has been denied or if any approval of any Applicable Governmental Authorities contains or is subject to any terms or conditions that the Taylor Family or CTFG reasonably deems to be materially burdensome; provided, however, that neither the Taylor Family nor CTFG shall terminate this Agreement pursuant to this Section 13(c) until the other party has had a reasonable opportunity (but not to exceed 60 days) to persuade the relevant Applicable Governmental Authority to change its decision; and further provided that neither party may terminate this Agreement pursuant to this Section 13(c) if it has not complied with all reasonable requests of the other party in connection with the other party's efforts to obtain such approval;

    (d) provided that the party seeking termination pursuant to this Section 13(d) shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by it on or prior to the date of termination (except where the failure to be so performed or satisfied has been caused by the other party), by the Taylor Family or CTFG if the other party shall have breached in any material respect any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within thirty days (but in no event later than June 30, 1997) following receipt by such other party of written notice of such failure to comply;

    (e) provided that CTFG shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by it on or prior to the date of termination (except where the failure to be so performed or satisfied has been caused by the Taylor Family), by CTFG if the Taylor Family has failed to submit a request for the Private Letter Ruling to the Internal Revenue Services prior to July 31, 1996 or an application to any Applicable Governmental Authority whose approval is required for the transactions contemplated herein prior to August 31, 1996;

    (f) by the Taylor Family or CTFG if the Closing has not occurred prior to June 30, 1997 (provided, however, that a party may not terminate this Agreement under this Section 13(f) if that party has caused the Closing not to occur in breach of this Agreement);

    (g) by either CTFG or the Taylor Family if the IRS has finally determined not to issue the Private Letter Ruling or has issued an adverse ruling (provided, however, that neither the Taylor Family nor CTFG shall terminate this Agreement pursuant to this Section 13(g) until the other party has had a reasonable opportunity (but not to exceed 60 days) to persuade the IRS to change its decision);

    (h) by CTFG, prior to the Shareholders Meeting, after CTFG's receipt of an Acquisition Proposal if the Board determines, based on the advice of independent counsel, that such action is required for the discharge of its fiduciary duties to shareholders under applicable law;

    (i) by the Taylor Family if the Board shall have withdrawn or modified in a manner adverse to the Taylor Family its approval of this Agreement or its recommendation that CTFG's shareholders approve the transactions contemplated hereby or if CTFG shall have entered into an agreement providing for an Acquisition Proposal or the Board shall have resolved to do any of the foregoing;

    (j) by the Taylor Family if the Shareholders Meeting has not occurred prior to November 28, 1996 (provided, however, that the Taylor Family may not terminate this Agreement under this Section 13(j) if the Taylor Family has caused the Shareholders Meeting not to occur prior to November 28,
  1996);

    (k) by either CTFG or the Taylor Family if shareholders of CTFG holding a majority of CTFG's outstanding common stock do not approve the transactions contemplated herein at the Shareholders Meeting; or

    (l) by CTFG if the Taylor Family has not complied with its obligations under Section 6 within five business days after the execution of this Agreement (provided, however, that CTFG may not terminate this Agreement pursuant to this Section 13(l) if CTFG has prevented such compliance by the Taylor Family).

  14. Effect of Termination. (a) If this Agreement is terminated pursuant to
Section 13(h), or pursuant to Section 13(i) under circumstances where the actions of CTFG or the Board which triggered the right of the Taylor Family to terminate this Agreement pursuant to Section 13(i) were permitted by Section 9(c) and not otherwise a breach of this Agreement, CTFG shall immediately pay the Taylor Family as an exclusive remedy liquidated damages in an amount equal to (i) its out of pocket expenses paid to lawyers, accountants, investment bankers or other experts plus (ii) three percent of the fair market value (determined as of the date this Agreement is terminated) of the Acquisition Proposal that gave rise to the termination of this Agreement.

    (b) If this Agreement is terminated by the Taylor Family pursuant to
  Section 13(d), CTFG shall immediately pay the Taylor Family as an exclusive remedy liquidated damages equal to $15 million.

    (c) If this Agreement is terminated pursuant to (i) Section 13(c) other than because of a failure to obtain the approval of the Applicable Governmental Authorities resulting from a failure to comply with the Community Reinvestment Act or fair lending statutes, (ii) pursuant to
  Section 13(f) where the failure to have closed before the applicable date was caused by (x) a failure to have obtained the Private Letter Ruling, (y) a failure to obtain the financing required by Section 5.2, or (z) the failure to have obtained the approval of the Applicable Governmental Authorities for any reason other than a failure to comply with the Community Reinvestment Act or fair lending statutes or (iii) pursuant to
  Section 13(g) (a termination pursuant to (i), (ii) or (iii) of this Section 14(c) being a "Triggering Termination"), then CTFG will be entitled, subject to adjustment pursuant to, and in the manner provided by, Section 14(d), to receive from the Taylor Family, as an exclusive remedy, liquidated damages in an amount equal to $15 million.

    (d) If this Agreement is terminated as a result of a Triggering Termination, CTFG agrees to immediately use its reasonable best efforts to solicit bids from third parties for the sale of all of the equity interest in the Bank (the "Bank Sale Process"). The Taylor Family shall use its reasonable best efforts to support the Bank Sale Process. If members of the Taylor Family are members of the Board, those Board members shall direct the Bank Sale Process, which power of direction shall include the right to choose an investment banker to represent CTFG (with such investment banker to be retained and compensated by CTFG on customary terms) in connection with the Bank Sale Process. The Nominating Committee of the Board shall reslate any Taylor Director for reelection as a director of CTFG if his present term will expire before the end of the Bank Sale Process. If, during the nine month period after a Triggering Termination, CTFG receives a Sufficient Bona Fide Offer to acquire all of the equity interest in the Bank that the Taylor Family wishes the Board to consider, the obligation of the Taylor Family to pay CTFG $15 million pursuant to Section 14(c) shall be reduced (provided that in no event shall such obligation ever be less than zero) by the amount by which the Sufficient Bona Fide Offer would provide CTFG with gross proceeds with a fair market value in excess of $235 million, and CTFG shall be entitled to receive the amount payable under
  Section 14(c), as reduced pursuant to this sentence. The Board shall be under no obligation to accept a Sufficient Bona Fide Offer that the Taylor Family wishes the Board to consider; provided, however, that should the Board decide to reject a Sufficient Bona Fide Offer, the obligation of the Taylor Family to pay CTFG $15 million shall nonetheless be reduced as provided for in the preceding sentence. If no Sufficient Bona Fide Offer that the Taylor Family wishes the Board to consider has been made during the nine months after a Triggering Termination, the full $15 million payable under Section 14(c) shall be payable to CTFG. A "Sufficient Bona Fide Offer" shall be an offer for all of the equity interest in the Bank from a financially reliable third party (or parties) and subject only to customary terms and conditions that, if accepted, would be likely to be consummated and that, if consummated, would provide CTFG with gross proceeds with a fair market value in excess of $235 million. Notwithstanding the foregoing, the Board, without the participation of any member of the Taylor Family, may resolve not to pursue the Bank Sale Process, to terminate the Bank Sale Process (with or without an agreement to sell all of the equity interest in the Bank) or to enter into an agreement providing for the merger or disposition of the stock or assets of CTFG prior to the expiration of the nine month period following a Triggering Termination, in which case the obligation of the Taylor Family to pay CTFG $15 million pursuant to Section 14(c) shall be extinguished. Any amounts payable under
  Section 14(c) or this Section 14(d) may be paid, at the option of the Taylor Family, in cash, in CTFG Stock valued at the Market Value as of the date of such payment, or in a combination of cash and CTFG Stock valued at the Market Value (as defined below) as of the date of such payment and shall be paid within seven days from the expiration of the Taylor Sale Period. Should any such amounts not be paid by the Taylor Family within such seven days, the amount shall be paid from the Escrow Fund to the extent the Escrow Fund is sufficient for this purpose and immediately by the Taylor Family directly to the extent the Escrow Fund is insufficient for this purpose. Should the Taylor Family pay such liquidated damages from another source, CTFG agrees to issue joint written instructions with the Taylor Family to effectuate the release of the Escrow Fund to the Taylor Family. The term "Market Value" on any date shall mean the average of the last quoted trading price of CTFG Stock on the Nasdaq Stock Market for the five preceding Nasdaq Stock Market trading days. The "Taylor Sale Period" shall be the shorter of (i) the nine month period after a Triggering Termination, (ii) the period beginning with a Triggering Termination and ending with a decision by the Board to not pursue or to terminate the Bank Sale Process or (iii) the period beginning with a Triggering Termination and ending on the date the Taylor Directors present a Sufficient Bona Fide Offer to the Board.

    (e) In the event of the termination of this Agreement pursuant to Section 13, this Agreement shall forthwith become void and have no effect, other than as provided in this Section 14, in the second to last sentence of
  Section 5.2, in Section 9 (provided that, in the absence of a Triggering Termination, Section 9 shall become void and have no effect upon the termination of this Agreement), in Section 17 and in Section 24. No termination of this Agreement and nothing contained in this Section 14(e) shall relieve any party from liability for any breach of this Agreement except insofar as liquidated damages are paid by any party pursuant to Sections 14(a), 14(b) or 14(c). The parties acknowledge that the liquidated damages specified in Sections 14(a), 14(b) and 14(c) are not a penalty, and are reasonable in light of the anticipated or actual harm, the difficulty of proof of loss, and the inconvenience and non-feasibility of otherwise obtaining an adequate remedy.

  15. Indemnification. (a) The Taylor Family shall indemnify and hold harmless CTFG and its affiliates from and against any and all losses, damages, claims, liabilities or obligations (including attorneys' fees and interest) ("Losses") with respect to (i) any breach of any representation, warranty or agreement of the Taylor Family contained in this Agreement and (ii) any brokerage fees, commissions or finders' fees payable on the basis of any action taken or caused to be taken by the Taylor Family. After the Closing, the Taylor Family shall cause the Bank to indemnify and hold harmless CTFG and its affiliates from and against any and all Losses (x) whenever incurred, arising or accrued, relating to the Bank or CT Mortgage or CTFG's ownership of securities in the Bank, CT Mortgage or Alpha Capital Fund or (y) incurred, arising or accrued prior to the Closing and relating to Auto Sub. In addition, after the Closing, the Taylor Family shall indemnify and hold harmless CTFG from and against 25% of any Losses, including, without limitation, any costs or expenses of defense or settlement of any suits, actions or proceedings initiated by third parties and any judgments in such suits, actions or proceedings relating to the transactions contemplated by this Agreement and any Losses relating to disputes regarding Option terminations or limitations (collectively, "Transaction Challenge Losses"); provided, however, that Transaction Challenge Losses shall be net of any insurance proceeds paid to, or for the benefit of, CTFG or members of the Board, and provided, further, that, for purposes of computing what the Taylor Family owes under this sentence, any attorneys fees or expenses, settlements or judgments paid separately by the Taylor Family in connection with suits, actions or proceedings relating to the transactions contemplated by this Agreement or regarding Option limitations or terminations (net of any insurance proceeds paid to, or for the benefit of, the Taylor Family) shall (A) be considered part of Transaction Challenge Losses and (B) constitute a credit against any amounts that the Taylor Family owes under this sentence (with such credit not to exceed such amounts that the Taylor Family owes under this sentence).

  (b) CTFG shall indemnify and hold harmless the Taylor Family, its affiliates, and the Bank from and against any and all Losses with respect to
(i) any breach of any representation, warranty or agreement of CTFG contained in this Agreement and (ii) any brokerage fees, commissions or finders' fees payable on the basis of any action taken or caused to be taken by CTFG. In addition, after the Closing, CTFG shall indemnify and hold harmless the Taylor Family from and against any and all Losses (x) whenever incurred, arising or accrued, relating to CTFG (except for matters for which the Taylor Family is indemnifying CTFG pursuant to this Agreement) or Finance or (y) incurred, arising or accrued after the Closing and relating to Auto Sub.

  (c) As soon as reasonably practicable after becoming aware of a claim for indemnification under this Agreement, the person claiming a right to indemnification (the "Indemnified Person") shall promptly give notice to the person from whom indemnification is being sought (the "Indemnifying Person") of such claim and the amount of indemnification claimed hereunder; provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Agreement except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby.

  (d) With respect to claims for indemnification arising out of a claim, or the commencement of any suit, action or proceeding asserted by a person not a party to this Agreement, the Indemnifying Person may, at its own expense (i) participate in the defense of any such claim, suit, action or proceeding and
(ii) upon notice to the Indemnified Person and the Indemnifying Person's delivering to the Indemnified Person a written agreement that the Indemnified Person is entitled to indemnification pursuant to this Section 15 for all Losses arising out of such claim, suit, action or proceeding, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided that (y) the Indemnifying Person's counsel is reasonably satisfactory to the Indemnified Person, and (z) the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person's reasonable request for such consultation from time to time with respect thereto. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the obligation) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all parties shall cooperate in the defense or prosecution thereof. Neither the Indemnifying Person nor the Indemnified Person shall settle any matter subject to indemnification under this Agreement without the consent of the other, which consent shall not be unreasonably withheld.

  16. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable on the part of such party, to consummate and make effective the transactions contemplated by this Agreement at the earliest practicable date, including the obtaining of all required consents, approvals, waivers, exemptions, amendments and authorizations, give all notices, and make or effect all filings, registrations, applications, designations and declarations, including, but not limited to, those described herein, and each party shall cooperate fully with the other (including by providing any necessary information) with respect to the foregoing. Each of the parties agrees not to enter into, or agree to enter into, any transaction or perform, or agree to perform, any act which would result in any of the representations or warranties on the part of such party not being true and correct in all material respects at and as of the time immediately after the occurrence of any such transaction or event or on the Closing Date or that would be likely to jeopardize the consummation of the transactions contemplated hereby. In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of CTFG, the Bank and Newco and the members of the Taylor Family will take all such necessary action.

  17. Payment of Expenses. Except as otherwise specifically set forth herein, each party hereto shall pay its own fees and expenses incident to preparing for, entering into, and carrying out this Agreement and the transactions contemplated hereby. The fees and expenses of CTFG and Finance, including any brokers', finders', investment bankers', attorneys', filing, accountants' or tax advisors' fees (collectively, "Fees") are to be borne by CTFG, and the Fees of the Bank and the Taylor Family are to be borne by the Taylor Family.

  18. Publicity and Reports. CTFG shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by law or as required to secure the financing referred to in Section 5.2, the Taylor Family shall not issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby, or communicate with analysts or the investment community, without obtaining the prior consent of the Board, which consent shall not be unreasonably withheld. All press releases, publicity statements, communications with analysts or the investment community, or other public notice by CTFG relating to this Agreement or any of the transactions contemplated hereby shall be submitted for the approval of the full Board, including Sidney J. Taylor, Jeffrey W. Taylor and Bruce W. Taylor. Each party shall obtain the prior consent of the other party, which consent shall not be unreasonably withheld, to the form and content of any application or report made to any regulatory authority, taxing authority or similar agency in each case which relates to any of the transactions contemplated by this Agreement and to any proxy or information statement or other material to be delivered to CTFG shareholders.

  19. Survival of Representations and Warranties. The representations and warranties in Sections 7(a), 7(b), 7(d), 7(g), 8(a), 8(b), 8(c), 8(f) and 8(g), and the covenants and agreements, made herein shall survive the Closing to the fullest extent permitted under the applicable statute of limitations. All other representations and warranties contained in this Agreement shall not survive beyond the Closing.

  20. Binding Effect. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by CTFG or the Taylor Family, in whole or in part, and any attempted assignment in violation of this prohibition shall be null and void; provided, however, that this Agreement shall be assignable by the Taylor Family to an affiliate of the Taylor Family without the consent of CTFG, but no such assignment shall relieve the Taylor Family of its obligations hereunder if such assignee does not perform such obligations. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

  21. Law Governing. This Agreement will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware. The parties hereto agree that the exclusive place of jurisdiction for any action, suit or proceeding relating to this Agreement shall be in the courts of the State of Delaware sitting in Wilmington, Delaware and each such party hereby irrevocably and unconditionally agrees to submit to the jurisdiction of such courts for the purposes of any such action, suit or proceeding. Each party hereto irrevocably waives any objection it may have to the venue of any action, suit or proceeding brought in such courts or to the convenience of the forum. Final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by the suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and amount of any indebtedness or liability of any party therein described.

  22. Counterparts. This Agreement may be executed in several counterparts and one or more separate documents, all of which together shall constitute one and the same instrument with the same force and effect as though all of the parties had executed the same document.

  23. Amendment and Waiver. Any of the terms or conditions of this Agreement may be waived, amended or modified in whole or in part at any time before or after the receipt of any approvals, to the extent authorized by applicable law, by a writing signed by CTFG and the representatives of the Taylor Family.

  24. CTFG Action. From and after the date of this Agreement any amendment of this Agreement, any action or inaction of CTFG or any of its subsidiaries relating to this Agreement (other than as set forth in Sections 9(a)(ii), 9(b) and 18), including any termination of this Agreement by CTFG or any extension by CTFG of the time for performance of any of the acts or obligations of the Taylor Family or any waiver of CTFG's rights hereunder, will require the concurrence of the Board or a duly authorized committee thereof by a majority of those voting (assuming a quorum is present), without the vote of any member of the Taylor Family.

  25. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the Taylor Family and CTFG and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

  26. Notices. Any notice or communication required or permitted hereunder shall be sufficiently given if in writing and (a) delivered in person or (b) mailed by certified or registered mail, postage prepaid, as follows:

  If to CTFG, addressed to:

    Cole Taylor Financial Group, Inc.
    350 East Dundee Road
    Wheeling, Illinois 60090
    Attn: James Kaplan

    With a copy addressed to:

    Mayer, Brown & Platt
    190 South LaSalle Street
    Chicago, Illinois 60603
    Attn: Robert A. Helman and Scott J. Davis

    With a copy addressed to:

    Katten Muchin & Zavis
    525 West Monroe Street
    Suite 1600
    Chicago, Illinois 60661-3693
    Attn: Steven A. Shapiro

  If to the Taylor Family, addressed to:

    Mr. Jeffrey Taylor
    62 Lakewood
    Highland Park, Illinois 60035

    With a copy addressed to:

    McDermott, Will & Emery
    227 West Monroe Street
    Chicago, Illinois 60606
    Attn: Mark L. Yeager

  27. Entire Agreement. All exhibits and lists referred to in this Agreement are integral parts hereof, and this Agreement, such exhibits and related lists, constitute the entire agreement among the parties hereto with respect to the matters contained herein and therein, and supersede all prior agreements and understandings between the parties with respect thereto.

  28. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                                      ***

  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                          Cole Taylor Financial Group, Inc.

                                                   /s/ Howard B. Silverman
                                          By: _________________________________

                                                   Howard B. Silverman
                                          Name: _______________________________

                                                        Director
                                          Title: ______________________________

                                          "Taylor Family" Representatives

                                                    /s/ Sidney Taylor
                                          -------------------------------------
                                                      Sidney Taylor

                                                 /s/ Jeffrey Taylor
                                          -------------------------------------
                                                     Jeffrey Taylor

                                                    /s/ Bruce Taylor
                                          -------------------------------------
                                                      Bruce Taylor

                                                  /s/ Iris Taylor
                                          -------------------------------------
                                                       Iris Taylor

                                   APPENDIX B

                             ESCROW AGREEMENT

                               ESCROW AGREEMENT

  ESCROW AGREEMENT, made this 19th day of June, 1996, by and among Cole Taylor Financial Group, Inc., a Delaware corporation ("CTFG"), those certain persons listed on Schedule 7(b) of that certain Share Exchange Agreement dated June 12, 1996 by and among CTFG and such persons (the "Taylor Family") and represented by the members of the Taylor Family shown on the signature page hereof and The Northern Trust Company (the "Escrow Agent").

  WHEREAS, CTFG and the Taylor Family have entered into a Share Exchange Agreement (the "Agreement") in respect of the sale by CTFG of all the issued and outstanding shares of capital stock and ownership interests in Cole Taylor Bank (the "Bank") to the Taylor Family; and

  WHEREAS, the Agreement requires that 750,000 shares of CTFG common stock (the "Escrow Amount") be deposited in escrow by the Taylor Family pending resolution of certain matters; and

  WHEREAS, the Taylor Family agreed to and is prepared to place the Escrow Amount in escrow with Escrow Agent; and

  WHEREAS, the Escrow Agent is prepared to accept the deposit of the Escrow Amount in escrow.

  NOW THEREFORE, the parties agree as follows:

    1. Escrow Agent shall open an escrow account on the date hereof in the joint names of CTFG and the Taylor Family, entitled "CTFG/Taylor Agreement Escrow Account".

    2. The Taylor Family shall deliver the Escrow Amount to Escrow Agent for deposit into the Escrow Account effective as of the date of the opening of said Escrow Account.

    3. Escrow Agent shall hold the Escrow Amount in escrow in the form received until such time as it receives (i) a final order or judgment of a court of competent jurisdiction directing the disposition of the Escrow Amount or any part thereof, together with an opinion of counsel to CTFG or counsel to the Taylor Family to the effect that such order or judgment is final and not subject to appeal or (ii) joint written notice from CTFG and the persons whose names appear below as representatives of the Taylor Family in which event Escrow Agent shall distribute the Escrow Amount in accordance with the final order or judgment or the joint written notice, as the case may be. The Escrow Agent shall hold any interest, dividends, distributions or other earnings on the Escrow Amount for the sole benefit of the Taylor Family and shall pay such amounts as instructed in writing from time to time by the Taylor Family.

    4. Any cash funds deposited in the Escrow Account shall be invested by Escrow Agent in CTFG securities, government securities or certificates of deposit as instructed by the Taylor Family. CTFG Stock deposited in the Escrow Account shall be held for investment and shall not be sold or transferred except pursuant to the requirements of this Escrow Agreement.

    5. The duties and responsibilities of the Escrow Agent shall be limited to those expressly set forth in this Agreement. No implied duties or discretionary powers may be imputed to it by the terms of this Agreement, or otherwise. The Escrow Agent shall not be subject to, nor obliged to recognize, any other instrument governing the rights or duties of the other parties to this Agreement, even though reference thereto may be made in this Agreement.

    6. The Escrow Agent may disregard any and all notices or instructions received from any source, except only (i) such notices or instructions as are specifically provided for in this Agreement and (ii) orders or process of any court of competent jurisdiction. If from time to time any property held pursuant to this Agreement becomes subject to any order, judgment, decree, injunction or other judicial process of any court of competent jurisdiction ("Order"), the Escrow Agent may comply with any such Order without liability to any person, even though such Order may thereafter be annulled, reversed, modified or vacated.

    7. Whenever the Escrow Agent should receive or become aware of any conflicting demands or claims with respect to this Agreement or the rights of any of the parties hereto or any property held hereunder, the Escrow Agent may without liability refrain from any action until the conflict has been resolved or, alternatively, may tender into the registry or custody of any court which the Escrow Agent determines to have jurisdiction all money or property in its hands under this Agreement, together with such legal pleadings as it deems appropriate, less a reasonable allowance for its outside legal fees and other reasonable out-of-pocket expenses, and thereupon be discharged from all further duties and liabilities under this Agreement. Any inaction or filing of proceedings pursuant to this section shall not deprive the Escrow Agent of its compensation during such inaction or prior to such filing.

    8. Unless otherwise specifically indicated herein the Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder. All such collections shall be subject to the usual collection agreement regarding items received by its commercial banking department for deposit or collection. The Escrow Agent shall have no duty (1) to collect from any party any money, securities or documents required to be deposited with it, (2) to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, or (3) to take any legal action to enforce payment of any check, note or security deposited with it.

    9. Except as may be specifically provided herein concerning investments of cash, the Escrow Agent shall have no liability to pay interest on any money held pursuant to this Agreement. The Escrow Agent may use its own bond department in purchasing or selling securities. The Escrow Agent shall not be liable for any depreciation or change in the value of such documents or securities or any property evidenced thereby or for any losses incurred in liquidating securities or other property to satisfy a distribution request. All distributions provided for hereunder shall be made by the Escrow Agent from the Escrow Amount or any interest, dividends, distributions or other earnings thereon, subject to any unpaid fees and unreimbursed out-of-pocket expenses of the Escrow Agent permitted by this Agreement which are then outstanding, in the order that proper requests therefor are received by the Escrow Agent. In no event shall the Escrow Agent be required to seek contributions from any source or to advance its own funds in order to satisfy a distribution request.

    10. The Escrow Agent shall not be responsible for any recitals of fact in this Agreement, or for the sufficiency, form, execution, validity or genuineness of any documents or securities deposited under this Agreement or for any signature, endorsement or any lack of endorsement thereon, or for the accuracy of any description therein, or for the identity, authority or rights of the persons executing or delivering the same or this Agreement.

    11. The Escrow Agent shall be fully protected in relying without investigation upon any written notice, demand, certificate or document which it in good faith believes to be genuine, as to the truth and accuracy of the statements made therein, the identity and authority of the persons executing the same and the validity of any signature thereon. Although the Escrow Agent may demand specific authorizations (including corporate resolutions, incumbency certificates and the like) or identification from a party or its representative prior to taking any action hereunder, no such demand shall constitute a waiver or deprive the Escrow Agent of the protections afforded by this paragraph.

    12. The Escrow Agent shall not be personally liable for any act taken or omitted by it under this Agreement in good faith and in the exercise of its own best judgment. In no event shall the Escrow Agent be liable to any person for special, indirect or consequential damages of any kind, even if it is advised of the possibility thereof. The parties shall jointly and severally indemnify, defend and hold harmless the Escrow Agent from and against any and all claims that may be asserted against the Escrow Agent by any third parties and any and all liability, loss, cost or expense (including outside attorneys' fees in a reasonable amount) that may be incurred by the Escrow Agent as a result of any such claim or otherwise as a result of acting as Escrow Agent hereunder unless due to bad faith, gross negligence or willful misconduct. The obligations of the parties under this paragraph shall survive termination of this Agreement and distribution of the Deposit.

    13. The Escrow Agent may engage nationally recognized legal counsel to advise it concerning any of its duties in connection with this Agreement, or in case it becomes involved in litigation on account of being Escrow Agent under this Agreement, and reliance on the advice of such counsel shall fully protect the Escrow Agent except for any action taken by Escrow Agent in bad faith or due to its gross negligence or willful misconduct.

    14. The Escrow Agent shall be entitled to a fee of $3,000, payable in advance for each 12-month period or any part thereof, without proration plus reimbursement for its reasonable expenses, including outside attorneys' fees in a reasonable amount. The fees and expenses of the Escrow Agent shall be paid by CTFG.

    15. Any notices or communication required or permitted hereunder shall be sufficiently given if in writing and (a) delivered in person, (b) mailed by certified or registered mail, postage prepaid or (c) transmitted by facsimile, as follows:

      If to Escrow Agent, addressed to:

              The Northern Trust Company
              50 South LaSalle Street
              Chicago, IL 60675
              Attn: Frank D. Szymanek
              Facsimile: (312) 557-2704

      If to CTFG, addressed to:

              Cole Taylor Financial Group, Inc.
              350 East Dundee Road
              Wheeling, IL 60090
              Attn: James I. Kaplan
              Facsimile: (847) 808-9145

              With a copy addressed to:

              Mayer, Brown & Platt
              190 South LaSalle Street
              Chicago, IL 60603
              Attn: Scott J. Davis
              Facsimile: (312) 701-7711

      If to the Taylor Family, addressed to:

              Mr. Jeffrey Taylor
              62 Lakewood
              Highland Park, IL 60035

              With a copy addressed to:

              McDermott, Will & Emery
              227 West Monroe Street
              Chicago, IL 60606
              Attn: Mark L. Yeager
              Fax: (312) 984-2099

    Whenever under this Agreement the time for giving a notice or performing an act falls upon a Saturday, Sunday, or holiday, such time shall be extended to the next business day.

    16. Any Escrow Agent may resign by written notice to the other parties to this Agreement. Any such resignation shall be effective upon delivery of the property then held in escrow to the successor Escrow Agent, whereupon the resigning Escrow Agent shall be discharged of any further duties under this Agreement. If an Escrow Agent resigns, the other parties shall appoint a successor Escrow Agent; provided that if no successor is appointed within 30 days after resignation, the resigning Escrow Agent may appoint as successor any corporation with trust powers in the United States or may tender the Escrow Amount into court as provided in paragraph 4.3 hereof.

    17. The Escrow Agent shall not be responsible for any delays or failure to perform caused by circumstances reasonably beyond its control, including but not limited to breaches by other parties of their obligations hereunder, delays by messengers or other independent contractors, mechanical or computer failures, malfunctioning or breakdowns in public utilities, securities exchanges, Federal Reserve Banks, or securities depositories; interference by governmental units; strikes, lockouts, or civil disobedience; fires or other casualties, acts of God or other similar occurrences.

    18. The rights and duties of CTFG and the Taylor Family to each other shall be governed by the laws of the state of Delaware. The rights and duties of the Escrow Agent shall be determined in accordance with the laws of the State of Illinois without reference to its conflict of law principles. This Agreement shall be deemed to be a contract made and to be performed in the State of Illinois.

    19. This Agreement may be amended from time to time by written instrument executed by all the parties other than the Escrow Agent; provided that duties and liabilities of the Escrow Agent may not thereby be changed without its prior written consent.

    20. This Agreement shall benefit, and be binding upon, only the parties hereto and their respective heirs, estates, successors and assigns (each a "Party"). Nothing in this Agreement shall be construed to give any right against the Escrow Agent to any person who is not a Party. The Escrow Agent shall have no duty, express or implied, to any non-Party and no such person shall be deemed a "third party beneficiary" of this Agreement.

    21. The Escrow Agent shall furnish CTFG and the Taylor Family upon the request of either CTFG or the Taylor Family with a report showing receipts and disbursements during the period and a priced list of (publicly traded) assets. Valuations appearing on such reports or otherwise utilized hereunder may be obtained from third parties generally recognized as sources of pricing information, but the Escrow Agent shall not be liable for the accuracy of valuations furnished by recognized pricing sources.

    22. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and may not be amended or modified in any manner except by an instrument signed by all parties hereto.

    23. This Agreement may be executed in several counterparts and one or more separate documents, all of which together shall constitute one and the same instrument with the same force and effect as though all of the parties had executed the same document.

                                      ***

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                          Cole Taylor Financial Group, Inc.

                                          By: /s/ Howard B. Silverman
                                             ----------------------------------

                                          Name: Howard B. Silverman
                                               --------------------------------

                                          Title: Director
                                              ---------------------------------

                                          "Taylor Family" Representatives

                                                /s/ Sidney Taylor
                                          -------------------------------------
                                                      Sidney Taylor

                                               /s/ Jeffrey Taylor
                                          -------------------------------------
                                                     Jeffrey Taylor

                                                /s/ Bruce Taylor
                                          -------------------------------------
                                                      Bruce Taylor

                                                 /s/ Iris Taylor
                                          -------------------------------------
                                                       Iris Taylor

The Northern Trust Company

By: /s/ Roger E. Jackman
  -----------------------------

Name: Roger E. Jackman
   ---------------------------

Title: Vice President
  ----------------------------

                                   APPENDIX C

                FAIRNESS OPINION OF THE CHICAGO CORPORATION

                            THE CHICAGO CORPORATION

                                                                  June 12, 1996

Board of Directors
Cole Taylor Financial Group, Inc.
350 East Dundee Road
Wheeling, IL 60090

Members of the Board:

  You have requested our opinion as to the fairness, from a financial point of view, to the non-Taylor Family shareholders of Cole Taylor Financial Group, Inc. (the "Company") of the consideration to be paid to the Company for 100% of the shares of Cole Taylor Bank (the "Bank"), a wholly-owned subsidiary of the Company, pursuant to the terms of Share Exchange Agreement dated as of June 12, 1996 (the "Agreement"), by and among the Company and a group of senior executives of the Company (the "Taylor Family").

  The Chicago Corporation, as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies and thrifts and thrift holding companies in connection with mergers and acquisitions as well as offerings of securities and valuations for other purposes. The Chicago Corporation is a member of all principal U.S. Securities exchanges and in the conduct of our broker-dealer activities may from time to time purchase securities from, and sell securities to, the Company and as a market maker buy or sell the equity securities of the Company for our own account and for the accounts of customers. In rendering this fairness opinion we have been retained by the Board of Directors of the Company and our opinion is directed to the Board of Directors and does not constitute a recommendation to any stockholder of the Company. The Chicago Corporation will receive a fee from the Company for our services.

  As fully described in the Agreement, under the terms of this proposed transaction (the "Transaction"), the consideration to the Company will consist of common stock of the Company in an amount equal to at least 4,000,000 shares and no more than 4,500,000 shares (the "Stock Amount"). As additional consideration, the Company will receive the automobile receivables business which will be "spun-off" from the Bank as described in the following paragraph (the "Consideration").

  The Company shall cause the Bank to form a new wholly-owned subsidiary to which the Bank shall contribute its used automobile receivables business, consisting of all the assets used in its used automobile receivables business and (i) the Cash Component (as defined below); plus (ii) all of the Bank's rights and obligations pursuant to automobile loans, notes or Bank's securities which as of the closing date are not in default, are current in the payment of principal and interest, are collateralized primarily with used automobiles and as to which there are no known adverse claims, with a fair market value of no less than $30,000,00 nor more than $31,000,000 (the "Automobile Receivable"). The term "Cash Component" shall mean (x) if the Stock Amount is less than 4,250,000, cash in an amount equal to (A) $60,000,000 minus (B) the amount, if any by which the fair market value of the Automobile Receivables exceeds $30,000,000 plus (C) the product of $33.00 and the difference between 4,250,000 and the Stock Amount; (y) if the Stock Amount is equal to 4,250,000, cash in an amount equal to (A) $60,000,000 minus (B) the amount, if any, by which the fair market value of the Automobile Receivables exceeds $30,000,000; and (z) if the Stock Amount is greater than 4,250,000, cash in an amount equal to (A) $60,000,000 minus (B) the amount, if any, by which the fair market value of the Automobile Receivables exceeds $30,000,000 minus (C) the product of $33.00 and the difference between the Stock Amount and 4,250,000. The Transaction is contingent on receipt of a private letter ruling from the Internal Revenue Service qualifying the Transaction as a "tax free" split-off under Section 355 of the Internal Revenue Code.

  During the course of our engagement, we have, among other things:

    1) reviewed the Agreement and related documents, the audited financial statements for the Company for the three fiscal years ended December 31, 1995 and unaudited financial statements for the quarter ended

  March 31, 1996 as provided to us, as well as other internally generated Company reports relating to asset/liability management, asset quality and so forth;

    2) reviewed and analyzed other information bearing upon the financial and operating condition of the Company and material prepared in connection with the proposed transaction;

    3) reviewed the operating characteristics of certain other financial institutions deemed relevant to the contemplated transaction;

    4) reviewed the nature and terms of recent sale and merger transactions involving banks and bank holding companies and other financial institutions that we consider relevant;

    5) reviewed historical and current market data for the Company common stock;

    6) reviewed financial and other information provided to us by the management of the Company;

    7) conducted meetings with members of the senior management of the Company for the purpose of reviewing the future prospects of the Company;

    8) reviewed historical and current market data for automobile finance companies that we deemed relevant;

    9) performed such other analyses and examinations and considered such other factors as we have, in our sole judgment, deemed appropriate.

  In rendering this opinion, we have relied upon, without independent verification, the accuracy and completeness of the financial and other information and representations provided to us by the Company. We have relied upon the management of the Company as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and basis therefor) provided to us, and have assumed that such forecasts and projections are the best available estimates of management.

  Completion of this Transaction is dependent on the successful resolution of a number of critical conditions (the "Conditions"), including the following:
(1) the Taylor Family's ability to raise sufficient Tier I capital to adequately capitalize the restructured Bank; (2) the Taylor Family's receipt of all necessary regulatory approvals including, but not limited to, the approvals of the Federal Reserve Board, the Federal Deposit Insurance Corporation, and the Illinois Commissioner of Banks and Trust Companies; and
(3) the Company's receipt of a private letter ruling from the Internal Revenue Service qualifying this Transaction as a "tax free" split-off under Section 355 of the Internal Revenue Code. Representatives of the Taylor Family communicated to the Company and its representatives their high level of confidence that the Conditions can be satisfied in a manner which will ensure the successful completion of the Transaction. Although the undersigned has participated in such communications with representatives of the Taylor Family, the undersigned has neither verified nor confirmed the representations of the Taylor Family's representatives as to the Taylor Family's ability to meet the Conditions. Although this Opinion is based on the assumption that the Conditions can be met, and takes into account the establishment of an escrow arrangement with the Taylor Family which provides for certain payments to the Company under certain circumstances, this Opinion in no way implies or should be interpreted to imply that the Conditions can, in fact, be met.

  Our Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this Opinion. We have not undertaken to reaffirm or revise this Opinion or otherwise comment upon events occurring after the date hereof. This opinion does not opine on or give assurance of the price at which the shares of CTFG will actually trade after the Transaction.

  We have acted as the Company's financial advisor in connection with the Transaction. Under the terms of its engagement with the Company, the undersigned, at the direction of the Board of Directors of the Company, explored a number of strategic alternatives potentially available to the Company, including a sale of the Bank to a third party, a sale of the Company's wholly owned automobile finance company to a third party and a sale or merger of the Company. In the determination of its Opinion, the undersigned took into account, as noted in the

Agreement, that substantial disagreements have arisen between the Company's two largest shareholder groups concerning the future strategic direction of the Company and the alternatives to be pursued by the Company to resolve these disagreements. In the determination of its Opinion, the undersigned took into consideration the results of the pursuit of these strategic alternatives in the context of the above-referenced disagreements.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the Company pursuant to the Agreement is fair from a financial point of view, to the non-Taylor Family shareholders of the Company.

                                          Sincerely,

                                          The Chicago Corporation

                                   APPENDIX D

           FAIRNESS OPINION OF SANDLER O'NEILL & PARTNERS, L.P.

                                                                  June 12, 1996

Board of Directors
Cole Taylor Financial Group, Inc.
350 East Dundee Road
Wheeling, IL 60090

Directors:

  You have requested our opinion as to the fairness, from a financial point of view, to the non-Taylor Family holders of the outstanding shares of common stock, par value $.01 per share (the "Shares"), of Cole Taylor Financial Group, Inc. (the "Company") of the consideration to be paid to the Company for 100% of the shares of Cole Taylor Bank (the "Bank"), a wholly-owned subsidiary of the Company, pursuant to the terms of a Share Exchange Agreement, dated as of June 12, 1996 (the "Agreement"), by and among the Company and a group of senior executives of the Company (collectively, the "Taylor Family").

  As described in the Agreement, under the terms of the proposed transaction (the "Transaction"), the consideration to the Company will consist of (a) common stock of the Company in an amount equal to at least 4,000,000 shares and no more than 4,500,000 shares (the "Stock Amount"), and (b) a Cash Component (as defined below) and the Bank's automobile receivables business which will be "spun-off" from the Bank, as described in the following paragraph (the "Consideration").

  The Company shall cause the Bank to form a new wholly-owned subsidiary to which the Bank shall contribute its used automobile receivables business, consisting of all the assets used in its used automobile receivables business and (i) the Cash Component (as defined below); plus (ii) all of the Bank's rights and obligations pursuant to automobile loans, notes or the Bank's securities which as of the closing date are not in default, are current in the payment of principal and interest, are collateralized primarily with used automobiles and as to which there are no known adverse claims, with a fair market value of no less than $30,000,000 nor more than $31,000,000 (the "Automobile Receivables"). The term "Cash Component" shall mean (x) if the Stock Amount is less than 4,250,000 shares, cash in an amount equal to (A) $60,000,000 minus (B) the amount, if any, by which the fair market value of the Automobile Receivables exceeds $30,000,000 plus (C) the product of $33.00 and the difference between 4,250,000 shares and the Stock Amount; (y) if the Stock Amount is equal to 4,250,000 shares, cash in an amount equal to (A) $60,000,000 minus (B) the amount, if any, by which the fair market value of the Automobile Receivables exceeds $30,000,000; and (z) if the Stock Amount is greater than 4,250,000 shares, cash in an amount equal to (A) $60,000,000 minus (B) the amount, if any, by which the fair market value of the Automobile Receivables exceeds $30,000,000 minus (C) the product of $33.00 and the difference between the Stock Amount and 4,250,000 shares. The Transaction is contingent on receipt of a private letter ruling from the Internal Revenue Service qualifying the Transaction as a "tax free" split-off under Section 355 of the Internal Revenue Code.

  Sandler O'Neill Corporate Strategies, a division of Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

  In connection with this opinion we have reviewed, among other things: (a) the Agreement; (b) the Company's audited consolidated financial statements and notes thereto and management's discussion and analysis of the financial condition and results of operations contained in the Company's Annual Report to Shareholders for the year ended December 31, 1995, and the financial and statistical tables contained in the

Company's Annual Report on Form 10-K for the year ended December 31, 1995; (c) the Company's unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; (d) audited financial statements for the Company's two wholly-owned subsidiaries, the Bank and Cole Taylor Finance Co. (the "Finance Company"), for the year ended December 31, 1995; (e) unaudited financial statements for the Bank and the Finance Company for the quarter ended March 31, 1996; (f) financial analyses and forecasts of the Company, the Bank and the Finance Company prepared by and reviewed with management of the Company, the Bank and the Finance Company, respectively; (g) the views of senior management of the Company, the Bank and the Finance Company concerning the current business operations, results thereof, financial condition and future prospects of the Company, the Bank and the Finance Company, respectively; (h) historical reported price and trading activity for the Company's common stock, including comparison of certain financial and stock market information for the Company with similar information for certain other companies, the securities of which are publicly traded; (i) the financial terms of recent business combinations in the commercial banking industry; (j) the current market environment generally and the commercial banking and auto finance industry environments in particular; and (k) such other information, financial studies, analyses and investigations and financial, economic and market material as we considered relevant.

  In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial information, analyses and other information reviewed by and discussed with us, and we did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of the Company, the Bank, the Finance Company or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant, on the analyses and estimates of the Company). With respect to financial projections reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the future financial performances of the Company, the Bank and the finance Company and that such performances will be achieved. We have also assumed that there has been no material change in the Company's, the Bank's or the Finance Company's assets, financial condition, results of operations, business or prospects since the date of the last financial statements noted above. We have further assumed that the Company will remain as a going concern for all periods relevant to our analysis and that the conditions precedent in the Agreement are not waived. This opinion does not opine on or give assurances of the price at which the shares of the Company will actually trade after the Transaction.

  Completion of this Transaction is dependent on the successful resolution of a number of critical conditions (the "Conditions"), including the following:
(1) the Taylor Family's ability to raise sufficient Tier I capital to adequately capitalize the restructured Bank; (2) the Taylor Family's receipt of all necessary regulatory approvals including, but not limited to, the approvals of the Federal Reserve Board, the Federal Deposit Insurance Corporation, and the Illinois Commissioner of Banks and Trust Companies; and
(3) the Taylor Family's receipt of a private letter ruling from the Internal Revenue Service qualifying this Transaction as a "tax free" split-off under
Section 355 of the Internal Revenue Code. Representatives of the Taylor Family have communicated to the Company and its representatives their high level of confidence that the Conditions can be satisfied in a manner which will ensure the successful completion of the Transaction. Although the undersigned has participated in such communications with representatives of the Taylor Family, the undersigned has neither verified nor confirmed the representations of the Taylor Family's representatives as to the Taylor Family's ability to meet the Conditions. Although this opinion is based on the assumption that the Conditions can be met, and takes into account the establishment of an escrow arrangement with the Taylor Family which provides for certain payments to the Company under certain circumstances, this opinion in no way implies or should be interpreted to imply that the Conditions can, in fact, be met.

  Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof.

  We have acted as the Company's financial advisor in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Transaction. Under the terms of its engagement with the Company, the undersigned explored a number of strategic alternatives potentially available to the Company, including a sale of the Bank to a third party, a sale of the Finance Company to a third party and a sale of the Company. In the determination of its opinion, the undersigned took into consideration the results of its pursuit of the above noted strategic alternatives, as well as the future prospects and potential market value of the Company, as adjusted for the Transaction, and the Finance Company.

  In the ordinary course of our business, we may actively trade the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the special meeting of shareholders to consider and vote upon the Transaction. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion in any registration statement or proxy statement used in connection with the Transaction so long as the opinion is quoted in full in such registration statement or proxy statement.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the Company pursuant to the Agreement is fair, from a financial point of view, to the non-Taylor Family holders of the shares.

                                          Very truly yours,

                                          Sandler O'Neill Corporate Strategies

                                   APPENDIX E

                                TAX RULING

INTERNAL REVENUE SERVICE                  DEPARTMENT OF THE TREASURY

                                          Washington, DC 20224
Index No.
    0355.00-00

    0355.01-01                            Person to Contact:

                                          Marnie Rapaport
Mr. Jeffrey W. Taylor                     Telephone Number:
Chairman                                  (202) 622-7550

Cole Taylor Financial Group, Inc.
350 East Dundee Road                      Refer Reply to:
Wheeling, Il 60090                        CC:DOM:CORP:5 PLR-245580-96
                                          Date: September 3, 1996

 Distributing       = Cole Taylor Financial Group, Inc.
                      a Delaware corporation
                      EIN: 36-3235321
 Bank               = Cole Taylor Bank
                      an Illinois corporation
                      EIN: 36-2950169
 Finance Company    = Reliance Acceptance, Inc.
                      a Delaware corporation
                      EIN: 36-4047874
 Mortgage Company   = CT Mortgage Company, Inc.
 Fund               = Alpha Capital Fund II, L.P.
 Controlled 1       = a Delaware corporation to be formed in the transaction
                      EIN to be applied for
 Controlled 2       = a Delaware bank holding company to be formed in the
                      transaction
                      EIN to be applied for
 Business A         = the banking business
 Business B         = the purchase of sales finance contracts collateralized by used automobiles
 Business C         = the purchase and resale of first and second mortgage
                      loans
 Family A           = members of the family of Irwin Cole
 Family B           = members of the family of Sidney Taylor
 Family B Group     = Family B and the other Distributing shareholders who
                      elect to participate in the exchange of Distributing
                      stock for stock of Controlled 2
 a                  = 26
 b                  = 25
 c                  = 60,000,000
 d                  = 4,250,000
 e                  = 35
 f                  = 80
 g                  = 60,000,000
 h                  = 16
 State X            = Delaware

Dear Mr. Taylor:

  This is in reply to a letter dated July 30, 1996, requesting rulings as to the federal income tax consequences of a proposed transaction. We received additional information in letters dated August 7, 1996, August 9, 1996, August 12, 1996, and August 27, 1996. The material submitted for consideration is summarized below.

  Distributing is a financial services holding company, engaged, through its wholly-owned subsidiary, Bank, in Business A and Business B. Distributing is also engaged in Business B through subsidiaries of its wholly-owned subsidiary, Finance Company, and Business C through subsidiaries of its wholly-owned subsidiary, Mortgage Company. The outstanding stock of Distributing is publicly traded, although approximately a percent is held by Family A and approximately b percent is held by Family B. Distributing and its subsidiaries file a consolidated federal income tax return.

  Financial information has been received that indicates that each of the Bank's Business A and Business B has had gross receipts and operating expenses representative of the active conduct of a trade or business for each of the past 5 years.

  Serious disputes have arisen between Family A and Family B as to the management and operation of the Bank and are having an adverse effect on its day-to-day operations. In addition, Family B is more interested in owning and operating the Bank's Business A and less interested in the Bank's Business B or the Finance Company. In order to eliminate the problems caused by these disputes and to facilitate Family B's desire to own and operate the Bank, the following transactions have been proposed:

    (i) Bank will transfer substantially all of the assets used in Business B, approximately $c in cash, and an amount of cash equal to Distributing's aggregate investments in Mortgage Company and Fund, net of all distributions to shareholders and partners, return of capital and similar payments, plus interest on the total amounts invested from time to time, at the rate of 9 percent per annum, compounded annually, to newly formed Controlled 1 in exchange for all of its issued and outstanding stock. No liabilities will be assumed by Controlled 1 in connection with this transaction.

    (ii) Bank will distribute the stock of Controlled 1 to Distributing (the "Bank Spin-off").

    (iii) Distributing will cause Finance Company to be merged with and into Controlled 1, with Controlled 1 succeeding to all of the assets and liabilities of Finance Company. Thereafter, Controlled 1 will conduct Business B and will own all of the subsidiaries previously owned by Finance Company.

    (iv) Distributing will convert its intercompany debt from Finance Company into stock or securities of Finance Company by either: (a) transferring to Finance Company (prior to its merger into Controlled 1), as a capital contribution, all intercompany debt running from Finance Company to Distributing, or (b) converting all such intercompany debt into a promissory note with a minimum term of 10 years.

    (v) Distributing will organize Controlled 2 and transfer thereto, in exchange for all of the common stock of Controlled 2, all of the issued and outstanding stock of Bank and Mortgage Company and all of Distributing's interest in Fund (the "Bank Assets").

    (vi) Distributing will distribute all of the issued and outstanding stock of Controlled 2 to the Family B Group in exchange for approximately d shares of Distributing stock (which, in the case of Family B, will consist of all of their Distributing stock) (the "Bank Split-off"). Any Distributing options owned by Family B that were not previously exercised will be cashed out or forfeited. Following the distribution, the ownership interests of Family A in Distributing will increase to approximately e percent and it will own no stock in Controlled 2. Family B will own at least f percent of Controlled 2 and will have no continuing interest in Distributing.

    (vii) To supplement capital necessary for bank regulatory purposes, following the Bank Split-off, Controlled 2 will issue a combination of Controlled 2 senior debt and preferred stock. To the extent that Controlled 2 preferred stock is issued, such stock will have certain voting rights that will entitle the holders to elect, as a class, at least one, but less than 20 percent, of the Controlled 2 directors.

  Following the Bank Split-off, it is anticipated that Distributing will make an offer to purchase from its shareholders up to $g of its then outstanding stock, representing approximately h percent of its then outstanding stock, funding the buyback with the cash that was transferred by the Bank to Controlled 1 as part of the Bank Spin-off. In addition, Distributing may utilize some of this cash to repurchase shares in the open market, buy out compensatory stock options, pay dividends or reduce debt. To the extent cash is utilized to buy out compensatory stock options or pay dividends, the amount of Distributing stock repurchased will be reduced.

    In connection with the proposed transaction, it has been represented that:

    (a) The fair market value of the Controlled 2 stock to be received by each shareholder of Distributing will be approximately equal to the fair market value of the Distributing stock surrendered by the shareholder in the exchange.

    (b) No part of the consideration to be distributed by Distributing will be received by any Distributing shareholder as a creditor, employee, or in any capacity other than that of a shareholder of Distributing.

    (c) The 5 years of financial information submitted on behalf of each of the relevant businesses is representative of the present operations of those businesses, and there have been no substantial operational changes since the date of the last financial statements submitted.

    (d) Immediately after the Bank Split-off: (i) at least 90 percent of the fair market value of the gross assets of Distributing will consist of the stock and securities of Controlled 1, which will be engaged in the active conduct of a trade or business as defined in (S) 355(b) (2) of the Internal Revenue Code; and (ii) at least 90 percent of the fair market value of the gross assets of Controlled 2 will consist of the stock and securities of Bank, which will be engaged in the active conduct of a trade or business as defined in (S) 355(b) (2).

     (e) Following the Bank Split-off, Distributing and Controlled 2 (through Controlled 1 and Bank, respectively) will each continue the active conduct of its business, independently and with its separate employees.

    (f) The distribution of the stock of Controlled 2 is carried out for the following corporate business purposes: (i) to resolve the problems being experienced by Distributing and Bank as a result of the disputes between Family A and Family B; and (ii) to allow the Family B Group to focus its efforts and resources on owning and operating Bank. The distribution of the stock of Controlled 2 is motivated, in whole or in substantial part, by one or more of these corporate business purposes.

    (g) Except with respect to the possible sale by Family A of some or all of their Distributing stock either before or after the Bank Split-off, there is no plan or intention by any shareholder who owns 5 percent or more of the stock of Distributing, and management of Distributing, to the best of its knowledge, is not aware of any plan or intention on the part of any particular remaining shareholder or security holder of Distributing to sell, exchange, transfer by gift, or otherwise dispose of any of their stock in, or securities of, either Distributing or Controlled 2 after the transaction.

    (h) Other than the possible repurchase by Distributing of up to $g of its stock following the Bank Split-off, there is no plan or intention by either Distributing or Controlled 2, directly or through any subsidiary corporation, to purchase any of its outstanding stock after the transaction.

    (i) There is no plan or intention to liquidate either Distributing or Controlled 2, to merge either corporation with any other corporation, or to sell or otherwise dispose of the assets of either corporation after the transaction other than in the ordinary course of business.

    (j) There are no liabilities being assumed by Controlled 2 in connection with the transaction nor are there any liabilities to which the transferred assets are subject.

    (k) Other than liabilities arising out of the Distributing consolidated group tax-sharing agreement, no intercorporate debt will exist between Controlled 2 and Distributing or between Bank and Distributing at the time of, or subsequent to, the distribution of the Controlled 2 stock.

    (l) Immediately before the distribution, items of income, gain, loss, deduction, and credit will be taken into account as required by the applicable intercompany transaction regulations.

    (m) Payments made in connection with all continuing transactions, if any, between Distributing and Controlled 2, will be for fair market value based on terms and conditions arrived at by the parties bargaining at arm's length.

    (n) No two parties to the transaction are investment companies as defined in (S) 368(a)(2)(F)(iii) and (iv).

  Based solely on the information submitted and on the representations set forth above, it is held as follows:

    (1) The transfer by Distributing to Controlled 2 of the Bank Assets in exchange for all of the stock of Controlled 2, followed by the distribution of the Controlled 2 stock to the Family B Group in exchange for their stock in Distributing, will be a reorganization within the meaning of
  (S) 368(a)(1)(D). Distributing and Controlled 2 will each be "a party to a reorganization" within the meaning of (S) 368(b).

    (2) No gain or loss will be recognized by Distributing upon the transfer of the Bank Assets to Controlled 2 in exchange for Controlled 2 stock ((S)(S) 361(a) and 357(a)).

    (3) No gain or loss will be recognized by Controlled 2 on the receipt of the Bank Assets in exchange for Controlled 2 stock ((S) 1032(a)).

    (4) The basis of each of the Bank Assets to be received by Controlled 2 will be the same as the basis of such asset in the hands of Distributing immediately prior to the transfer ((S) 362(b)).

    (5) The holding period of each of the Bank Assets to be received by Controlled 2 will include the period during which such asset was held by Distributing ((S) 1223(2)).

    (6) No gain or loss will be recognized by Distributing on the distribution of the Controlled 2 stock to the Family B Group in exchange for their stock in Distributing ((S) 361(c)(1)).

    (7) No gain or loss will be recognized by (and no amount will be included in the income of) the Family B Group on receipt of the Controlled 2 stock in exchange for their stock in Distributing ((S) 355(a)(1)).

    (8) The basis of the Controlled 2 stock in the hands of the Family B Group will be the same as the basis of the Distributing stock surrendered in exchange therefor ((S) 358(a)(1)).

    (9) The holding period of the Controlled 2 stock to be received by the Family B Group will include the holding period of their Distributing stock surrendered in exchange therefor, provided such stock is held as a capital asset on the date of the transaction ((S) 1223(1)).

    (10) As provided in (S) 312(h), following distribution of the Controlled 2 stock, proper allocation of earnings and profits between Distributing and Controlled 2 will be made in accordance with (S) 1.312-10(a) of the Income Tax Regulations.

  No opinion is expressed about the federal income tax consequences of steps
(i) and (ii) of the proposed transaction. See Rev. Proc. 96-39, 1996-33 I.R.B., dated August 12, 1996. In addition, no opinion is requested and no opinion is expressed about the federal income tax consequences of steps (iii),
(iv), or (vii) of the proposed transaction.

  Finally, no opinion is expressed about the tax treatment of the proposed transaction under other provisions of the Code and regulations or about the tax treatment of any conditions existing at the time of, or effects resulting from, the proposed transaction that are not specifically covered by the above rulings.

  This ruling is directed only to the taxpayers who requested it. Section 6110(j)(3) provides that it may not be used or cited as precedent.

  It is important that a copy of this letter be attached to the federal income tax returns of the taxpayers involved for the taxable year in which the transaction covered by this letter is consummated.

  Pursuant to the power of attorney on file in this office, a copy of this letter has been sent to the taxpayer's authorized representative.

                                          Sincerely yours,

                                          Assistant Chief Counsel (Corporate)

                                                      Charles Whedbee
                                          By __________________________________
                                                      Charles Whedbee
                                             Senior Technical Reviewer, Branch
                                                             5

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                       COLE TAYLOR FINANCIAL GROUP, INC.
                              350 EAST DUNDEE ROAD
                            WHEELING, ILLINOIS 60090

                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 12, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned stockholder(s) hereby appoints Howard B. Silverman, James I. Kaplan and Solway F. Firestone, and each of them, with full power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorizes each of them to represent and to vote all of the shares of Common Stock of Cole Taylor Financial Group, Inc. (the "Company") held of record by the undersigned as of September 20, 1996 which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on November 12, 1996, at The Standard Club, 320 South
Plymouth Court, Chicago, Illinois, at       a.m., local time, and at any
adjournment thereof.

  THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT THEREOF IN THE MANNER DESCRIBED HEREIN. IF NO CONTRARY INDICATION IS MADE THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND FOR ALL NOMINEES LISTED IN PROPOSAL 3 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING; PROVIDED, HOWEVER, THAT, IF THIS PROXY DIRECTS A VOTE AGAINST A PROPOSAL, IT MAY NOT BE VOTED, PURSUANT TO SUCH DISCRETIONARY AUTHORITY, FOR A PROPOSAL TO ADJOURN THE ANNUAL MEETING IN ORDER TO PERMIT FURTHER SOLICITATION WITH RESPECT TO SUCH PROPOSAL.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSALS 1 AND 2 AND FOR ALL NOMINEES LISTED IN PROPOSAL 3.

1. Proposal to approve the Share Exchange Agreement and the Split-Off Transactions, as described in the accompanying Proxy Statement.
                      [_] FOR    [_] AGAINST    [_] ABSTAIN

2. Proposal to approve an amendment to the Company's Certificate of Incorporation to change the name of the Company from Cole Taylor Financial Group, Inc. to Reliance Acceptance Group, Inc., to take effect upon consummation of the Split-Off Transactions.
                      [_] FOR    [_] AGAINST    [_] ABSTAIN

 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

              CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE
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3. Election of Class II Directors (terms to expire in 1999).
             [_] FOR all nominees listed below (except as marked to the contrary below)
             [_] WITHHOLD AUTHORITY to vote for all
                 nominees listed below
  (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW)
          Bruce W. Taylor   William S. Race   Howard B. Silverman
                     Ross J. Mangano   Richard W. Tinberg

4. Each of the persons named as proxies herein is authorized, in such person's discretion, to vote upon such other matters as may properly come before the Annual Meeting; provided, however, that, if this Proxy directs a vote against a Proposal, it may not be voted, pursuant to such discretionary authority, for a proposal to adjourn the Annual Meeting in order to permit further solicitation with respect to such Proposal.

                                           [_] MARK HERE FOR ADDRESS CHANGE
                                               AND NOTE AT LEFT

                                           This Proxy must be signed exactly
                                           as your name appears hereon. When
                                           shares are held by joint tenants,
                                           both should sign. Attorneys,
                                           executors, administrators, trustees
                                           and guardians should indicate their
                                           capacities. If the signer is a
                                           corporation, please print full
                                           corporate name and indicate
                                           capacity of duly authorized officer
                                           executing on behalf of the
                                           corporation. If the signer is a
                                           partnership or limited liability
                                           company, please print full
                                           partnership or limited liability
                                           company name and indicate capacity
                                           of duly authorized person executing
                                           on behalf of the partnership or
                                           limited liability company.

                                           Date ________________________ , 1996

                                           ------------------------------------
                                                       Signature(s)
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